Exhibit 10.1

CDN $150,000,000 SECOND AMENDED

CREDIT AGREEMENT AMONG

KINGSWAY FINANCIAL SERVICES INC.

AND KINGSWAY U.S. FINANCE PARTNERSHIP

As Borrowers

AND

KINGSWAY AMERICA INC.

As a Guarantor

AND

The Lenders named herein as Lenders

AND

CANADIAN IMPERIAL BANK OF COMMERCE

As Administrative Agent, Co-Lead Arranger and Bookrunner

AND

LASALLE BANK NATIONAL ASSOCIATION

As Syndication Agent and Co-Lead Arranger

AND

THE BANK OF NOVA SCOTIA

As Documentation Agent

GOWLING LAFLEUR HENDERSON LLP

i

ii

SECTION 11.13	DETERMINATIONS BY AGENTS	70
SECTION 11.14	RELIANCE UPON AGENTS	70
SECTION 11.15	PAYMENT PROTECTION	70
SECTION 11.16	REMITTANCE OF PAYMENTS	70
SECTION 11.17	PROMPT NOTICE TO THE LENDERS	71
SECTION 11.18	COUNTERPARTS	71

iii

SECOND AMENDED CREDIT AGREEMENT

This second amended credit agreement dated as of the 5th day of March, 2004

AMONG:

KINGSWAY FINANCIAL SERVICES INC., an Ontario corporation (the “Canadian Borrower”), and KINGSWAY U.S. FINANCE PARTNERSHIP, a Delaware partnership (the “U.S. Borrower”),

(collectively referred to herein as the “Borrowers” and each individually as a “Borrower”)

- and -

KINGSWAY AMERICA INC., a Delaware corporation (“Kingsway America”)

CANADIAN IMPERIAL BANK OF COMMERCE, LASALLE BUSINESS CREDIT, a division of ABN AMRO BANK N.V., CANADA BRANCH, LASALLE BANK NATIONAL ASSOCIATION, CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK AGENCY, THE BANK OF NOVA SCOTIA and THE BANK OF NOVA SCOTIA, ATLANTA AGENCY

(collectively referred to herein as the “Lenders” and each individually as a “Lender”)

- and -

CANADIAN IMPERIAL BANK OF COMMERCE, as administrative agent, co-lead arranger and bookrunner (the “Administrative Agent”)

- and -

LASALLE BANK NATIONAL ASSOCIATION, as syndication agent and co-lead arranger

(the “Syndication Agent”)

- and -

THE BANK OF NOVA SCOTIA, as documentation agent

(the “Documentation Agent”)

WHEREAS the Borrowers, certain of the Lenders, the Administrative Agent and the Syndication Agent are parties to an amended credit agreement dated as of the 27th day of May 2003, as amended, revised and supplemented (the “Prior Credit Agreement”) and wish to amend and restate the Prior Credit Agreement in its entirety as set forth herein;

AND WHEREAS the Borrowers wish, among other things, to repay loans advanced pursuant to and cancel the 1999 Facility and extend the maturity dates in respect of currently existing credit facilities;

AND WHEREAS effective on the Closing Date: (i) the Prior Credit Agreement is to be amended and restated pursuant to this Agreement; (ii) Commitments, under and as defined in the Prior Credit Agreement, shall continue as Commitments under this Agreement, as adjusted in accordance with this Agreement; and (iii) all Outstanding Obligations, under and as defined in the Prior Credit Agreement, shall continue as Outstanding Obligations under this Agreement and the other Loan Documents, as adjusted in accordance with this Agreement.

NOW THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties agree as follows:

ARTICLE ONE

INTERPRETATION

Section 1.01 Definitions.

For the purposes of this Agreement and where the context does not otherwise require, the following terms shall have the following meanings:

(1)	“1999 Facility” means the credit agreement, dated February 23, 1999, as amended, replaced, extended, renewed, restated, revised, supplemented or otherwise modified, with respect to U.S. $100,000,000 credit facilities, among the Borrowers and Canadian Imperial Bank of Commerce, The Bank of Nova Scotia, LaSalle Bank National Association and First Union National Bank, as Lenders, and The Bank of Nova Scotia and Canadian Imperial Bank of Commerce, as Co-Syndication Agent and Documentation Agent, and LaSalle Bank National Association, as Administrative Agent and Co-Syndication Agent, and Canadian Imperial Bank of Commerce, New York Agency.

(2)	“Additional Compensation” has the meaning given that term in Section 5.06.

(3)	“Affiliate” of a Person means any other Person which, directly or indirectly, controls or is controlled by or is under common control with the first Person (excluding any trustee under, or any committee with responsibility for administering, any Plan), and for purposes of this definition, “controls” (including with correlative meanings the terms “controlled by” and “under common control with”) means the direct or indirect possession by a Person of:

(a)	power to vote 10% or more of the securities (on a fully diluted basis) or other equity or membership interests of another Person having ordinary voting power for the election of directors or managing general partners or members;

(b)	power to direct or cause the direction of the management and policies of another Person whether by contract or otherwise; or

(c)	beneficial ownership of 10% or more of any class of voting stock of another Person or 10% or more of all outstanding equity interests or other interests of such other Person.

(4)	“Agents” means, collectively, the Administrative Agent, the Syndication Agent and the Documentation Agent and “Agent” means any one of them.

(5)	“Agreement” means this agreement and the schedules hereto as may be amended, replaced, extended, renewed, restated, revised, supplemented or otherwise modified in whole or in part at any time and from time to time.

(6)	“Alternate Base Rate” means for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of:

(a)	the U.S. Prime Rate in effect on such day; and

(b)	the Federal Funds Effective Rate in effect on such day plus 3/4 of 1% per annum.

For purposes of this definition:

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average quotations, for the day, of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“U.S. Prime Rate” means the rate of interest per annum publicly announced from time to time by CIBC as its prime rate in effect at its principal office in New York City. The U.S. Prime Rate is not intended to be the lowest rate of interest charged by CIBC in connection with extensions of credit to debtors.

(7)	“Alternate Base Rate Loans” means loans in U.S. Dollars made by a U.S. Lender to the U.S. Borrower on which the interest rate is calculated with reference to the Alternate Base Rate.

(8)	“Applicable Law” means, at any time, with respect to any Person, property, transaction or event, all present and future applicable laws, statutes, regulations, treaties, judgments and decrees and (whether or not having the force of law) all applicable official directives, rules, consents, approvals, by-laws, permits, authorizations, guidelines, orders and policies of any governmental or regulatory body or Persons having authority over any of the parties hereto including, without limitation, applicable regulatory financial ratio guidelines.

(9)	“BA Equivalent Loan” has the meaning set forth in Section 3.03(7) hereof.

(10)	“Bankers’ Acceptance” means a bill of exchange or draft which is drawn by the Canadian Borrower and:

(a)	is issued initially in an amount of not less than Cdn $1,000,000 and in whole multiples of Cdn $100,000 thereafter;

(b)	is for a term of approximately one month, two months, three months or six months as stipulated by the Canadian Borrower;

(c)	matures on a Business Day not later than the Maturity Date; and

(d)	is payable only in Canada.

(11)	“Borrowers” means, collectively, the Canadian Borrower and the U.S. Borrower, and “Borrower” means either one of them.

(12)	“Borrowing” means a use of the Credit Facilities by way of, in the case of the Canadian Borrower, a Prime Rate Loan, a U.S. Base Rate Loan, a LIBOR Loan, a Bankers’ Acceptance or

a BA Equivalent Loan, and in the case of the U.S. Borrower, an Alternate Base Rate Loan or a LIBOR Loan.

(13)	“Borrowing Date” means a Business Day on which a Borrowing is made.

(14)	“Branch of Account” means: (i) in respect of the Canadian Borrower and the Canadian Lenders, the main branch of CIBC located at Commerce Court West, Toronto, Ontario, M5L 1A2, or such other place as designated by the Administrative Agent from time to time; and (ii) in respect of the U.S. Borrower and the U.S. Lenders, means such place as designated by the Administrative Agent from time to time.

(15)	“Business Day” means: (i) when used otherwise than in connection with the funding or repayment of an Alternate Base Rate Loan or a LIBOR Loan, a day of the year (other than Saturdays or Sundays) on which the Branch of Account for the Canadian Borrower is open to the public for the transaction of banking business in the ordinary course; and (ii) when used in connection with the funding or repayment of: (A) an Alternate Base Rate Loan, a day of the year (other than Saturdays or Sundays) on which the Branch of Account for each of the Canadian Borrower and the U.S. Borrower is open to the public for the transaction of banking business in the ordinary course, and (B) a LIBOR Loan, a day of the year (other than Saturdays or Sundays) on which the Branch of Account for each of the Canadian Borrower and the U.S. Borrower is, and banks in London, England are, open to the public for the transaction of banking business in the ordinary course.

(16)	“Canadian Borrower” means Kingsway Financial Services Inc., an Ontario corporation, and its successors and permitted assigns.

(17)	“Canadian Commitment” means the commitment of each Canadian Lender to permit Borrowings by the Canadian Borrower under the Canadian Facility in the aggregate amount of Canadian Dollars or the Equivalent Amount in U.S. Dollars set forth opposite such Canadian Lender’s name on Schedule “A”, as such commitment may be reduced from time to time and as such Schedule “A” may be amended or deemed to be amended from time to time in accordance with the provisions of this Agreement.

(18)	“Canadian Dollars” and “Cdn $” each means lawful money of Canada.

(19)	“Canadian Facility” means the credit facility made available by the Canadian Lenders to the Canadian Borrower under Section 2.01(1).

(20)	“Canadian Lenders” means, on the Closing Date, CIBC, LaSalle Business Credit, a division of ABN AMRO N.V., Canada Branch and The Bank of Nova Scotia, and thereafter means all financial institutions then participating in the Canadian Facility.

(21)	“Canadian Property and Casualty Industry Average Combined Ratio” means such ratio as established on a quarterly and annual basis by the Insurance Bureau of Canada.

(22)	“Canadian Rateable Portion” means, in respect of a Canadian Lender, the quotient obtained by dividing that Canadian Lender’s Canadian Commitment by the Total Canadian Commitment as set forth on Schedule “A”, as such Canadian Commitment or Total Canadian Commitment may be reduced from time to time and as such Schedule “A” may be amended or deemed to be amended from time to time in accordance with the provisions of this Agreement.

(23)	“Capital Expenditures” means expenditures for the purchase, lease or acquisition of assets required to be capitalized in accordance with GAAP including, without limiting the generality of the foregoing, fixed assets and real property.

(24)	“Capital Lease” means any lease of any property (whether real, personal or mixed) by any Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of such Person or otherwise be disclosed as such in a note to such balance sheet.

(25)	“Capital Surplus Ratio” means the aggregate of Net Written Premiums as a percentage of Statutory Capital and Surplus.

(26)	“Capitalized Lease Obligations” means monetary obligations under agreements for the lease or rental of real or personal property that in accordance with GAAP are required to be classified and accounted for as Capital Leases, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

(27)	“CDOR Rate” means on any date, in respect of any Bankers’ Acceptance, the per annum rate of interest which is the rate based on the average of the discount rates applicable to Canadian Dollar bankers’ acceptances, for a term equivalent to the term of the relevant Bankers’ Acceptances, appearing on the “Reuters Screen CDOR Page” (as defined in the International Swap Dealers Association, Inc. definitions as modified and amended from time to time) for acceptances of Schedule I banks under the Bank Act (Canada) as of 10:00 a.m. Toronto time on such date, or if such date is not a Business Day, then on the immediately preceding Business Day; provided, however, that if no such average rate appears on the Reuters Screen CDOR Page as contemplated, the CDOR Rate on any date shall be calculated as the arithmetic mean of the rates for the term referred to above applicable to Canadian Dollar bankers’ acceptances quoted by CIBC as at 10:00 a.m. Toronto time, on such date, or if such date is not a Business Day, than on the immediately preceding Business Day.

(28)	“Change of Voting Control” means any Person or group of Persons acting in concert that, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, becomes the “beneficial owner” (within the meaning of such term under Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of a Borrower, Kingsway America or any of their Subsidiaries representing 20% or more of the combined voting power of the then outstanding securities of a Borrower, Kingsway America or any of their Subsidiaries ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors.

(29)	“CIBC” means Canadian Imperial Bank of Commerce, a Canadian chartered bank, and its successors and assigns.

(30)	“Claims Incurred” means the aggregate of all claims paid during an accounting period adjusted by the change in claims reserved for that accounting period together with: (i) the related loss adjustment expense, and (ii) expenses of claims handling customarily recognized by the Canadian Borrower in its calculation of Claims Ratio in its quarterly reporting.

(31)	“Claims Ratio” or “Loss Ratio” means Claims Incurred, net of reinsurance, expressed as a percentage of Net Earned Premiums.

(32)	“Closing Date” means March 5, 2004.

(33)	“COBRA” means continuation coverage described in Part 6 of Title 1 of ERISA.

(34)	“Code” means the U.S. Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

(35)	“Combined Ratio” means the sum of the Claims Ratio plus the Expense Ratio.

(36)	“Commitment” means the aggregate commitment of each Lender to permit Borrowings by the Borrowers under the Credit Facilities in the aggregate amount of Canadian Dollars or the Equivalent Amount in U.S. Dollars set forth opposite such Lender’s name on Schedule “A”, as such aggregate commitment may be reduced from time to time and as such Schedule “A” may be amended or deemed to be amended from time to time in accordance with this Agreement.

(37)	“Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with a Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes a Borrower and which is treated as a single employer under Section 414 of the Code.

(38)	“Consolidated” means consolidated in accordance with GAAP.

(39)	“Contract Period” means the term of a Bankers’ Acceptance.

(40)	“Contractual Currency” has the meaning set out in Section 10.20.

(41)	“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with a Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code.

(42)	“Conversion” means the conversion of one manner of Borrowing permitted hereunder into another manner of Borrowing permitted hereunder.

(43)	“Conversion Date” means the date upon which a Conversion is effected.

(44)	“Credit Facilities” means, collectively, the Canadian Facility and the U.S. Facility.

(45)	“Default” means any of the events described in Section 9.01 regardless of whether any requirement in connection with such event for the giving of notice, the lapse of time, or the happening of any further condition, event or act has been satisfied or met.

(46)	“Discount Proceeds” means in respect of any Bankers’ Acceptance an amount which is calculated by: (i) dividing the face amount thereof by the sum of one plus the product of the: (a) Discount Rate expressed in a decimal fraction, multiplied by (b) a fraction, the numerator of which is the Contract Period of such Bankers’ Acceptance and the denominator of which is 365; and (ii) deducting from the result obtained the Stamping Fee for such Bankers’ Acceptance.

(47)	“Discount Rate” means:

(a)	on any date in respect of a Bankers’ Acceptance to be accepted by: (i) a Canadian Lender that is listed in Schedule I to the Bank Act (Canada), the CDOR Rate at approximately 10:00 a.m. (Toronto time) on such Borrowing Date for Bankers’ Acceptances having a comparable maturity date as the maturity date of such Bankers’ Acceptance; and (ii) for a Canadian Lender that is not listed in Schedule I to the Bank Act, the rate determined by the Administrative Agent to be the lesser of: (A) the CDOR Rate plus 0.10%, and (B) the discount rate (expressed as a percentage calculated on the basis of a year of 365 days) quoted by such Canadian Lender at 10:00 a.m. (Toronto time) on such date as the discount rate at which it would, in the normal course of its business, purchase on such date bankers’ acceptances having an aggregate face amount equal to, and with a term to maturity the same as, the Bankers’ Acceptance to be accepted by such Canadian Lender on such date; and

(b)	on any date in respect of a BA Equivalent Loan to be advanced by a Canadian Lender, the CDOR Rate at approximately 10:00 a.m. (Toronto time) on such Borrowing Date for Bankers’ Acceptances having a comparable maturity date as the maturity date of the BA Equivalent Loan to be advanced on such date, plus 0.10%.

(48)	“EBITDA” means, during any period, Net Income for such period adding back amounts deducted in such period for Interest Expense, income taxes (whether paid or deferred), depreciation, amortization, and extraordinary losses (or deducting amounts included for extraordinary gains during such period) all of which shall be determined in respect of the Canadian Borrower on a Consolidated basis in accordance with GAAP.

(49)	“Equivalent Amount” means, on any date, the equivalent amount in Canadian Dollars of an amount in U.S. Dollars, or the equivalent amount in U.S. Dollars of an amount in Canadian Dollars, as applicable, after giving effect to a conversion of such currencies at the noon rate as published by the Bank of Canada on any given day as quoted for wholesale transactions by the Administrative Agent.

(50)	“ERISA” means the Employee Retirement Income Security Act of 1974 of the United States of America, as amended from time to time together with the regulations thereunder having the force of law, in each case as in effect from time to time. References to Sections of ERISA also refer to any successor Section.

(51)	“Event of Default” means any of the events specified in Section 9.01, provided that any requirement in connection with such event for the giving of notice, the lapse of time or the happening of any further condition, event or act has been satisfied or met.

(52)	“Expense Ratio” means the commission expense, premium tax expense and all general and administrative expenses (other than amounts included in general and administrative expenses on account of the amortization and/or impairment expense of goodwill) incurred by the Borrowers during an accounting period calculated on a Consolidated basis in accordance with GAAP and expressed as a percentage of Net Earned Premiums.

(53)	“Financial Year” means, with respect to any Person, the 12 month period ending on the fiscal-year end of such Person in each year.

(54)	“F.R.S. Board” means the Board of Governors of the U.S. Federal Reserve System or any successor thereto.

(55)	“Funded Debt” means the aggregate Indebtedness for borrowed money of the Canadian Borrower on a Consolidated basis including, without limitation: (i) Capitalized Lease Obligations, (ii) Purchase Money Obligations, (iii) contingent liabilities under outstanding letters of credit and guarantees (excluding undrawn letters of credit and guarantees the beneficiary of which is a Borrower, Kingsway America, any Subsidiary of a Borrower, or the beneficiaries described in Section 8.03(5)), and (iv) all principal, interest and fees incurred in respect of such Indebtedness; and, for greater certainty, for the purposes of calculating the ratio of Funded Debt to Total Capitalization pursuant to sub-section 8.02(1), “Funded Debt” shall exclude the gross proceeds of the offerings of the Trust Pool Debentures, Second Round Trust Pool Debentures, Third Round Trust Pool Debentures and Fourth Round Trust Pool Debentures (each as defined in Section 1.01(92) below).

(56)	“GAAP” means generally accepted accounting principles which are in effect in Canada from time to time applied in a consistent manner from period to period.

(57)	“Governmental Authority” means any nation or government, any province, state, municipality, local or other political subdivision thereof and any agency, instrumentality or other entity thereof exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

(58)	“Guarantee” means, with respect to a Person, any absolute or contingent liability of that Person under any guarantee, agreement, endorsement (other than for collection or deposit in the ordinary course of business), discount with recourse or other obligation to pay, purchase, repurchase or otherwise be or become liable or obligated upon or in respect of any Indebtedness of any other Person and including any absolute or contingent obligations to:

(a)	advance or supply funds for the payment or purchase of any Indebtedness of any other Person,

(b)	purchase, sell or lease (as lessee or lessor) any property, assets, goods, services, materials or supplies primarily for the purpose of enabling any other Person to make payment of Indebtedness or to assure the holder thereof against loss, or

(c)	indemnify or hold harmless any other Person from or against any losses, liabilities or damages, in circumstances intended to enable such other Person to incur or pay any Indebtedness or to comply with any agreement relating thereto or otherwise to assure or protect creditors against loss in respect of such Indebtedness, but shall not include any contract of reinsurance entered into by any Subsidiary of such Person with any other Subsidiary of such Person.

Each Guarantee shall be deemed to be in an amount equal to the amount of the Indebtedness in respect of which the Guarantee is given, unless the Guarantee is limited to a determinable amount in which case the amount of the Guarantee shall be deemed to be the lesser of the amount of the Indebtedness in respect of which the Guarantee is given and such determinable amount.

(59)	“Guaranteed Pension Plan” means any pension plan maintained by a Borrower or Kingsway America, or to which a Borrower or Kingsway America contributes some or all of the benefits under which are guaranteed by PBGC.

(60)	“Indebtedness” of a Person means, without duplication,

(a)	all debts, liabilities and obligations, direct, indirect, liquidated, unliquidated, contingent and other, including principal, interest, charges and fees, which in accordance with GAAP would be classified upon such Person’s balance sheet as liabilities including, without limitation, liabilities under currency and interest rate hedging agreements and similar agreements, all Capitalized Lease Obligations, Purchase Money Obligations and all Guarantees of such debts, liabilities and obligations; and

(b)	all obligations secured by any Security Interest, including principal, interest, charges and fees, existing on property owned or acquired by the Person subject to such Security Interest whether or not the Person has assumed or otherwise become liable for the payment of such obligations.

(61)	“Insurance Regulatory Authority” means, with respect to any Insurance Subsidiary, the insurance department or similar governmental authority charged with regulating insurance companies or insurance holding companies, in its jurisdiction of domicile and, to the extent that it has regulatory authority over such Insurance Subsidiary, in each other jurisdiction in which such Insurance Subsidiary conducts business or is licensed to conduct business.

(62)	“Insurance Subsidiary” means any Subsidiary of a Borrower the ability of which to pay dividends is regulated by an Insurance Regulatory Authority or that is otherwise required to be regulated thereby in accordance with the Applicable Law of its jurisdiction of domicile.

(63)	“Intellectual Property” means all intellectual and industrial property, including all patents, industrial designs, copyrights, trademarks, trade names, trade secrets, computer software and options and rights to use any of the foregoing and, when the context permits, all registrations and applications that have been made or shall be made or filed in any office in any jurisdiction in respect of the foregoing, and all reissues, extensions and renewals thereof.

(64)	“Interest Coverage Ratio” means the ratio of EBITDA to Interest Expense.

(65)	“Interest Expense” means, during any period, the aggregate amount of interest expenses in respect of Indebtedness (other than intercompany indebtedness) including, without limitation, all but the principal component of expenses in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or accrued during such period, all of which shall be determined in respect of the Canadian Borrower on a Consolidated basis in accordance with GAAP. For the purposes of this definition, interest expense on Capitalized Lease Obligations shall be calculated at the interest rate specified in the relevant leases, or if no such rate is specified therein, an interest rate reasonably determined in accordance with GAAP.

(66)	“Interest Payment Date” means in respect of: (i) a Prime Rate Loan, U.S. Base Rate Loan and Alternate Base Rate Loan, the first Business Day of each month; and (ii) a LIBOR Loan, the last day of the applicable LIBOR Period; save in respect of a LIBOR Loan with a LIBOR Period which exceeds ninety (90) days, in which case “Interest Payment Date” means the first Business Day following the 90th day of such LIBOR Period and the last day of such LIBOR Period.

(67)	“Kingsway America” means Kingsway America Inc., a Delaware corporation, and its successors and permitted assigns.

(68)	“Kingsway America Guarantee” means the unlimited and unconditional amended guaranty issued by Kingsway America in favour of the Administrative Agent (on behalf of the Agents and the Lenders) in respect of the Outstanding Obligations dated as of March 5, 2004, as such guaranty may be amended, replaced, extended, renewed, restated, revised, supplemented or otherwise modified in whole or in part.

(69)	“Lenders” means, collectively, the Canadian Lenders and the U.S. Lenders, and “Lender” means any one of them.

(70)	“LIBO Rate” means, in respect of any LIBOR Loan:

(a)	the rate of interest per annum of the offered quotations for deposits in U.S. Dollars for a period equal or comparable to the LIBOR Period in respect of such LIBOR Loan in an amount comparable to the amount of such LIBOR Loan as such rate is reported on the display designated as “page 3750” or “page 3740”, as applicable (or any replacement pages) by “Telerate - The Financial Information Network” published by Telerate Systems, Inc. at or about 10:00 a.m. (London, England time) on the applicable Rate Fixing Day; or

(b)

if a rate cannot be determined under paragraph (a) above, the rate determined by the Administrative Agent to be the arithmetic average (rounded up if necessary, to the nearest 1/16 of 1%) of such rates as reported on the display page designated as the page (or any replacement page) for the offering of deposits in U.S. Dollars (for example, the LIBO page in the case of U.S. Dollars) by Reuters Money Market Service (or its successor) for a period equal to or comparable to the LIBOR Period in respect of such LIBOR Loan and in an amount comparable to the amount of such LIBOR Loan at or about 10:00 a.m. (London, England time) on the applicable Rate Fixing Day provided that at least two such rates are reported on such page; or

(c)	if a rate cannot be determined under either of paragraphs (a) or (b) above, the rate determined by the Administrative Agent for a particular LIBOR Period to be the arithmetic average of the rates per annum at which deposits in the currency in which the LIBOR Loan is requested in immediately available funds are offered to the Lenders in the London interbank market for a period equal to or comparable to the LIBOR Period in respect of such LIBOR Loan and in an amount comparable to the amount of such LIBOR Loan at or about 10:00 a.m. (London, England time) on the applicable Rate Fixing Day;

For the purposes of this definition, “Rate Fixing Day” means in respect of each LIBOR Period, the second Business Day before the first day of such LIBOR Period.

(71)	“LIBO Rate (Reserve Adjusted)” means, relative to any Borrowing in U.S. Dollars to be made, continued or maintained as, or converted into, a LIBOR Loan for any LIBOR Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula:

LIBO Rate (Reserve Adjusted) =	LIBO Rate

1.00 - LIBOR Reserve Percentage

The LIBO Rate (Reserve Adjusted) for any LIBOR Period will be determined by the Administrative Agent on the basis of the LIBOR Reserve Percentage in effect two Business Days before the first day of such LIBOR Period.

(72)	“LIBOR Loan” means a loan in U.S. Dollars made by a Lender to a Borrower on which the interest rate is calculated with reference to the LIBO Rate (Reserve Adjusted).

(73)	“LIBOR Margin” means the applicable percentage as set out in Schedule “E”. For greater certainty, the LIBOR Margin varies based upon the senior unsecured debt rating of the Canadian Borrower at the time of determination as set out in Schedule “E”.

(74)	“LIBOR Period” means the period for computing interest from time to time on a LIBOR Loan as stated herein.

(75)	“LIBOR Reserve Percentage” means, relative to any LIBOR Period, the reserve percentage, if any (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of and including “Eurocurrency Liabilities”, as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such LIBOR Period.

(76)	“Lines of Business” means the lines of business comprising property and casualty insurance, property and casualty reinsurance, surety, premium financing, claims adjusting, insurance agency, and any ancillary business in which Kingsway America and its Subsidiaries are engaged as of the date hereof and any other business substantially similar to such lines of business.

(77)	“Loan Documents” means, collectively, this Agreement, the Kingsway America Guarantee, the Acknowledgement of Senior Indebtedness dated December 4, 2002 from Kingsway Connecticut Statutory Trust I, Kingsway America and the Canadian Borrower, and any other document, agreement, instrument or certificate in connection herewith or therewith, including, without limitation, any currency or interest rate hedging agreements or any agreements of similar effect.

(78)	“Majority of the Lenders” means Lenders with Commitments hereunder of not less than 66.67% of the Total Commitment, provided that the “Majority of the Lenders” means 100% of the Lenders for the purpose of voting in respect of any of the following matters:

(a)	any increase in the Total Commitment or any Commitment or the amount of Borrowings permitted to be outstanding hereunder;

(b)	any decrease in any interest or other rate payable hereunder or in any fee payable hereunder;

(c)	any reduction or forgiveness of principal of, or interest on, any Borrowing;

(d)	any amendment to this definition or to Section 10.13;

(e)	the release of the Kingsway America Guarantee;

(f)	any change to the types of Borrowing other than as contemplated hereunder;

(g)	any postponement of any Interest Payment Date;

(h)	any waiver of any Event of Default under Sections 9.01(8), (11), (12) or (14);

(i)	any amendment to this Agreement providing for permanent prepayment or repayment of all or any portion of the Credit Facilities; or

(j)	any amendment to Section 4.01 of this Agreement.

(79)	“Material Adverse Effect” means a material adverse effect on: (i) the business, assets, prospects or financial or other condition of a Borrower or Kingsway America, (ii) the Borrowers’ ability to pay or perform the Outstanding Obligations in whole or in part in accordance with the terms hereof, (iii) the rights and remedies of an Agent or a Lender under the Loan Documents, or (iv) the business, assets or financial or other condition of a Subsidiary of a Borrower or Kingsway America which results in a material adverse effect on a Borrower or Kingsway America.

(80)	“Material Subsidiary” means all those Subsidiaries marked as a Material Subsidiary on Schedule “B” and any other Subsidiary of either of the Borrowers or Kingsway America which beneficially own assets of more than U.S. $5,000,000 in the aggregate.

(81)	“Maturity Date” means March 4, 2005.

(82)	“Multiemployer Plan” means a Plan which is a multiemployer plan as described in Section 4001(a)(3) of ERISA.

(83)	“Net Earned Premiums” means with respect to any Insurance Subsidiary at any time, the Net Written Premiums written by such Insurance Subsidiary relating to that portion of the term of its insurance policies which fall within a given period as shown in the case of an Insurance Subsidiary domiciled in the United States, Part 1, line 34, column 4 (as at the Closing Date) of the Annual Statement in respect of such Insurance Subsidiary or on the equivalent line (as at the Closing Date) of the Annual Statement in respect of Insurance Subsidiaries not domiciled in the United States, or the amount determined in a consistent manner for any date other than a date as of which an Annual Statement of such Insurance Subsidiary is prepared.

(84)	“Net Income” means earnings of the Borrowers after deducting all expenses and taxes in accordance with GAAP, calculated on a Consolidated basis.

(85)	“Net Written Premiums” means, with respect to any Insurance Subsidiary at any time, the amount of premiums written (after deducting or adding premiums on business ceded to or assumed from others) as shown in the case of an Insurance Subsidiary domiciled in the United States on line 34, page 8, Part 1B, column 6 (as at the Closing Date) of the Annual Statement in respect of such Insurance Subsidiary or on the equivalent line of the Annual Statement (as at the Closing Date) in respect of Insurance Subsidiaries not domiciled in the United States, or the amount determined in a consistent manner for any date other than a date as of which an Annual Statement of such Insurance Subsidiary is prepared.

(86)	“Outstanding Borrowings” means the aggregate principal amount of all outstanding Borrowings advanced under the Credit Facilities.

(87)	“Outstanding Obligations” means without duplication the aggregate of: (i) Outstanding Borrowings, (ii) all unpaid interest and fees in respect of Outstanding Borrowings as herein provided, (iii) all other indebtedness, liabilities and obligations (including without limitation under any indemnities) herein and under the Loan Documents, and (iv) all other fees, charges and expenses required to be paid by a Borrower to the Agents or the Lenders or any of them, hereunder or under any of the Loan Documents.

(88)	“Participants” has the meaning set out in Section 10.18.

(89)	“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

(90)	“Permitted Acquisition” means:

(a)	any acquisition by any of the Borrowers, Kingsway America or any of their Subsidiaries with respect to which all of the following conditions are satisfied:

(i)	each business acquired shall be within the Lines of Business in all material respects,

(ii)	any capital stock given as consideration in connection therewith shall be the capital stock of the Canadian Borrower,

(iii)	in the case of an acquisition involving the acquisition of control of capital stock of any Person immediately after giving effect to such acquisition, the Person who shall have acquired such control (or the surviving Person if the acquisition is effected through a merger or consolidation) shall be the Canadian Borrower or a wholly-owned subsidiary of the Canadian Borrower, and

(iv)	all of the conditions and requirements of Section 8.03(6) applicable to such acquisition are satisfied; or

(b)	any other acquisition to which the Majority of the Lenders (or the Administrative Agent on their behalf) shall have given their prior written consent (which consent may be in their sole discretion and may be given subject to such additional terms and conditions as the Majority of the Lenders shall establish) and with respect to which all of the conditions and requirements set forth in this definition and in Section 8.03(6), and in or pursuant to any such consent, have been satisfied or waived in writing by the Majority of the Lenders (or the Agent on their behalf).

(91)	“Permitted Encumbrances” means:

(a)	inchoate or statutory liens or trust claims for taxes, assessments and other governmental charges or levies which are not delinquent or the validity of which are currently being contested in good faith by appropriate proceedings provided that there shall have been set aside a reserve to the extent required by GAAP in an amount which is reasonably adequate with respect thereto;

(b)	Security Interests securing Purchase Money Obligations or Capitalized Lease Obligations provided any such Security Interest charges only the asset which is the subject of the Purchase Money Obligation or Capitalized Lease Obligation, as the case may be, and no other asset;

(c)	Security Interests securing the indebtedness described in Section 1.01(92)(e);

(d)	Security Interests described in Schedule “C”;

(e)	a first mortgage issued by Hamilton Investments, Inc. and Auto Body Tech Inc. in favour of Republic National Bank of Miami (or such other parties as may refinance the Indebtedness described in Section 1.01(92)(h)) supporting the Indebtedness described in Section 1.01(92)(h) and charging the premises municipally known as 8686 Northwest 68th Street, Miami, Florida, 33166;

(f)	Security Interests securing the Indebtedness described in Section 1.01(92)(i);

(g)	Security Interests securing the indebtedness under the letters of credit described in Section 1.01(92)(j); and

(h)	a first mortgage in favour of Lincoln General Insurance Company, American Service Insurance Company, American Country Insurance Company and Universal Casualty Company supporting the Indebtedness described in Section 1.01(92)(p) (or such other parties as may refinance the Indebtedness described in Section 1.01(92)(p)) charging the premises municipally known as 150 Northwest Point, Elk Grove Village, Illinois, US, 60007.

(92)	“Permitted Indebtedness” means the following Indebtedness:

(a)	the Outstanding Obligations;

(b)	current accounts payable of the Borrowers, Kingsway America and their Subsidiaries arising in the ordinary course of business from the purchase of goods and services;

(c)	Capitalized Lease Obligations and Purchase Money Obligations of the Borrowers, Kingsway America and their Subsidiaries (including, without limitation, Indebtedness to non-vendor third parties incurred to finance the acquisition of new assets);

(d)	Indebtedness of the Borrowers, Kingsway America and their Subsidiaries in respect of which a Majority of the Lenders have given their prior written consent as to existence and ranking;

(e)	any other Indebtedness of the Borrowers, Kingsway America and their Subsidiaries not exceeding U.S. $25,000,000 in the aggregate (or such greater amount with the consent of a Majority of the Lenders) for borrowed money not otherwise permitted hereunder which is incurred by any Subsidiary of the Canadian Borrower that is a premium finance company;

(f)	intercompany Indebtedness among the Borrowers, Kingsway America and any of their Subsidiaries, provided that: (A) such Indebtedness is unsecured and subordinated in right of collection and payment to the Outstanding Obligations pursuant to subordination agreements in form and substance satisfactory to the Agents and the Lenders; (B) Subsidiaries of the Canadian Borrower domiciled in the United States of America are permitted to make intercompany advances only to: (x) the Canadian Borrower or (y) Subsidiaries of the Canadian Borrower domiciled outside of the United States of America and Canada only to the extent that all such advances to Subsidiaries of the Canadian Borrower domiciled outside of the United States of America and Canada do not exceed U.S. $5,000,000 in the aggregate;

(g)	Indebtedness of the Borrowers under currency and interest rate hedging agreements entered into in the normal course of business;

(h)	Indebtedness arising from a mortgage note in the principal amount of U.S. $615,691 as at December 31, 2003 of Hamilton Investments, Inc. and Auto Body Tech Inc. to Republic National Bank of Miami dated July 28, 1997 bearing interest at 10% until August 2, 2007 and then adjusting to 1.5% over the prime rate in effect as of such date and fixed at such rate until maturity on August 2, 2017, and supported by the first mortgage described in Section 1.01(91)(e);

(i)	Indebtedness under the syndicated letter of credit facility established by Royal Bank of Canada Europe Limited as facility agent in favour of Kingsway Reinsurance Corporation not exceeding U.S. $350,000,000 in respect of letters of credit to be issued on the application of Kingsway Reinsurance Corporation for the benefit of certain Subsidiaries of the Canadian Borrower, State National Specialty Insurance Company, State and County Mutual Insurance Company or General Reinsurance Corporation;

(j)	Indebtedness under letters of credit issued in favour of Mutual Service Insurance or Fairfield Insurance Company on the application of American Country Insurance Company in the ordinary course of business in the aggregate amount not to exceed U.S. $2,299,000;

(k)	Indebtedness (the “Debenture Indebtedness”) of the Canadian Borrower in an aggregate principal amount not exceeding Cdn $78,000,000 comprised of 8.25% debentures maturing December 31, 2007 (the “Debenture Offering”) and issued pursuant to a trust indenture dated December 6, 2002 between the Canadian Borrower and Computershare Trust Company of Canada, as indenture trustee;

(l)	Indebtedness of Kingsway America consisting of the issuance (“U.S. Unsecured Note Offering”) of US$100,000,000 of 7.50% unsecured senior notes due February 1, 2014 (“U.S. Unsecured Notes”) pursuant to an Indenture dated as of January 28, 2004 among Kingsway America, as issuer, the Canadian Borrower, as guarantor, and BNY Midwest Trust Company, as trustee, together with Indebtedness of the Canadian Borrower pursuant to an unsecured Guarantee of the Canadian Borrower in support of such U.S. Unsecured Notes, provided such Indebtedness of Kingsway America and the Canadian Borrower rank subordinate to or pari passu with, but not senior in any respect to, any of the Outstanding Obligations;

(m)	Indebtedness of the Canadian Borrower and Kingsway America in connection with preferred securities issued by Kingsway Connecticut Statutory Trust I on December 4, 2002 to a pooling vehicle (all such securities being collectively referred to herein as the “Trust Pool Securities”) provided that:

(i)	there is no cash redemption of the Trust Pool Securities without the prior written consent of the Majority of the Lenders,

(ii)	a Default or Event of Default under this Agreement is not a default or event of default in respect of such Indebtedness and acceleration of the Outstanding Obligations does not result in an acceleration of the obligations under the debentures or the Guarantees issued in connection with the Trust Pool Securities (collectively, the “Trust Pool Debentures”);

(iii)	no cash dividends may be paid on the Trust Pool Securities so long as a Default or Event of Default under the Credit Agreement has occurred and is continuing;

(iv)	Kingsway Connecticut Statutory Trust I shall not incur any debts, liabilities or obligations other than the reasonable fees and expenses of the trustees under the Trust Pool Debentures (acting solely in their capacity as trustee and not in their individual capacity) and the principal, premium (if any) and interest in respect of the Trust Pool Securities; and

(v)	the aggregate Indebtedness in respect of the Trust Pool Securities does not exceed U.S. $15,464,000 (of which U.S. $464,000 represents Indebtedness owing from Kingsway Connecticut Statutory Trust I to Kingsway America);

(n)	Indebtedness of the Canadian Borrower and Kingsway America in connection with the issuance of preferred securities by Kingsway Delaware Statutory Trust III on May 22, 2003 to a pooling vehicle (all such securities being collectively referred to herein as the “Second Round Trust Pool Securities”) provided that:

(i)	there is no cash redemption of the Second Round Trust Pool Securities without the prior written consent of the Majority of the Lenders,

(ii)	a Default or Event of Default under this Agreement is not a default or event of default in respect of such Indebtedness and acceleration of the Outstanding Obligations does not result in an acceleration of the obligations under the debentures or the Guarantees issued in connection with the Second Round Trust Pool Securities (collectively, the “Second Round Trust Pool Debentures”);

(iii)	no cash dividends may be paid on the Second Round Trust Pool Securities so long as a Default or Event of Default under the Credit Agreement has occurred and is continuing;

(iv)	Kingsway Delaware Statutory Trust III shall not incur any debts, liabilities or obligations other than the reasonable fees and expenses of the trustees under the Second Round Trust Pool Debentures (acting solely in their capacity as trustee and not in their individual capacity) and the principal, premium (if any) and interest in respect of the Second Round Trust Pool Securities; and

(v)	the aggregate Indebtedness in respect of the Second Round Trust Pool Debentures does not exceed U.S. $15,464,000 (of which U.S. $464,000 represents Indebtedness owing from Kingsway Delaware Statutory Trust III to Kingsway America);

(o)	Indebtedness of the Canadian Borrower and Kingsway America in connection with the issuance on May 15, 2003 of preferred securities by Kingsway Connecticut Statutory Trust II to a pooling vehicle (all such securities being collectively referred to herein as the “Third Round Trust Pool Securities”) provided that:

(i)	there is no cash redemption of the Third Round Trust Pool Securities without the prior written consent of the Majority of the Lenders,

(ii)	a Default or Event of Default under this Agreement is not a default or event of default in respect of such Indebtedness and acceleration of the Outstanding Obligations does not result in an acceleration of the obligations under the debentures or the Guarantees issued in connection with the Third Round Trust Pool Securities (collectively, the “Third Round Trust Pool Debentures”);

(iii)	no cash dividends may be paid on the Third Round Trust Pool Securities so long as a Default or Event of Default under this Agreement has occurred and is continuing;

(iv)	Kingsway Connecticut Statutory Trust II shall not incur any debts, liabilities or obligations other than the reasonable fees and expenses of the trustees under the Third Round Trust Pool Debentures (acting solely in their capacity as trustee and not in their individual capacity) and the principal, premium (if any) and interest in respect of the Third Round Trust Pool Securities; and

(v)	the aggregate Indebtedness in respect of the Third Round Trust Pool Debentures does not exceed U.S. $18,042,000 (of which U.S. $542,000 represents Indebtedness owing from Kingsway Connecticut Statutory Trust II to Kingsway America);

(p)	Indebtedness in favour of Lincoln General Insurance Company, American Service Insurance Company, American Country Insurance Company and Universal Casualty Company, or such other parties as may refinance the Indebtedness (supported by the first mortgage described in Section 1.01(91)(h)), not to exceed U.S. $14,085,000 in aggregate; and

(q)	Indebtedness of the Canadian Borrower and Kingsway America in connection with the issuance, pursuant to one or more transactions, of preferred securities to up to four pooling vehicles by any one of up to four statutory trusts (including, without limitation, Kingsway Delaware Statutory Trust IV, Kingsway Connecticut Statutory Trust III and Kingsway Delaware Statutory Trust VI) (collectively, the “Fourth Round Statutory Trusts”) each of which are directly or indirectly owned by the Canadian Borrower (such Indebtedness herein collectively referred to as the “Fourth Round Trust Pool Securities”), provided that:

(i)	there shall be no cash redemption of any of the Fourth Round Trust Pool Securities without the prior written consent of the Majority of the Lenders;

(ii)	(a Default or Event of Default under the Credit Agreement is not a default or event of default in respect of such Indebtedness and acceleration of the Outstanding Obligations does not result in an acceleration of the obligations under any of the debentures issued in connection with any of the Fourth Round Trust Pool Securities (collectively, the “Fourth Round Trust Pool Debentures”) or any Guarantees issued in connection with any of the Fourth Round Trust Pool Debentures;

(iii)	no cash dividends or other cash payments may be paid on or in respect of any of the Fourth Round Trust Pool Securities so long as a Default or Event of Default under the Credit Agreement has occurred and is continuing;

(iv)	the terms and conditions pertaining to each of the Fourth Round Trust Pool Securities are otherwise satisfactory to the Majority of the Lenders;

(v)	the Administrative Agent shall have received: (A) all material documentation as determined by the Administrative Agent in its sole discretion relating to all of the Fourth Round Trust Pool Securities and the Fourth Round Trust Pool Debentures, including, without limitation, all materials filed with any securities commission, and the Administrative Agent and the Lenders shall be satisfied with the terms and conditions thereof, and (B) executed intercreditor agreements with the holders of the Fourth Round Trust Pool Securities and the Fourth Round Trust Pool Debentures satisfactory to the Administrative Agent or such other evidence of subordination as may be satisfactory to the Administrative Agent and the Lenders in respect of the obligations of the Borrowers, Kingsway America and their Subsidiaries to the holders of the Fourth Round Trust Pool Securities and the Fourth Round Trust Pool Debentures, to provide, among other things, for subordination of all of the Fourth Round Trust Pool Securities and the Fourth Round Trust Pool Debentures to the payment in full of the Outstanding Obligations;

(vi)	None of the Fourth Round Statutory Trusts shall incur any debts, liabilities or obligations other than the reasonable fees and expenses of the trustees under the Fourth Round Trust Pool Debentures (acting solely in their capacity as trustee and not in their individual capacity) and the principal, premium (if any) and interest in respect of the Fourth Round Trust Pool Securities; and

(vii)	the aggregate Indebtedness in respect of all of the Fourth Round Trust Pool Securities does not exceed U.S. $65,000,000 in aggregate (it being acknowledged that, as at the Closing Date, an aggregate of U.S. $44,332,000 of Indebtedness in respect of Fourth Round Trust Pool Securities is outstanding, of which U.S. $1,332,000 represents Indebtedness owing from the Fourth Round Statutory Trusts to Kingsway America)), without the prior written consent of the Majority of the Lenders.

(93)	“Person” includes an individual, a partnership, a joint venture, a trust, an unincorporated organization, a company, a corporation, an association, a government or any department or agency thereof and any other incorporated or unincorporated entity.

(94)	“Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan), and to which either Borrower or any of such Borrower’s Subsidiaries or any corporation, trade or business that is, along with such Borrower, a member of a Controlled Group, may have liability.

(95)	“Prime Rate” means an annual fluctuating rate of interest declared by CIBC from time to time as its prime interest rate for Canadian Dollar commercial loans in Canada.

(96)	“Prime Rate Loans” means loans in Canadian Dollars made by a Canadian Lender to the Canadian Borrower on which the interest rate is calculated with reference to the Prime Rate.

(97)	“Purchase Money Obligations” means the outstanding balance of the purchase price of real and/or personal property (including shares), title to which has been acquired or will be acquired upon payment of such purchase price, or Indebtedness to non-vendor third parties incurred to finance the acquisition of such new and not replacement real and/or personal property or any refinancing of such Indebtedness or outstanding balance.

(98)	“Quarterly Certificate” means the officer’s certificate described in Section 8.01(8), substantially in the form of certificate annexed as Schedule “D”.

(99)	“Rateable Portion” means, in respect of a Lender, the quotient obtained by dividing the Commitment of such Lender by the Total Commitment as set forth on Schedule “A”, as such Commitment or Total Commitment may be reduced from time to time and as such Schedule “A” may be amended or deemed to be amended from time to time in accordance with the provisions of this Agreement.

(100)	“Reorganization” means a corporate reorganization, amalgamation and/or series of asset or share transfers or similar transactions.

(101)	“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Regulation 2615.

(102)	“Rollover” means: (i) in respect of a maturing Bankers’ Acceptance or a maturing BA Equivalent Loan, the replacement in whole or in part of a maturing Bankers’ Acceptance or BA Equivalent Loan with another Bankers’ Acceptance or another BA Equivalent Loan, respectively, or (ii) in respect of a maturing LIBOR Loan, the replacement in whole or in part of a maturing LIBOR Loan with another LIBOR Loan.

(103)	“Rollover Date” means the date upon which a Rollover occurs.

(104)	“Security Interest” means a mortgage, charge, floating charge, pledge, hypothec, assignment, lien, interest, claim, encumbrance, conditional sale agreement or other title retention agreement, subordination, trust or other security interest or arrangement of any kind or character intended to create a security interest in substance regardless of whether the person creating the interest retains an equity of redemption and any agreement to provide or enter into at any time or on the happening of any event such a security interest or arrangement.

(105)	“Senior Funded Debt” means Funded Debt other than Subordinated Debt.

(106)	“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

(107)	“Stamping Fee” means, with respect to a Bankers’ Acceptance, the fee payable in Canadian Dollars on the date of issuance thereof calculated: (i) by multiplying the face amount of the Bankers’ Acceptance by the number of days in the Contract Period, then (ii) dividing the product thereof by 365, then (iii) multiplying the quotient by the Stamping Fee Margin.

(108)	“Stamping Fee Margin” means the applicable percentage as set out in Schedule “E”. For greater certainty, the Stamping Fee Margin varies based upon the senior unsecured debt rating of the Canadian Borrower at the time of determination as set out in Schedule “E”.

(109)	“Statutory Capital and Surplus” means, in respect of any Insurance Subsidiary as of any date, the sum (without duplication) of the total amounts shown: (i) if such Insurance Subsidiary is not legally domiciled in the United States, as being the shareholders’ equity of such Insurance Subsidiary as determined in accordance with GAAP; and (ii) if such Insurance Subsidiary is domiciled in the United States: (A) on line 35, column 1, page 3 as at the Closing Date of the Annual Statement of such Insurance Subsidiary, or (B) as determined in a consistent manner for any date other than the date as of which an Annual Statement is prepared.

(110)	“Subordinated Debt” means Indebtedness of the Borrowers which has been validly and absolutely postponed and subordinated in right of payment and collection to the payment in full of the Outstanding Obligations.

(111)	“Subsidiaries” means: (i) on and following the Closing Date, with respect to the Borrowers, those entities listed in Schedule “B”; and (ii) at any time following the Closing Date, with respect to any Person, any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of: (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation will or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture, or (c) the beneficial interest in such trust or estate, is in each case at such time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, and a Subsidiary means any one of them.

(112)	“Tangible Net Worth” means, at any time, shareholders equity less goodwill less other assets normally regarded as intangible assets, all as determined in respect of the Canadian Borrower on a Consolidated basis in accordance with GAAP.

(113)	“Tax” and “Taxes” means all present and future taxes, levies, imposts, stamp taxes, duties, charges to tax, fees, deductions, withholdings and any restrictions or conditions resulting in a charge to tax and all penalties, interest and other payments on or in respect thereof.

(114)	“Tax Returns” means all reports, estimates, information statements and returns relating to, or required to be filed in connection with, any Taxes pursuant to the statutes, laws, rules and regulations of any federal, provincial, state, municipal, city or foreign governmental taxing authority and “Tax Return” shall mean any one thereof.

(115)	“Total Canadian Commitment” means the aggregate of the Canadian Commitments of the Canadian Lenders.

(116)	“Total Capitalization” means, without duplication, the sum of: (i) Funded Debt; plus (ii) shareholders equity including, for greater certainty, the gross proceeds of the offerings of the Trust Pool Securities, Second Round Trust Pool Securities, Third Round Trust Pool Securities and Fourth Round Trust Pool Securities (each as defined in Section 1.01(92)); all of which shall be calculated in respect of the Canadian Borrower on a Consolidated basis in accordance with GAAP.

(117)	“Total Commitment” means the aggregate of the Commitments of all of the Lenders.

(118)	“Total U.S. Commitment” means the aggregate of the U.S. Commitments of the U.S. Lenders.

(119)	“Trusts” means, collectively, Kingsway Financial Capital Trust I, Kingsway Connecticut Statutory Trust I, Kingsway Connecticut Statutory Trust II, Kingsway Delaware Statutory Trust III, each of the Fourth Round Statutory Trusts (including, without limitation, Kingsway Delaware Statutory Trust IV, Kingsway Connecticut Statutory Trust III and Kingsway Delaware Statutory Trust VI), and any successors thereof.

(120)	“U.S. Base Rate” means an annual fluctuating rate of interest declared by CIBC from time to time as its lending rate in respect of U.S. Dollar commercial loans made in Canada to Canadian borrowers.

(121)	“U.S. Base Rate Loans” means loans in U.S. Dollars made by a Canadian Lender to the Canadian Borrower on which the interest rate is calculated with reference to the U.S. Base Rate.

(122)	“U.S. Borrower” means Kingsway U.S. Finance Partnership, a Delaware partnership, and its successors and permitted assigns.

(123)	“U.S. Commitment” means the commitment of each U.S. Lender to permit Borrowings by the U.S. Borrower under the U.S. Facility in the aggregate amount of U.S. Dollars equal to the Equivalent Amount of Canadian Dollars set forth opposite such U.S. Lender’s name on Schedule “A”, as such commitment may be reduced from time to time and as such Schedule “A” may be amended or deemed to be amended from time to time in accordance with this Agreement.

(124)	“U.S. Dollars” and “U.S. $” each means lawful money of the United States of America.

(125)	“U.S. Facility” means the credit facility made available by the U.S. Lenders to the U.S. Borrower under Section 2.01(2).

(126)	“U.S. GAAP” means generally accepted accounting principles which are in effect in the United States of America from time to time applied in a consistent manner from period to period.

(127)	“U.S. Lenders” means, on the Closing Date, LaSalle Bank National Association, Canadian Imperial Bank of Commerce, New York Agency, and The Bank of Nova Scotia, Atlanta Agency and thereafter means all financial institutions then participating in the U.S. Facility.

(128)	“U.S. Rateable Portion” means, in respect of a U.S. Lender, the quotient obtained by dividing the U.S. Commitment of such U.S. Lender by the Total U.S. Commitment as set forth on Schedule “A”, as such U.S. Commitment or Total U.S. Commitment may be reduced from time to time and as such Schedule “A” may be amended or deemed to be amended from time to time in accordance with the provisions of this Agreement.

Section 1.02 Audited Financial Statements.

All references in this Agreement to audited financial statements of a Person, including the balance sheet and related statements of income, retained earnings and changes in financial position, mean Consolidated financial statements prepared by such Person in accordance with GAAP or U.S. GAAP, as applicable, together with an auditor’s opinion that the statements fairly present the financial position of such Person and the results of its operations for the Financial Year reported on in accordance with GAAP or U.S. GAAP, as applicable. For greater certainty, financial statements prepared in respect of the Canadian Borrower and Subsidiaries thereof domiciled in Canada shall be prepared in accordance with GAAP and financial statements of the U.S. Borrower, Kingsway America and Subsidiaries thereof domiciled in the United States shall be prepared in accordance with U.S. GAAP.

Section 1.03 Canadian Currency.

Unless otherwise specified herein, all amounts and values referred to in this Agreement shall be calculated in lawful money of Canada.

Section 1.04 Interest Act.

Unless otherwise specified, all annual rates of interest referred to herein are based on a calendar year of 365 or 366 days, as the case may be. Where a rate of interest hereunder is calculated on the basis of a year (the “Deemed Year”) which contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest shall be expressed as a yearly rate for the purposes of the Interest Act (Canada) by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing it by the number of days in the Deemed Year.

Section 1.05 Change in Rates.

Any change in the Prime Rate, the U.S. Base Rate or the Alternate Base Rate is to be effective on the date such change is established whether or not a Borrower receives notice thereof.

Section 1.06 Maximum Interest Rate.

(1)	In the event that any provision of this Agreement would oblige a Borrower to make any payment of interest or any other payment which is construed by a court of competent jurisdiction to be interest in an amount or calculated at a rate which would be prohibited by applicable law, regulation, order, rule or direction (a “Usury Restraint”) which prohibits or restricts the charging, receipt or retention of interest or other amounts at the rates and amounts set forth herein (the “Stated Rate”) in excess (the “Excess”) of the maximum rates or amount (the “Maximum Rate”) stipulated in the Usury Restraint, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted nunc pro tunc to the Maximum Rate, such adjustment to be effected, to the extent necessary, as follows:

(a)	firstly, by reducing the amount or rate of interest required to be paid under Section 5.01 of this Agreement; and

(b)	thereafter, by reducing any fees, commissions, premiums and other amounts which would constitute interest for the purposes of such Usury Restraint;

(2)	If, notwithstanding the provisions of clause (a) of this Section 1.06 and after giving effect to all adjustments contemplated thereby, the Agents, the Lenders, or any of them, shall have received an amount in excess of the Maximum Rate, then such Excess shall be applied by the Administrative Agent (on behalf of the Lenders) rateably in accordance with the Lenders’ respective Commitments, to the reduction of the principal balance of the Outstanding Borrowings and not to the payment of interest or if such excessive interest exceeds such principal balance, such Excess shall be refunded to the Borrowers; and

(3)	Any amount or rate of interest referred to in this Section shall be determined in accordance with generally accepted actuarial practices and principles at an effective annual rate of interest over the term of this Agreement on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in Usury Restraint) shall, if they relate to a specific period of time, be prorated over that period of time and otherwise be prorated over the terms of this Agreement and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent (on behalf of the Lenders) shall be conclusive for the purposes of such determination.

Section 1.07 Headings and Table of Contents.

The division of this Agreement into Articles and Sections and the provision of a Table of Contents and the insertion of headings are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

Section 1.08 References.

All references to Sections, Articles and Schedules are to Sections and Articles of and Schedules to this Agreement. The words “hereto”, “herein”, “hereof”, “hereunder”, “this Agreement” and similar expressions mean and refer to this Agreement.

Section 1.09 Number and Gender.

Where the context so requires, words importing the singular include the plural and vice versa, and words importing gender include the masculine, feminine and neuter genders.

Section 1.10 Copies.

Whenever a Borrower is required by this Agreement to deliver documentation to the Administrative Agent for distribution to the Lenders, such Borrower shall deliver to the Administrative Agent a sufficient number of copies of the relevant document so that each Lender is provided with at least one copy.

Section 1.11 Schedules.

The Schedules forming part of this Agreement are as follows:

Schedule “A” -	Commitments
Schedule “B” -	Subsidiaries
Schedule “C” -	Security Interests
Schedule “D” -	Quarterly Certificate
Schedule “E” -	Pricing Grid
Schedule “F” -	Litigation
Schedule “G” -	Taxes
Schedule “H” -	Labour Matters
Schedule “I” -	Pensions
Schedule “J” -	Permits
Schedule “K” -	Jurisdictions
Schedule “L” -	Assignment and Acceptance

ARTICLE TWO

CREDIT FACILITIES

Section 2.01 Credit Facilities.

Effective on the Closing Date: (i) the Prior Credit Agreement is amended and restated pursuant to this Agreement; (ii) all Commitments under and as defined in the Prior Credit Agreement shall continue as Commitments under this Agreement, as adjusted in accordance with this Agreement; and (iii) all Outstanding Obligations under and as defined in the Prior Credit Agreement shall continue as Outstanding Obligations under this Agreement and the other Loan Documents, as adjusted in accordance with this Agreement.

(1)	Subject to the provisions of this Agreement, each of the Canadian Lenders severally agrees to make available to the Canadian Borrower such Lender’s Canadian Commitment in respect of a revolving term credit facility available by way of Prime Rate Loans, Bankers’ Acceptances (subject to availability), U.S. Base Rate Loans, LIBOR Loans (subject to availability) and BA Equivalent Loans (the “Canadian Facility”).

(2)	Subject to the provisions of this Agreement, each of the U.S. Lenders severally agrees to make available to the U.S. Borrower such Lender’s U.S. Commitment in respect of a revolving term credit facility available by way of Alternate Base Rate Loans and LIBOR Loans (subject to availability) (the “U.S. Facility”).

(3)

The maximum principal aggregate amount available under the Credit Facilities is Cdn $150,000,000 or the Equivalent Amount in U.S. Dollars. Prior to the Closing Date, the Borrowers shall advise the Administrative Agent as to the allocation of the maximum aggregate principal amount available under the Credit Facilities as between the Canadian Facility and the U.S. Facility. Provided no Default or Event of Default has occurred and is continuing, the Borrowers shall be entitled to change any such allocation of availability as between the Canadian Facility and the U.S. Facility at the beginning of each fiscal quarter of the Canadian Borrower by providing the Administrative Agent with notice of the desired reallocation of availability not less than five Business Days prior to the first day of such fiscal quarter and Schedule “A” shall be automatically deemed to have been amended at the beginning of each such fiscal quarter to reflect the applicable and proper reallocation of the maximum aggregate principal amount available under the Credit Facilities as between the Canadian Facility and the U.S. Facility and the corresponding changes to the Canadian Commitments and U.S. Commitments of each Lender. Should any such allocation of the maximum aggregate principal amount available as between the Canadian Facility and the U.S. Facility result in the outstanding principal amount of either such Credit Facility being in excess of the maximum principal amount permitted to be outstanding under such Credit Facility, the applicable Borrower shall pay to the applicable Lender prior to the effective date of any such reallocation of availability the amount necessary to reduce such excess to zero. If the applicable Borrower fails to reduce such excess to zero prior to the effective date of the reallocation of availability, the applicable Lender shall have no obligation to effect the reallocation of availability. The allocation of availability as between the Canadian Facility and the U.S. Facility on the Closing Date is as set out in Schedule “A” as at the Closing Date.

For greater certainty, the Borrowers shall be entitled to borrow from: (a) CIBC and Canadian Imperial Bank of Commerce, New York Agency, up to the maximum aggregate Canadian Commitment and U.S. Commitment of each such Lender, respectively, and may reallocate Borrowings as between each such Lender in conjunction with each reallocation of availability as between the Canadian Facility and the U.S. Facility in accordance with this Agreement; (b) The Bank of Nova Scotia and The Bank of Nova Scotia, Atlanta Agency, up to the maximum aggregate Canadian Commitment and U.S. Commitment of each such Lender, respectively, and may reallocate Borrowings in conjunction with each reallocation of availability as between the Canadian Facility and the U.S. Facility as between each such Lender in accordance with this Agreement; and (c) LaSalle Business Credit, a division of ABN AMRO N.V., Canada Branch and LaSalle Bank National Association up to the maximum aggregate Canadian Commitment and U.S. Commitment of each such Lender, respectively, and may reallocate Borrowings in conjunction with each reallocation of availability as between the Canadian Facility and the U.S. Facility as between each such Lender in accordance with this Agreement.

(4)	The obligations of the Lenders hereunder with respect to the Credit Facilities are several (and not joint or joint and several) and, accordingly, no Lender shall be liable to either Borrower or any other Person for any failure or delay in performance by any other Lender hereunder, under any Loan Document or under any other document, instrument or agreement contemplated hereunder. In the event any Lender shall fail to perform any of its obligations hereunder at any time, the remaining Lenders, or any one or more of them, shall have the option, but shall be under no obligation, to assume the obligations hereunder of such defaulting Lender, and if the remaining Lenders, or any one or more of them, shall elect to assume such defaulted obligations, appropriate amendments, if necessary, shall be made to this Agreement to reflect such assumption.

Section 2.02 Revolving Feature of Credit Facilities.

Subject to the limitations in this Agreement, the Borrowers may increase or decrease Borrowings under the Credit Facilities by borrowing, repaying and reborrowing any Prime Rate Loan, U.S. Base Rate Loan, Alternate Base Rate Loan and LIBOR Loan and by issuing, repaying and reissuing any Bankers’ Acceptance.

Section 2.03 Allocation of Borrowings.

As nearly as may be practicable in the circumstances, each of the Borrowers and the Administrative Agent shall use their respective best efforts at all times to ensure that the portion of the Outstanding Borrowings:

(1)	under the Canadian Facility at any time provided by each Canadian Lender shall be approximately equal to each such Canadian Lender’s Canadian Rateable Portion at such time; and

(2)	under the U.S. Facility at any time provided by each U.S. Lender shall be approximately equal to each such U.S. Lender’s U.S. Rateable Portion at such time.

Section 2.04 Purposes of Credit Facilities.

The Borrowers shall use the proceeds of Borrowings for general corporate purposes, to repay the indebtedness pursuant to the 1999 Facility and to fund Permitted Acquisitions.

Section 2.05 Evidence of Indebtedness.

(1)	Each Lender shall maintain accounts and records evidencing the obligations of the Borrowers to such Lender hereunder. The Lenders’ accounts and records shall constitute prima facie evidence of the indebtedness of the Borrowers to the Lenders hereunder in the absence of manifest error.

(2)	The Administrative Agent shall open and maintain on its books control accounts evidencing Borrowings advanced by the Lenders hereunder and all other amounts owed by the Borrowers to the Lenders hereunder.

Section 2.06 Illegality.

If the introduction of or any change in any Applicable Law or in the interpretation or application thereof by any court or by any governmental authority charged with the administration thereof, makes it unlawful or prohibited for a Lender to make, fund or maintain its commitment or any portion thereof or to perform any of its obligations under this Agreement, such Lender may, by ten days written notice to the Administrative Agent and the Borrowers (unless the provision of the Applicable Law requires earlier prepayment in which case the notice period shall be such shorter period as required to comply with the Applicable Law), terminate its obligations under this Agreement and in such event, subject to the right of any Lender to assume the obligations of the terminating Lender, the Borrowers shall prepay such Borrowings forthwith (or at the end of such period as the terminating Lender in its discretion agrees), without notice or penalty (other than breakage costs), together with all accrued but unpaid interest and fees as may be applicable to the date of payment, or such Lender may, by written notice to the Borrowers, convert such Borrowings forthwith into another basis of Borrowing available under this Agreement.

Section 2.07 Guarantees.

The Outstanding Obligations are unconditionally and irrevocably guaranteed by Kingsway America pursuant to the Kingsway America Guarantee.

ARTICLE THREE

PROCEDURES APPLICABLE TO BORROWINGS

Section 3.01 Notices of Borrowing.

(1)	Subject to the terms and conditions hereof:

(a)

the Canadian Borrower may obtain a Borrowing pursuant to the Canadian Facility by way of Prime Rate Loans, U.S. Base Rate Loans, Bankers’ Acceptances or BA Equivalent Loans (including Conversions and Rollovers) by giving the Administrative Agent prior written notice by 10:00 a.m. (Toronto time) not less than one Business Day prior to the date of its intention to so borrow and may obtain a Borrowing by way of LIBOR Loans by giving the Administrative Agent prior written notice by 10:00 a.m. (Toronto time) not less than three Business Days prior to the date of its intention to so borrow; and

(b)	the U.S. Borrower may obtain a Borrowing pursuant to the U.S. Facility by way of Alternate Base Rate Loans by giving the Administrative Agent prior written notice by 10:00 a.m. (Toronto time) not less than one Business Day prior to the date of its intention to so borrow and may obtain a Borrowing by way of a LIBOR Loan by giving the Administrative Agent prior written notice by 10:00 a.m. (Toronto time) not less than three Business Days prior to the date of its intention to so borrow.

Section 3.02 Conversions.

Subject to delivery of timely notice in accordance with this Agreement and the other provisions of this Agreement: (i) the Canadian Borrower may convert Prime Rate Loans into Bankers’ Acceptances at any time; (ii) the Canadian Borrower may convert Bankers’ Acceptances into Prime Rate Loans on the applicable maturity date of such Bankers’ Acceptances; (iii) a Borrower may convert LIBOR Loans into U.S. Base Rate Loans or Alternate Base Rate Loans, as applicable, on the applicable maturity date of such LIBOR Loans; and (iv) a Borrower may convert Alternate Base Rate Loans or U.S. Base Rate Loans, as applicable, into LIBOR Loans at any time.

Section 3.03 Provisions relating to Bankers’ Acceptances.

(1)	The Canadian Borrower shall deliver to each Canadian Lender which is to accept Bankers’ Acceptances from time to time, a supply of drafts in the appropriate form, executed on behalf of the Canadian Borrower, but with the date, the face amount and the maturity thereof left blank. In the alternative, the Canadian Borrower shall provide to the Canadian Lenders a power of attorney with respect to Bankers’ Acceptances. On the applicable Borrowing Date, Conversion Date, or Rollover Date, subject to there being an orderly market for bankers acceptances, an accepting Lender shall withdraw one or more presigned drafts from its inventory thereof, or act upon the power of attorney with respect to a draft, and complete the same by inserting the applicable Borrowing Date, Conversion Date or Rollover Date, the face amount thereof, and the maturity date thereof and, upon payment of the Stamping Fee to the Administrative Agent (for rateable distribution to each Lender), shall accept such draft, discount same at the Discount Rate, and shall remit the Discount Proceeds thereof to the Canadian Borrower.

(2)	If a Bankers’ Acceptance is outstanding at any time that the Administrative Agent or the Lenders have demanded repayment of the Outstanding Obligations pursuant to the terms of this Agreement, the Canadian Borrower shall forthwith upon such demand pay to the Administrative Agent on behalf of the accepting Lenders, an amount equal to the face amount of such Bankers’ Acceptance. The proceeds of such payment shall be held by the Administrative Agent for set-off against the liability of the Canadian Borrower in respect of such Bankers’ Acceptance. The accepting Lenders shall credit the Borrowers with interest on such proceeds at the prevailing rate for comparative term deposits maturing on the maturity date of the Bankers’ Acceptance.

(3)	Upon maturity of a Banker’s Acceptance, the Canadian Borrower shall pay to the Administrative Agent an amount equal to the face amount of the maturing Bankers’ Acceptance unless prior to the maturity date the Canadian Borrower shall have requested either a Rollover or a Conversion of the maturing Bankers’ Acceptance.

(4)	Until termination or expiration of the Credit Facilities, a maturing Bankers’ Acceptance may be renewed by a Rollover or converted into a Prime Rate Loan on the applicable Rollover Date or Conversion Date, provided no Default or Event of Default shall exist.

(5)	Should the conditions set out in Section 3.03(3) or (4) not be satisfied, or should a Bankers’ Acceptance not be available for a period which matures prior to the expiry or termination of the Canadian Facility, then the maturing Bankers’ Acceptance shall be converted by the Administrative Agent and the accepting Lender into a Prime Rate Loan.

(6)	The acceptance by a Lender of a Bankers’ Acceptance shall be deemed to be a Borrowing in an amount equal to the face amount of such Bankers’ Acceptance for the purpose of determining: (i) the portion of the Canadian Facility remaining available for drawdown; (ii) the maximum level of Borrowings permitted to be outstanding hereunder; (iii) the portion of a Lender’s Commitment advanced.

(7)	If a Lender is not permitted by Applicable Law, or does not by virtue of customary market practice, accept Bankers’ Acceptances, each time the Canadian Borrower requests a Bankers’ Acceptance such Lender shall, in lieu of accepting a Bankers’ Acceptance, make a BA Equivalent Loan (“BA Equivalent Loan”) in an amount equal to the sum of the Discount Proceeds (plus the applicable Stamping Fee) which would be derived from a hypothetical sale of a draft accepted by it (“Notional Acceptances”). In addition, such Lender shall be entitled to deduct from the amount of the BA Equivalent Loan an amount equal to the Stamping Fee that would have been payable to it with regard to the Notional Acceptances with respect thereto. Other than as set forth in this Section 3.03(7), unless the context clearly requires otherwise, each reference in this Agreement to Bankers’ Acceptances shall be deemed to include BA Equivalent Loans and all the terms and conditions of this Agreement with respect to Bankers’ Acceptances shall be applicable to BA Equivalent Loans.

Section 3.04 Provisions relating to LIBOR Loans.

(1)	Subject to availability, each LIBOR Loan shall have a LIBOR Period of approximately one month, two months, three months or six months at the option of the Borrower. A Borrower shall not be entitled to obtain a LIBOR Loan which matures after the Maturity Date.

(2)	The principal amount of LIBOR Loans outstanding at any time shall be not less than U.S. $2,000,000 and are available in whole multiples of U.S. $100,000.

(3)	If the Administrative Agent shall have determined in good faith that (i) U.S. Dollar deposits in the relevant amount and for the relevant LIBOR Period are not available to the Administrative Agent in the London interbank eurocurrency market or (ii) by reason of circumstances affecting the London interbank eurocurrency market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBOR Loans, then, upon notice from the Administrative Agent to the Borrowers and the Lenders, the obligations of all Lenders hereunder to make or continue any Borrowings as, or to convert any Borrowings into, LIBOR Loans shall forthwith be suspended until the Administrative Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist and the Administrative Agent and the Lenders shall be entitled to convert the contemplated LIBOR Loan into a U.S. Base Rate Loan or Alternate Base Rate Loan, as applicable.

(4)	In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Borrowing as, or to convert any portion of the principal amount of any Borrowing into, a LIBOR Loan) as a result of:

(a)	any conversion or repayment or prepayment of the principal amount of any LIBOR Loans on a date other than the scheduled last day of the LIBOR Period applicable thereto;

(b)	any Borrowings not being made as LIBOR Loans on the applicable Borrowing Date; or

(c)	any Borrowings not being converted into LIBOR Loans on the applicable Conversion Date,

then, upon the written notice of such Lender to the Borrowers (with a copy to the Administrative Agent), the Borrowers shall promptly (and, in any event, within three Business Days of receipt of such notice) pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice shall, in the absence of manifest error, be conclusive and binding on the Borrowers.

(5)	Overdue amounts in respect of a LIBOR Loan (including overdue interest) may at the option of the Administrative Agent be either converted into a U.S. Base Rate Loan or Alternate Base Rate Loan, as appropriate, or considered to be a LIBOR Loan for one or more LIBOR Periods or durations as the Administrative Agent may determine, and bearing interest at the applicable interest rate both before and after default, demand and judgment.

(6)	The Borrowers shall repay the principal amount of each LIBOR Loan on the Rollover Date unless:

(a)	the maturing LIBOR Loan is renewed pursuant to a Rollover or converted pursuant to a Conversion; or

(b)	repayment of the Outstanding Obligations shall have been accelerated or otherwise required to be paid at an earlier date pursuant to the terms hereof, in which case LIBOR Loans shall be repaid on the date such repayment is due.

(7)	If on the applicable Rollover Date a LIBOR Loan is not repaid on its renewal pursuant to a Rollover or converted pursuant to a Conversion, the Lenders may convert the maturing LIBOR Loan into a U.S. Base Rate Loan or Alternate Base Rate Loan, as applicable.

(8)	Each Lender may, if it so elects, fulfill its obligation to make, continue or convert a LIBOR Loan hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBOR Loan; provided, however, that such LIBOR Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of a Borrower to repay such LIBOR Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility.

Section 3.05 Reliance on Oral Instructions.

The Lenders and the Agents shall be entitled to act upon the oral instructions of any Person whom the Lenders or the Agents believe is a Person a Borrower has identified as being a Person authorized to give instructions regarding matters contemplated by this Agreement, including, without limiting the generality of the foregoing, the Credit Facilities. None of the Lenders nor any of the Agents shall be responsible for any error or omission relating to such instructions. Oral instructions shall, at the request of an Agent or a Lender, be confirmed immediately in writing by the Borrowers. A Borrower may revoke the authority of any authorized Person by notifying the Administrative Agent in writing, which notice shall be effective on the Business Day immediately following the date of its actual receipt by the Administrative Agent.

ARTICLE FOUR

PAYMENTS

Section 4.01 Repayment.

Unless the Outstanding Obligations shall have been required to be paid at an earlier date pursuant to the terms of this Agreement, the Borrowers shall permanently repay the Outstanding Obligations of the Agent and each Lender in full on the Maturity Date

Section 4.02 Mandatory Repayments.

If for any reason, Outstanding Borrowings exceed the maximum principal amount permitted hereunder, including, without limitation, as a result of currency fluctuations, the Borrowers shall forthwith pay to the Administrative Agent for distribution to the Lenders rateably in accordance with each such Lender’s Rateable Portion, an amount sufficient to reduce the Outstanding Borrowings to the maximum levels permitted hereunder.

Section 4.03 Permanent Prepayment.

(1)	Subject to Section 4.03(2), a Borrower shall have the right at any time or from time to time to permanently prepay without fee or penalty all or any Prime Rate Loans, U.S. Base Rate Loans, Alternate Base Rate Loans or BA Equivalent Loans, in increments of no less that $5,000,000, by providing the Administrative Agent with three Business Days’ prior written notice of its intention to do so. A Borrower shall have the right at any time or from time to time to permanently prepay all or any LIBOR Loans, in increments of no less that $5,000,000, by providing the Administrative Agent with three Business Days’ prior written notice of its intention to do so without fee or penalty except for the payment of customary breakage costs and related expenses. No permanent prepayment, in whole or in part, will be permitted of any Bankers’ Acceptance prior to maturity of such Banker’s Acceptance. Amounts permanently prepaid under this Section 4.03 may not be reborrowed by either of the Borrowers.

(2)	Each prepayment of Outstanding Borrowings shall be applied rateably to the Outstanding Borrowings under each of the Credit Facilities at such time.

Section 4.04 Payments Generally.

Each payment under this Agreement shall be made for value at or before 1:00 p.m. (Toronto time) on the day such payment is due, provided that, if any such day is not a Business Day, such payment shall be deemed for all purposes of this Agreement to be due on the Business Day next following such day (and any such extension shall be taken into account for purposes of the computation of interest and fees payable under this Agreement). All payments shall be made to the Branch of Account.

Section 4.05 No Credit for Trust Funds.

For greater certainty, payments of any nature whatsoever made by a Borrower or Kingsway America to an Agent or a Lender which the recipient is required to pay to any Person by reason of any trust imposed by law or by any Person upon amounts received by the recipient from a Borrower or Kingsway America, shall not be credited against, or deemed to be payment on account of, all or any portion of the Outstanding Borrowings. All costs and expenses incurred by any Agent or any Lender, their agents, representatives and solicitors in connection with the repayment of such monies to any Person shall be for the account of the Borrowers and payable on demand. Interest shall accrue on these costs and expenses, until paid, at the Prime Rate.

Section 4.06 No Withholding.

Each interest, fee or similar payment under this Agreement, including any penalties affected thereto, shall be made without set off or counterclaim and without withholding for or on account of any present future taxes or duties imposed by any federal, state, provincial, municipal or other taxing authority. In the event a Borrower is required to deduct or withhold any amount for or on account of any such taxes or duties, such Borrower shall promptly pay to the Lenders such additional amounts as may be necessary to ensure that the Lenders receive a net amount equal to the face amount which they would have received had such interest, fee or similar payment been made without such deduction or withholding.

ARTICLE FIVE

INTEREST, FEES AND EXPENSES

Section 5.01 Payment of Interest.

(1)	Rate. The interest rate payable on Outstanding Borrowings shall vary based upon the senior unsecured debt rating of the Canadian Borrower; provided that in the case of a LIBOR Loan or a Bankers’ Acceptance, any variance in interest rate or in the LIBOR Margin or Stamping Fee Margin shall be effective only in respect of LIBOR Loans advanced, converted or renewed or Bankers’ Acceptance accepted, as applicable, following the change in rating, and all Bankers’ Acceptance and LIBOR Loans outstanding on the date of a change in rating, shall continue to bear interest at the rate payable thereon on the date immediately prior to the date of the change in rating, until maturity of such LIBOR Loans or Bankers’ Acceptances, as the case may be. The Borrowers shall pay interest on Outstanding Borrowings at the rates set out in the grid annexed as Schedule “E”.

(2)	Calculation. Interest on Prime Rate Loans, U.S. Base Rate Loans and Alternate Base Rate Loans shall be calculated daily and payable monthly in arrears on each Interest Payment Date for the period commencing on the first day of the previous month and terminating on the last day of such month, both inclusive, and shall accrue on a daily basis on the principal amount of such Loans remaining unpaid from time to time and on the basis of the actual number of days elapsed on the basis of a year of 365 days, with interest on overdue interest at the same rate. Interest on LIBOR Loans shall be paid in arrears on the applicable Interest Payment Date and shall be calculated on the applicable daily balance for the actual number of days elapsed on the basis of a year of 360 days.

Section 5.02 Stamping Fees.

Upon acceptance by a Canadian Lender of a Bankers’ Acceptance or upon the advance of a BA Equivalent Loan, the Canadian Borrower shall pay the applicable Stamping Fee to such Lender.

Section 5.03 Standby Fees.

The Borrowers shall pay a standby fee calculated on the unused portion of the Total Commitment. The fees payable shall be determined based upon the senior unsecured debt rating of the Canadian Borrower (for greater certainty, in the event of a split rating, the lowest rating of the highest two ratings shall be deemed to apply) at the time of such determination as set out in the grid annexed as Schedule “E”. Standby Fees are calculated daily and payable by the Borrowers to each Lender quarterly in arrears on the first Business Day of the following fiscal quarter of the Canadian Borrower.

Section 5.04 Commitment Fee.

The Borrowers shall pay on or prior to the Closing Date to the Administrative Agent (for distribution to the Lenders rateably in accordance to their respective Rateable Portions) a commitment fee equal to 0.175% of the Total Commitment.

Section 5.05 Arrangement and Administration Fees.

The Borrowers shall pay to each of the co-lead arrangers an arrangement fee in an amount and at such times as agreed between the Borrowers and each co-lead arranger and the Borrowers shall pay to the Administrative Agent an annual agency administration fee in an amount and at such times as agreed from time to time between the Borrowers and the Administrative Agent.

Section 5.06 Change in Circumstances.

(1)	Reduction in Rate of Return. If at any time, and from time to time, the Administrative Agent or a Lender determines, acting reasonably, that (a) any change in any Applicable Law or any interpretation thereof after the date of execution hereof, or (b) compliance by a Lender with any direction, requirement or request from any regulatory authority given after the date of execution hereof, whether or not having the force of law, has or would have, as a consequence of such Lender’s obligation under this Agreement and taking into consideration such Lender’s policies with respect to capital adequacy, the effect of reducing the rate of return on such Lender’s capital to a level below that which such Lender could have achieved but for such change or compliance, then from time to time, upon demand by the Administrative Agent (on behalf of such Lender), the Borrowers shall pay such Lender such additional amounts as will compensate such Lender for such reduction.

(2)	Taxes, Reserves, Capital Adequacy, etc. If after the date of execution hereof, any introduction of any Applicable Law or any change or introduction of a change in any Applicable Law (whether or not having the force of law) or in the interpretation or application thereof by any court or by any governmental agency, central bank or other authority or entity charged with the administration thereof or any change in the compliance of any Lender therewith now or hereafter:

(a)	subjects such Lender to, or causes the withdrawal or termination of a previously granted exemption with respect to, any Tax or changes the basis of taxation, or increases any existing Tax, on payments of principal, interest, fees or other amounts payable by the Borrowers to such Lender under this Agreement (except for taxes on the overall net income of such Lender),

(b)	imposes, modifies or deems applicable any reserve, special deposit, deposit insurance or similar requirement against assets held by, or deposits in or for the account of or loans by or any other acquisition of funds by, an office of such Lender,

(c)	imposes on such Lender or expects there to be maintained by such Lender any capital adequacy or additional capital requirement in respect of any Borrowing or its Commitment hereunder or any other condition with respect to this Agreement, or

(d)	imposes any Tax on reserves or deemed reserves with respect to the undrawn portion of the Credit Facilities,

and the result of any of the foregoing, in the sole determination of such Lender acting reasonably, shall be to increase the cost to, or reduce the amount of principal, interest or other amount received or receivable by such Lender hereunder or its effective return hereunder in respect of making, maintaining or funding a Borrowing under this Agreement, such Lender shall, acting reasonably, determine that amount of money which shall compensate such Lender for such increase in cost or reduction in income (herein referred to as “Additional Compensation”). Upon such Lender having determined that it is entitled to Additional Compensation in accordance with the provisions of this Section5.06, such Lender shall promptly so notify the Borrowers through the Administrative Agent, and shall provide to the Borrowers, through the Administrative Agent, a photocopy of the relevant law, rule, guideline, regulation, treaty or official directive and a certificate of a duly authorized officer of such Lender setting forth the Additional Compensation and the basis of calculation thereof, which shall be prima facie evidence of such Additional Compensation. The affected Lender shall promptly notify the Borrowers, through the Administrative Agent, and the Borrowers shall pay such Lender within ten Business Days of the giving of such notice, the Additional Compensation calculated to the date of such notification. An affected Lender shall be entitled to be paid such Additional Compensation from time to time to the extent that the provisions of this Section 5.06 are then applicable notwithstanding that a Lender has previously been paid Additional Compensation. If it is commercially reasonable, the affected Lender shall make reasonable efforts to limit the incidents of any such Additional Compensation.

Section 5.07 Reimbursement of Expenses.

All statements, reports, certificates, opinions and other documents or information required to be furnished to the Agents or the Lenders by a Borrower or any Subsidiary of a Borrower under this Agreement shall be supplied without cost to the Agents or the Lenders. The Borrowers, jointly and severally, agree to pay promptly on demand all of the Agents’ and the Lenders’ reasonable legal fees and disbursements, documentation costs and other reasonable expenses incurred in connection with the preparation, negotiation, documentation, syndication and operation of this Agreement and any amendment of or supplement, waiver or modification to this Agreement, and any other document, agreement or instrument prepared in connection herewith, whether or not any amounts are advanced under this Agreement. In addition, the Borrowers agree to pay the reasonable legal fees and disbursements and other expenses incurred by the Agents and the Lenders in the enforcement or preservation of any rights under, and all collections in respect of, this Agreement and all documents, agreements and instruments delivered in connection herewith (including pursuant to a work-out or restructuring).

Section 5.08 Determination Conclusive.

Each determination by the Administrative Agent or the Lenders, as applicable, of any rate or fee shall, in the absence of manifest error, be final, conclusive and binding on the Borrowers.

Section 5.09 Default Interest.

Upon the occurrence of an Event of Default, the Borrowers shall pay interest on Outstanding Borrowings both before and after judgment at a rate per annum equal to the U.S. Base Rate plus 2.5%, calculated on a daily basis and on the basis of the actual number of days elapsed, computed from the date of occurrence of the Event of Default for so long as such Event of Default continues. Such interest shall be payable upon Demand by the Administrative Agent or any Lender and shall be compounded on each Interest Payment Date.

ARTICLE SIX

CONDITIONS PRECEDENT

Section 6.01 Conditions - Initial Borrowing.

The obligation of the Lenders to make available the initial Borrowing under this Agreement is subject to the terms and conditions of this Agreement and is conditional upon satisfactory evidence being given to the Administrative Agent, the Lenders and their counsel as to compliance with the following conditions:

(1)	Resolutions and Certificates. The Administrative Agent shall have received, duly executed and in form and substance satisfactory to it:

(a)	a certified or notarial copy of the constating documents and by-laws of the Canadian Borrower, Kingsway America and Metro Claim Services Inc. together with all amendments thereto and a certificate of status and certificate of good standing, as applicable, for each such Person, in each case certified as of a recent date by the appropriate governmental officer in its jurisdiction of organization and a copy of the resolutions of the board of directors of the Canadian Borrower and Kingsway America authorizing the execution, delivery and performance of the Loan Documents and any other instruments contemplated hereunder, certified by an appropriate officer of the Canadian Borrower and Kingsway America, as applicable;

(b)	a certificate of incumbency for the Canadian Borrower and Kingsway America showing the names, offices and specimen signatures of the officers who will execute the Loan Documents and any other instruments contemplated hereunder and thereunder;

(c)	a copy of the partnership agreement constituting the U.S. Borrower and a statement of partnership existence in respect of the U.S. Borrower;

(d)	a copy of the constating documents and by-laws of each partner of the U.S. Borrower (collectively the “Partners” and each a “Partner”) and a copy of the resolutions of the board of directors of each Partner authorizing the execution, delivery and performance of this Agreement and any other instruments contemplated hereunder;

(e)	a certificate of incumbency of each Partner showing the names, offices and specimen signatures of the officers who will execute this Agreement and any other instruments contemplated hereunder and thereunder;

(f)	such additional supporting documents as the Administrative Agent or its counsel may reasonably request.

(2)	Financing Documentation. The Administrative Agent shall have received certified copies of all loan and security documentation affecting the Borrowers, Kingsway America and their Subsidiaries as at the Closing Date and the Lenders shall be satisfied with the terms and conditions thereof.

(3)	Delivery of Guarantee. The Administrative Agent shall have received from from Kingsway America the duly signed and executed Kingsway America Guarantee (in form and substance satisfactory to the Administrative Agent, the Lenders and their counsel).

(4)	Legal Opinions. The Administrative Agent shall have received from Canadian counsel to the Canadian Borrower, favourable legal opinions in connection with this Agreement and from United States counsel to the U.S. Borrower and Kingsway America, favourable legal opinions in connection with this Agreement and the Kingsway America Guarantee, in each case in form and substance satisfactory to the Administrative Agent and the Lenders.

(5)	Promissory Notes. The Administrative Agent shall have received from the Borrowers promissory notes, in form and substance satisfactory to the Administrative Agent, the Lenders and their counsel, to replace promissory notes issued by the Borrowers on May 27, 2003.

(6)	Material Adverse Effect. Nothing shall have occurred nor any fact become known which an Agent or any Lender was not previously aware of and which could reasonably be expected to have a Material Adverse Effect.

(7)	Material Adverse Change. There shall have been no material adverse change to the financial condition of the Canadian Borrower from that financial condition shown in the Canadian Borrower’s audited Consolidated financial statements for the Financial Year of the Canadian Borrower ending December 31, 2003.

(8)	Fees and Disbursements. The Agents and the Lenders shall have received payment in full of the fees specified in Section 5.04 and Section 5.05 and all other fees and out of pocket expenses payable to the Agents and the Lenders which have become due (including fees and expenses of legal counsel to the Agents and the Lenders).

(9)	Security Interests. All Security Interests charging any asset of the Borrowers, Kingsway America or any Subsidiary of the Borrowers shall have been discharged other than Permitted Encumbrances and the Administrative Agent shall have received completed PPSA and UCC-3 termination statements, as appropriate.

(10)	Consolidated and Unconsolidated Financial Statements. The Agents and the Lenders shall have received: (i) audited Consolidated financial statements in respect of each of the Canadian

Borrower and Kingsway America for the Financial Years of each of the Canadian Borrower and Kingsway America ending December 31, 2002; (ii) unaudited consolidating financial statements in respect of each of the Canadian Borrower and Kingsway America for the Financial Year of the Canadian Borrower ending December 31, 2003, and (iii) unaudited Consolidated and unconsolidated financial statements in respect of the U.S. Borrower for the Financial Year of the U.S. Borrower ending December 31, 2003; all in form and substance reasonably satisfactory to the Agents and the Lenders.

(11)	Financial Forecast. The Agents and the Lenders shall have received a Consolidated financial forecast in respect of the Canadian Borrower and the U.S. Borrower as at and for the Financial Year of each of the Canadian Borrower and the U.S. Borrower ending December 31, 2004 including calculations of the financial covenants set out in Section 8.02 in respect of each quarterly period during such Financial Year; all of which shall be prepared in form and substance satisfactory to the Agents and the Lenders.

(12)	Due Diligence. The Agents and the Lenders shall have completed their due diligence of the Borrowers and their Subsidiaries.

(13)	Repayment of 1999 Facility. The Administrative Agent shall have received evidence satisfactory to it that all debts, liabilities and obligations in respect of the 1999 Facility and all documents, agreements and instruments in respect thereof shall have been permanently paid in full and the 1999 Facility (and all documents, agreements and instruments in respect thereof) terminated.

(14)	Consents. The Borrowers shall have received all government and other third party consents necessary to effect the transactions as contemplated by this Agreement.

(15)	Documentation. The Administrative Agent shall have received this Agreement duly executed by the Borrowers, the Kingsway America Guarantee duly executed by Kingsway America and all other ancillary and supporting documentation as the Agents, the Lenders and their legal counsel may require.

Section 6.02 Conditions - All Borrowings.

The obligation of the Lenders to make available any Borrowing under this Agreement (including the initial Borrowing) is conditional upon the following:

(1)	Representations and Warranties True. The representations and warranties contained in Error! Reference source not found., in the Kingsway America Guarantee and in any other Loan Document are and shall continue to be true and correct in every material respect as if made by the Borrowers or Kingsway America or any of their Subsidiaries, as applicable, contemporaneously with any Borrowing.

(2)	Indebtedness. Except for the Permitted Indebtedness, no Borrower, Kingsway America nor any Subsidiary of any Borrower or Kingsway America shall have any other Indebtedness.

(3)	No Default. No Default or Event of Default has occurred and is continuing both immediately before and after giving effect to such Borrowing.

(4)	No Third Party Notice. None of the Agents or any Lender shall have received notice from any third party the effect of which in law would be to make any Agent or any Lender liable to such third party for the amount to be advanced, if such amount was advanced, including, without limitation, third party demands made by Canada Customs and Revenue Agency and any notice of seizure of bank accounts from any Governmental Authority.

(5)	Notice to Administrative Agent. The Administrative Agent shall have received the relevant notice of Borrowing as required in this Agreement.

Section 6.03 Waiver.

The terms and conditions stated in this Article Six are inserted for the sole benefit of the Agents and the Lenders and may be waived by them in whole or in part and with or without terms or conditions in respect of all or any Borrowings.

ARTICLE SEVEN

REPRESENTATIONS AND WARRANTIES

Section 7.01 Representation and Warranties.

The Borrowers jointly and severally represent and warrant to the Agents and the Lenders that:

(1)	Due Incorporation of the Canadian Borrower and Subsidiaries. The Canadian Borrower is duly incorporated, organized and validly subsisting and in good standing under the laws of Ontario. Kingsway America and each Subsidiary of the Canadian Borrower and Kingsway America is duly incorporated, organized and validly subsisting and in good standing under the laws of its incorporating jurisdiction. The Canadian Borrower, Kingsway America and each Subsidiary of the Canadian Borrower and Kingsway America has all necessary corporate power and authority to own its properties and assets and to carry on its business as now conducted and is or will be duly licensed or registered or otherwise qualified in all jurisdictions wherein the nature of its assets or the business transacted by it makes such licensing, registration or qualification necessary, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

(2)	U.S. Borrower. The U.S. Borrower is a duly constituted and validly subsisting general partnership in good standing under the laws of Delaware of which the Canadian Borrower and Metro Claim Services Inc., an Ontario corporation, are the only partners. The U.S. Borrower has all necessary power and authority to carry on business as now conducted and is or will be duly licensed or registered or otherwise qualified in all jurisdictions wherein the nature of its assets or the business transacted by it makes such licensing, registration or qualification necessary except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

(3)	Power. Each Borrower and Kingsway America has full power and capacity to enter into, deliver and perform its obligations under this Agreement, the Kingsway America Guarantee and all other instruments contemplated hereunder, as applicable.

(4)	Due Authorization and No Conflict - the Canadian Borrower and Kingsway America. The execution, delivery and performance by the Canadian Borrower of this Agreement and Kingsway America of the Kingsway America Guarantee, and all other instruments contemplated hereunder and the consummation of the transactions contemplated hereby and thereby

(a)	have been duly authorized by all necessary corporate action,

(b)	do not and will not conflict with, result in any breach or violation of, or constitute with notice, lapse of time or both, a default under the constating documents or by-laws of, or any Applicable Laws, determination or award presently in effect and applicable to, the Borrowers or Kingsway America, or of any material commitment, agreement, indenture or any other instrument to which a Borrower or Kingsway America is now a party or is otherwise bound, and

(c)	do not result in or require the creation of any Security Interest upon or with respect to any of the properties or assets of the Canadian Borrower, Kingsway America or any of their Subsidiaries.

(5)	Due Authorization and No Conflict - U.S. Borrower. The execution and delivery by the U.S. Borrower of this Agreement and all other instruments contemplated hereunder and the consummation of the transactions contemplated hereby and thereby

(a)	have been duly authorized,

(b)	do not and will not conflict with, result in any breach or violation of, or constitute with notice, lapse of time or both, a default under the partnership agreement constituting the U.S. Borrower or under the constating documents or by-laws of either Partner, or any Applicable Laws, determination or award presently in effect and applicable to the U.S. Borrower or the Partners, or of any material commitment, agreement, indenture or any other instrument to which the U.S. Borrower or either of the Partners is now a party or is otherwise bound, and

(c)	do not result in or require the creation of any Security Interest upon or with respect to any of the properties or assets of the U.S. Borrower or either of the Partners.

(6)	Government Approval, Regulation, etc. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person (including shareholders, if applicable) is required for the due execution, delivery or performance by either Borrower or Kingsway America of this Agreement, the Kingsway America Guarantee or any other instrument contemplated hereunder other than filings under applicable securities laws and filings with Insurance Regulatory Authorities. Neither Borrower nor Kingsway America is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

(7)	Business of the Borrowers. The Borrowers do not carry on any business, activity or operation of any kind whatsoever, other than the Lines of Business.

(8)	Valid and Enforceable Obligations. This Agreement, the Kingsway America Guarantee and all other instruments contemplated hereunder are, or when executed and delivered to the Administrative Agent, will be legal, valid and binding obligations of the Borrowers and Kingsway America, as applicable, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium and other laws affecting the enforcement of the rights of creditors generally.

(9)	Title. Subject to Permitted Encumbrances, each Borrower, Kingsway America and each of their Subsidiaries has good and marketable title to its real and personal property, free and clear of all Security Interests.

(10)

No Actions. Save as set forth in Schedule “F”, there are no actions, suits, proceedings, inquiries or investigations existing, pending or, to the knowledge of either Borrower or Kingsway America, threatened, affecting a Borrower, Kingsway America or any of their Subsidiaries in any court or before or by any federal, provincial, state or municipal or other governmental department, commission, board, tribunal, bureau or agency, Canadian or foreign, which are reasonably likely to materially and adversely affect the financial condition, property, assets, operations or business of a Borrower, Kingsway America or any of their Subsidiaries or the ability of the Borrowers to repay the Outstanding Obligations or any part thereof or the ability of Kingsway America to satisfy its obligations under the Kingsway America Guarantee or which could reasonably be expected to have a Material Adverse Effect.

(11)	Financial Information. Subject to any limitations stated therein, the financial statements of the Borrowers furnished to the Agents and the Lenders under this Agreement or which were furnished to the Agents or to the Lenders to induce them to enter into this Agreement or otherwise in connection with this Agreement fairly represent the financial condition of the Borrowers on a Consolidated basis as at the date thereof, and no material adverse change has occurred in their financial position between such date and the Closing Date. Such financial statements and all other information, certificates, statutes, reports and other papers and data furnished to the Agents and the Lenders are accurate, complete and correct in all material respects, except that the Borrowers do not represent or warrant that any forecast contained in any financial projections will ultimately prove to be accurate. The Borrowers on a Consolidated basis have no liabilities, including as to contingencies and unusual or forward commitments, that are not disclosed in the foregoing financial statements or the footnotes thereto or otherwise disclosed to the Lenders in writing or incurred pursuant to this Agreement.

(12)	No Defaults or Events of Default. No event has occurred and is continuing, and no circumstance exists which has not been waived, and which constitutes a Default or Event of Default hereunder or a default or event of default in respect of any material commitment, agreement or any other instrument to which a Borrower, Kingsway America or any of their Subsidiaries is now a party or is otherwise bound, entitling any other party thereto to accelerate the maturity of amounts of principal owing thereunder, or terminate any such material commitment, agreement or instrument, or which could reasonably be expected to have a Material Adverse Effect.

(13)	Compliance with Law. None of the Borrowers, Kingsway America or any of their Subsidiaries is in violation of any terms of its constating documents (including the partnership agreement constituting the U.S. Borrower) or by-laws or of any law, regulation, rule, order, judgment, writ, injunction, decree, determination or award presently in effect and applicable to it, the violation of which could reasonably be expected to have a Material Adverse Effect.

(14)	Reporting Issuer. The Canadian Borrower is a “reporting issuer” (as that term is defined in the Securities Act (Ontario)) in good standing.

(15)	Compliance with Securities Laws. Each Borrower, Kingsway America and each of their Subsidiaries is in compliance in all material respects with the provisions and requirements of all Applicable Laws including, without limitation, the completion on a proper and timely basis of all necessary filings under any and all such Applicable Laws.

(16)	Capital. The Canadian Borrower is authorized to issue an unlimited number of common shares, and has issued, as of December 31, 2003, approximately 55,829,794 as fully paid and non-assessable common shares. Except for directors’ qualifying shares of Kingsway General Insurance Company and York Fire and Casualty Insurance Company and preferred shares issued by the Trusts, all of the shares of all classes in the capital stock of Kingsway America, Metro Claim Services Inc. and each corporate Subsidiary, all securities and interests in the Trusts and all partnership interests in Subsidiary partnerships are directly or indirectly beneficially owned by the Canadian Borrower. Kingsway Finance Nova Scotia, ULC owns all of the shares of all classes in the capital stock of Kingsway America. The U.S. Borrower and Metro Claim Services Inc. collectively own all ownership interests of Kingsway U.S. Tier II Finance Partnership which in turn owns all of the shares of all classes in the capital stock of Kingsway Finance Nova Scotia, ULC.

(17)

Non-Dilution. No Person now has any agreement, option or right capable of becoming an agreement or option for the pledge, purchase, subscription or issuance from any Borrower, Kingsway America or any of their Subsidiaries of any shares of the Canadian Borrower, Kingsway

America or any of their Subsidiaries, issued or unissued, which will cause a Change of Voting Control.

(18)	No Foreign Business. The Borrowers do not carry on any business, employ any employees, or own any material assets outside Canada, the United States of America, Barbados or Bermuda.

(19)	Subsidiaries. The Canadian Borrower does not own any shares or voting securities of any Person directly or indirectly other than Kingsway America and the Subsidiaries identified herein, other than shares and voting securities maintained in the investment portfolios managed by the Canadian Borrower and certain of its Subsidiaries in the ordinary course of business and in respect of the Lines of Business.

(20)	Taxes. Except as set forth in Schedule “G”, each Borrower, Kingsway America and each of their Subsidiaries has filed all foreign, federal, provincial, state and local Tax Returns which are required to be filed and has paid all Taxes due pursuant to such returns or pursuant to any assessment received by such Borrower, Kingsway America or any of their Subsidiaries except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP. All information provided in such Tax Returns pertaining to the Borrowers, Kingsway America or any of their Subsidiaries is true, complete, and accurate in all material respects. The charges, accruals and reserves on the books of the Borrowers, Kingsway America and their Subsidiaries, as applicable, in respect of any Taxes or other governmental charges payable for the current or prior year which are not yet due are adequate in accordance with GAAP to the extent that the Borrowers are aware of them. Schedule “G” sets forth as of the Closing Date those taxable years for which a Borrower’s, Kingsway America’s or any of their Subsidiary’s Tax Returns are currently being audited by Canada Customs and Revenue Agency and/or other applicable Governmental Authority and any assessments or threatened assessments otherwise outstanding. Except as set out in Schedule “G”, as at the Closing Date, neither Borrower, nor Kingsway America nor any of their Subsidiaries has received any notice of assessment of additional taxes or any other claim of notice of any nature whatsoever that any Tax or additional Tax is due which has not been paid or otherwise finally settled or satisfied. Except as set out in Schedule “G”, to the knowledge of the Borrowers as at the Closing Date, there are no actions, suits, proceedings, investigations or claims, threatened or pending, in respect of any Taxes. Except as set forth on Schedule “G”, as at the Closing Date, there are no matters under discussion with any Governmental Authority relating to any Taxes asserted by any such body. Each Borrower, Kingsway America and each of their Subsidiaries has withheld from its employees, customers and any other applicable payees (and timely paid to the Governmental Authority) the proper and accurate amount of all Taxes and other amounts required to be withheld or collected and remitted in compliance with all Applicable Laws. There are no liens for Taxes on the assets of any Borrower, Kingsway America or any of their Subsidiaries except for liens arising under Applicable Law, that are unregistered or otherwise unperfected, for Taxes not yet due. As at the Closing Date, neither Borrower, nor Kingsway America nor any of their Subsidiaries has executed nor filed with Canada Customs and Revenue Agency nor any other Governmental Authority any agreement, waiver or other document extending or having the effect of extending the period for assessment, reassessment or collection of any Taxes or the filing of any Tax Returns. As of the Closing Date, the Borrowers, Kingsway America and each of their Subsidiaries have no liabilities for Taxes which could reasonably be expected to have a Material Adverse Effect.

(21)

Labour Matters. Except as set forth in Schedule “H”, as at the Closing Date, there are no strikes or other labour disputes against any Borrower, Kingsway America or any of their Subsidiaries that is pending or threatened. All payments due from either Borrower, Kingsway America or any of their Subsidiaries on account of workers compensation, Canada Pension Plan, Quebec Pension Plan, ERISA, employee health plans, social security and insurance of every kind and employee income tax source deductions and vacation pay have been paid. Except as set forth in Schedule “H”, as at the Closing Date, neither Borrower nor Kingsway America nor any of their Subsidiaries has any obligation under any collective bargaining agreement. As at the Closing Date, there is no organizing activity involving either Borrower, Kingsway America or any of their Subsidiaries by any labour union or group of employees. Except as set forth in Schedule “H”, as at the Closing Date, no labour organization or group of employees has made a pending demand for recognition and there are no complaints or charges against either Borrower, Kingsway America or any of their Subsidiaries pending or threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by either Borrower, Kingsway America or any of their Subsidiaries of any individual. Hours worked by and payment made to employees of the Borrowers, Kingsway America and their Subsidiaries have not been in violation of any applicable laws which could reasonably be expected to have a Material Adverse Effect. The Borrowers, Kingsway America and their Subsidiaries are in material compliance with the terms and conditions of all collective bargaining agreements, consulting agreements, management agreements and employee agreements and all other labour agreements.

(22)	Pensions. Except as set forth in Schedule “I” and except to the extent that any of the following could not reasonably be expected to have a Material Adverse Effect:

(a)	all employee and employer contributions under any pension plan operated by either of the Borrowers, Kingsway America or any of their Subsidiaries have been made and the fund or funds established under such plans are funded in accordance with applicable regulatory requirements and the rules of such plans and there exists no going concern unfunded liabilities or solvency deficiencies thereunder.

(b)	no pension plan operated by either of the Borrowers, Kingsway America or any of their Subsidiaries has been terminated or partially terminated or is insolvent or in reorganization, nor have any proceedings been instituted to terminate or reorganize any such pension plan;

(c)	none of the Borrowers, nor Kingsway America nor any of their Subsidiaries has withdrawn from any pension plan in a complete or partial withdrawal, nor has a condition occurred which if continued would result in a complete or partial withdrawal;

(d)	none of the Borrowers, nor Kingsway America nor any of their Subsidiaries has any withdrawal liability, including contingent withdrawal liability, to any pension plan;

(e)	none of the Borrowers, nor Kingsway America nor any of their Subsidiaries has any liability in respect of any pension plan other than for required insurance premiums or contributions or remittances which have been paid, contributed and remitted when due;

(f)	each Borrower, Kingsway America and each of their Subsidiaries has made all contributions to its pension plans required by law or the terms thereof to be made by it when due and is not in arrears in the payment of any contribution, payment, remittance or assessment or in default in filing any reports, returns, statements and similar documents in respect of the pension plans required to be made or paid by it pursuant to any pension plan, any law, act, regulation, directive or order or any employment, union, pension, deferred profit sharing, benefit, bonus or other similar agreement or arrangement;

(g)	none of the Borrowers, nor Kingsway America nor any of their Subsidiaries is liable or, to the best knowledge of the Borrowers, alleged to be liable, to any employee or former employee, director or former director, officer or former officer resulting from any violation or alleged violation of any pension plan, any fiduciary duty, and law or agreement in relation to any pension plan and does not have any unfunded pension or like obligations (including any past service or experience deficiency funding liabilities), other than accrued obligations not yet due, for which they have made full provision in their books and records;

(h)	all vacation pay, bonuses, salaries and wages, to the extent accruing due, are properly reflected in the books and records of the Borrowers, Kingsway America and their Subsidiaries;

(i)	without limiting the foregoing, all of the Borrowers’, Kingsway America’s and their Subsidiaries’ pension plans are duly registered where required by, and are in compliance and good standing in all material respects under, all applicable laws, acts, statutes, regulations, orders, directives and agreements, including, without limitation, ERISA, the Code, the Income Tax Act (Canada), and the Pension Benefits Act, 1987 (Ontario), any successor legislation thereto, and all other applicable laws of any jurisdiction;

(j)	there are no outstanding, pending or threatened investigations, claims, suits or proceedings in respect of any pension plans (including to assert rights or claims to benefits or that could give rise to any material liability, but excluding routine claims for benefits and qualified domestic relations orders) operated by either Borrower, Kingsway America or any of their Subsidiaries;

(k)	no promises of benefit improvements have been made except where such improvements could not reasonably be expected to have a Material Adverse Effect and, in any event, no such improvements will result in a solvency deficiency or going concern unfunded liability in the affected pension plans operated by either Borrower, Kingsway America or any of their Subsidiaries;

(l)	all the material obligations of the Borrowers, Kingsway America and their Subsidiaries (including fiduciary, funding, investment and administration obligations) required to be performed in connection with any pension plans and the funding agreements therefor have been performed in a timely fashion;

(m)	there have been no improper withdrawals or applications of the assets of the pension plans or the benefit plans operated by either Borrower, Kingsway America or any of their Subsidiaries.

(23)	ERISA. Except to the extent that any of the following could not reasonably be expected to have a Material Adverse Effect:

(a)	neither a Reportable Event nor an “accumulating funding deficiency” (within the meaning of the Code, or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred and no lien in favour of the PBGC of a Plan has arisen during the five-year period prior to the date as of which this representation is deemed made. The present value of all accrued benefits under each Single Employer Plan in which a Borrower, Kingsway America or any of their Subsidiaries is a participant (based on those assumptions used to fund the Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits;

(b)	none of the Borrowers, nor Kingsway America nor any of their Subsidiaries has had a complete or partial withdrawal from any Multiemployer Plan, nor would a Borrower, Kingsway America or any of their Subsidiaries become subject to any liability under ERISA if it were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made;

(c)	none of the Borrowers, nor Kingsway America nor any of their Subsidiaries nor any Commonly Controlled Entity has any contingent liability with respect to any post-retirement benefit under a Plan, other than liability for COBRA; and

(d)	no Multiemployer Plan to which any of the Borrowers, Kingsway America or any of their Subsidiaries may have liability is in “reorganization” or “insolvent” within the meaning of such terms as used in ERISA.

(24)	Accuracy of Information. All factual information previously or contemporaneously furnished by or on behalf of a Borrower, Kingsway America or any of their Subsidiaries in writing for purposes of or in connection with this Agreement, the Kingsway America Guarantee or any instrument or transaction contemplated hereby is true and accurate in every material respect and such information is not incomplete by the omission of any material fact necessary to make such information not misleading.

(25)	Solvency. Both before and immediately after giving effect to any Borrowing requested hereunder:

(a)	the fair saleable value of the assets (as defined below) of each Borrower, Kingsway America and their Subsidiaries on a Consolidated basis exceeds the total amount of liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of each such Borrower, Kingsway America and such Subsidiaries on a Consolidated basis, on a going-concern basis;

(b)	the present fair saleable value (as defined below) of the assets of each Borrower, Kingsway America and their Subsidiaries on a Consolidated basis exceeds the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of each such Borrower, Kingsway America and such Subsidiaries on a Consolidated basis as such liabilities become absolute and matured;

(c)	each Borrower, Kingsway America and their Subsidiaries on a Consolidated basis will be able to pay their debts, including contingent liabilities, as they mature and become due;

(d)	each Borrower, Kingsway America and their Subsidiaries on a Consolidated basis are not, and will not be, engaged in a business for which their Consolidated capital is, or would be, unreasonably small for their Consolidated businesses; and

(e)	each Borrower, Kingsway America and their Subsidiaries on a Consolidated basis have not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under this Agreement or the Kingsway America Guarantee, nor have they made any conveyance pursuant to or in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of the Borrowers, Kingsway America or any of their Subsidiaries.

For purposes of this Section, the “fair saleable value” of each Borrower’s, Kingsway America’s and their Subsidiaries’ assets means the amount which may be realized within a reasonable time, either through collection or sale of such assets at the regular market value, based upon the amount which could be obtained for such assets within such period by a capable and diligent seller from an interested buyer who is willing (but is under no compulsion) to purchase under ordinary selling conditions.

(26)	Subsidiary Status; Liabilities, etc. Immediately prior to and following the Closing Date:

(a)

the U.S. Borrower, Kingsway U.S. Tier II Finance Partnership and Kingsway Finance Nova Scotia, ULC had no assets or liabilities (other than directly held interests in Subsidiaries and, immediately prior to the Closing Date, liabilities under the Prior Credit

Agreement and the 1999 Facility and, immediately following the Closing Date, liabilities under this Agreement and the 1999 Facility) and had performed no business other than preparing for and administering the transactions herein contemplated,

(b)	Kingsway Connecticut Statutory Trust I had no assets or liabilities (other than ownership of the Trust Pool Debentures and liabilities pursuant to the Trust Pool Securities) and had performed no business other than preparing for the transactions in relation to the Trust Pool Securities,

(c)	Kingsway U.S. Funding Inc. had no assets or liabilities (other than directly held interests in Kingsway Financial Capital Trust I by Kingsway U.S. Funding Inc.) and had performed no business and Kingsway Financial Capital Trust I had no assets or liabilities and had performed no business,

(d)	Kingsway Delaware Statutory Trust III had no assets or liabilities (other than ownership of the Second Round Trust Pool Debentures and liabilities pursuant to the Second Round Trust Pool Securities) and had performed no business other than preparing for and administering the transactions in relation to the Second Round Trust Pool Securities,

(e)	Kingsway Connecticut Statutory Trust II had no assets or liabilities (other than ownership of the Third Round Trust Pool Debentures and liabilities pursuant to the Third Round Trust Pool Securities) and had performed no business other than preparing for and administering the transactions in relation to the Third Round Trust Pool Securities,

(f)	Kingsway Delaware Statutory Trust IV had no assets or liabilities (other than ownership of certain of the Fourth Round Trust Pool Debentures and liabilities pursuant to certain of the Fourth Round Trust Pool Securities) and had performed no business other than preparing for and administering the transactions in relation to certain of the Fourth Round Trust Pool Securities,

(g)	Kingsway Connecticut Statutory Trust III had no assets or liabilities (other than ownership of certain of the Fourth Round Trust Pool Debentures and liabilities pursuant to certain of the Fourth Round Trust Pool Securities) and had performed no business other than preparing for and administering the transactions in relation to certain of the Fourth Round Trust Pool Securities,

(h)	Kingsway Delaware Statutory Trust VI had no assets or liabilities (other than ownership of certain of the Fourth Round Trust Pool Debentures and liabilities pursuant to certain of the Fourth Round Trust Pool Securities) and had performed no business other than preparing for and administering the transactions in relation to certain of the Fourth Round Trust Pool Securities, and

(i)	Any other Fourth Round Statutory Trust shall have no assets or liabilities (other than ownership of certain of the Fourth Round Trust Pool Debentures and liabilities pursuant to certain of the Fourth Round Trust Pool Securities) and shall perform no business other than preparing for and administering the transactions in relation to certain of the Fourth Round Trust Pool Securities.

(27)	Financial Year End. The Financial Year ends of each of the Borrowers, Kingsway America and each of their Subsidiaries is December 31.

(28)	Guarantees. None of the Borrowers, nor Kingsway America nor any of their Subsidiaries has guaranteed the obligations of any Person for borrowed money, save as identified in Section 8.03(5).

(29)	Margin Stock.

(a)	None of the Borrowers, nor Kingsway America nor any of their Subsidiaries owns stock on margin except as previously disclosed to the Administrative Agent in writing,

(b)	neither Borrower, nor Kingsway America nor any of their Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowing will be used to purchase or carry any margin stock or for a purpose which violates, or would be consistent with, F.R.S. Board Regulation T, U or X. Terms for which meanings are provided in F.R.S. Board Regulation T, U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section 7.01(29) with such meanings.

(30)	Disclosure. No representation or warranty made by a Borrower or Kingsway America in any of the Loan Documents contains any untrue statement of a fact or omits to state a material fact necessary in order to make the statements contained therein, taken as a whole, not misleading in light of the circumstances in which they are made. There is no fact known to either Borrower which the Borrowers have not disclosed to the Agent and the Lenders which could reasonably be expected to have a Material Adverse Effect so far as the Borrowers can now reasonably foresee or which may materially adversely affect the ability of the Borrowers to perform their obligations under this Agreement.

(31)	Governmental and Third Party Authorization; Permits.

(a)	No consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority or other Person is or will be required as a condition to or otherwise in connection with the due execution, delivery and performance by each Borrower or Kingsway America of this Agreement or any of the other Loan Documents to which it is or will be a party or the legality, validity or enforceability hereof or thereof, other than (i) consents, authorizations and filings that have been (or on or prior to the Closing Date will have been) made or obtained and that are (or on the Closing Date will be) in full force and effect, which consents, authorizations and filings are listed on Schedule “J”, and (ii) consents and filings the failure to obtain or make which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)	Each of the Borrowers, Kingsway America and each of their Subsidiaries has, and is in good standing with respect to, all governmental approvals, licenses, permits and authorizations necessary to conduct its business as presently conducted and to own or lease and operate its properties, except for those approvals, licenses, permits and authorizations the failure to obtain of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)	Schedule “K” lists with respect to each Material Subsidiary, as of the Closing Date, all of the jurisdictions in which such Material Subsidiary holds licenses (including, without limitation, licenses or certificates of authority from relevant Insurance Regulatory Authorities), permits or authorizations to transact insurance and reinsurance business (collectively, the “Licenses”). To the knowledge of the Borrowers: (i) no such License is the subject of a proceeding for suspension, revocation or limitation or any similar proceedings; (ii) there is no sustainable basis for such a suspension, revocation or limitation; and (iii) no such suspension, revocation or limitation is threatened by a relevant Insurance Regulatory Authority. No Material Subsidiary transacts any insurance business, directly or indirectly, in any jurisdiction other than those listed on Schedule “K”, where such business requires any license, permit or other authorization of an Insurance Regulatory Authority of such jurisdiction.

(32)	Trusts. None of the Trusts has redeemed, repurchased or in any manner, directly or indirectly, acquired any of the preferred securities issued by each such Trust (except for those redemptions for which the prior written consent of the Majority of the Lenders has been provided to the Canadian Borrower) and none of the Trusts has incurred any Indebtedness other than: (a) the reasonable fees and expenses of the trustees (acting solely in their capacity as trustee and not in their individual capacity) as agreed pursuant to the agreements, documents and other instruments delivered in connection with the incurrence of Permitted Indebtedness in respect of each such Trust; and (b) the principal, premium (if any) and interest in respect of the preferred securities issued by each such Trust.

(33)	Insurance. Each of the Borrowers has insured and continues to keep insured each of their properties and assets and has caused Kingsway America and each of their Subsidiaries to insure and to keep insured their properties and assets, in all cases with reputable insurers and with such coverage to the extent obtained by and against such loss or damage to the extent insured by comparable corporations of a similar size engaged in a similar business, and all premiums which are due and owing and are necessary to maintain insurance policies in respect of all such insurance have been paid and have been caused to be paid such that all such insurance policies are and continue to be in good standing.

(34)	Intellectual Property. Each of the Borrowers and Kingsway America, to the best of their knowledge, conduct their business without infringement of any Intellectual Property of others. No claim has been asserted or, to the best of the knowledge of each of the Borrowers, has been threatened or is pending by any Person against either of the Borrowers or Kingsway America challenging or questioning the use or infringement of any of the Intellectual Property.

Section 7.02 Survival of Representations and Warranties.

The representations and warranties contained in this Article Seven shall survive the execution and delivery of this Agreement and the making of Borrowings hereunder, regardless of any investigation or examination made by the Agents, the Lenders or their counsel. For greater certainty, the representations and warranties set out in Section 7.01 shall be remade and shall be deemed to be remade by the Borrowers: (i) each time there is a Borrowing hereunder; and (ii) each time a Quarterly Certificate is delivered as required by this Agreement.

ARTICLE EIGHT

COVENANTS

Section 8.01 Positive Covenants.

From the date hereof and until the Outstanding Obligations are permanently paid in full, the Borrowers will, and will cause Kingsway America and each of their Subsidiaries to, observe and perform each of the following covenants, unless compliance therewith shall have been waived in writing by the Majority of the Lenders:

(1)

Existence - Corporate. The Canadian Borrower will do or cause to be done all such things as are necessary to maintain its corporate existence and the corporate existence of Kingsway America and each of their Subsidiaries in good standing, to ensure that it, Kingsway America and each of their Subsidiaries have at all times the right and are duly qualified to conduct their businesses and to obtain and maintain all rights, privileges and franchises necessary for the conduct of their business, except where failure to do so could not reasonably be expected to have a Material Adverse Effect on such businesses or on the ability of the Canadian Borrower,

Kingsway America or any of their Subsidiaries to perform its obligations hereunder or under the Loan Documents.

(2)	Existence - U.S. Borrower. The U.S. Borrower will do or cause to be done all such things as are necessary to maintain its existence (including for United States tax purposes, its status as a United States corporation) and the corporate existence of each of the partners of the U.S. Borrower in good standing, to ensure that it has at all times the right and is duly qualified to conduct its business and to obtain and maintain all rights, privileges and franchises necessary for the conduct of its business, except where failure to do so could not reasonably be expected to have a Material Adverse Effect on such business or on its ability to perform its obligations hereunder. The U.S. Borrower will make and maintain without revocation an effective election under the Code to be treated as a corporation for United States federal income tax purposes; provided, however, the U.S. Borrower may fail to make such election or may revoke such election with the prior written consent of the Majority of the Lenders if such failure or revocation could not reasonably be expected to have a Material Adverse Effect.

(3)	Conduct of Business. Each Borrower will maintain, operate and use its properties and assets, and will carry on and conduct its business: (i) in substantially the same fields of enterprise as are conducted as of the date hereof and in a manner so as to preserve and maintain all permits and licenses as are necessary to so conduct their business in such fields of enterprise; and (ii) in a proper and efficient manner so as to preserve and protect such properties and assets and business and the profits thereof and will cause Kingsway America and each of their Subsidiaries to do likewise in respect of their respective properties, assets and business.

(4)	Payment of Principal, Interest and Expenses. The Borrowers will duly and punctually pay or cause to be paid to the Administrative Agent and the Lenders the Outstanding Obligations at the times and places and in the manner provided for herein.

(5)	Payment of Taxes and Claims. The Borrowers will pay and discharge, and will cause Kingsway America and each of their Subsidiaries to pay and discharge, promptly when due all Taxes, assessments and other governmental charges or levies imposed upon it or upon its properties or assets or upon any part thereof, as well as all claims of any kind (including claims for labour, materials and supplies) which, if unpaid, would by law become a lien, charge, trust or other claim upon any such properties or assets; but neither Borrower, nor Kingsway America nor any of their Subsidiaries shall be required to pay any such Tax, assessment, charge or levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings and if the Borrowers, Kingsway America or any of their Subsidiaries, as applicable, shall have set aside on its books a reserve to the extent required by GAAP in an amount which is reasonably adequate with respect thereto.

(6)	Notice of Default or Event of Default. The Borrowers will promptly notify the Administrative Agent and the Lenders of the occurrence of any Default or Event of Default and shall provide the Administrative Agent and the Lenders with a detailed statement of a senior officer of the Borrowers, without personal liability, describing in detail the steps taken by the Borrowers to cure such Default or Event of Default.

(7)	Financial Statements. The Borrowers will deliver to each Lender:

(a)

As soon as available and in any event within sixty (60) days after the end of each of the first three fiscal quarters of each of their Financial Years, beginning with the fiscal quarter ending March 31, 2004: (i) unaudited Consolidated and consolidating financial statements of the Canadian Borrower and Kingsway America, and (ii) unaudited Consolidated and non-Consolidated financial statements of the U.S. Borrower, as of the end of such fiscal quarter consisting of balance sheets, statements of income, cash flows and shareholders’ equity for the fiscal quarter then ended and for that portion of their Financial Year then ended, in each case setting forth comparative Consolidated figures as of the end of and for the corresponding period in the preceding Financial Year, all in reasonable detail and prepared in accordance with GAAP (subject to the absence of notes required by GAAP and U.S. GAAP, as applicable, and subject to normal year-end adjustments) applied on a basis consistent with that of the preceding fiscal quarter or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such fiscal quarter;

(b)	As soon as available and in any event within one hundred and twenty (120) days after the end of each of their Financial Years, beginning with the Financial Year ending December 31, 2003: (i) audited Consolidated and unaudited consolidating financial statements of the Canadian Borrower and Kingsway America, and (ii) unaudited Consolidated and non-Consolidated financial statements of the U.S. Borrower, all as of the end of such Financial Year consisting of balance sheets, statements of cash flow, income and shareholders’ equity for such Financial Year then ended, including the notes thereto, in each case setting forth comparative figures as of the end of and for the preceding Financial Year together with comparative projected figures for such Financial Year then ended, all in reasonable detail and certified by the independent public accounting firms regularly retained by the Borrowers and Kingsway America or another independent public accounting firm of recognized national standing reasonably acceptable to the Administrative Agent, together with (y) a report thereon by such accountants that is not qualified as to going concern or scope of audit and to the effect that such financial statements present fairly the Consolidated financial condition and results of operations of the Borrowers and Kingsway America as of the dates and for the periods indicated in accordance with GAAP and U.S. GAAP, as applicable, applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such year, and (z) if required by a Lender, a report by such accountants to the effect that, based on and in connection with their examination of the financial statements of the Borrowers and Kingsway America, such accountants obtained no knowledge of the occurrence or existence of any Default or Event of Default relating to accounting or financial reporting matters, or a statement specifying the nature and period of existence of any such Default or Event of Default disclosed by their audit; provided however, that such accountants shall not be liable by reason of the failure to obtain knowledge of any Default or Event of Default that would not be disclosed or revealed in the course of their audit examination;

(c)	As soon as available and in any event within one hundred and twenty (120) days after the end of each of their Financial Years, beginning with the Financial Year ending December 31, 2003, a summary of the letters of credit and guarantees issued and outstanding by the Borrowers, Kingsway America and their Subsidiaries during and as at the end of each such Financial Year all in reasonable detail and certified by a responsible officer of the Canadian Borrower; and

(d)	As soon as available and in any event no later than thirty (30) days immediately following the end of each Financial Year of the Canadian Borrower (beginning no later than thirty (30) days immediately following the end of the Financial Year of the Canadian Borrower ending December 31, 2004), copies of the Consolidated financial projections (including, without limitation, a balance sheet and related statement of income showing the projected Consolidated results for Canadian Borrower for each fiscal quarter of such upcoming Financial Year) for Canadian Borrower in respect of the immediately upcoming Financial Year of Canadian Borrower.

(8)

Quarterly Certificate. The Borrowers shall deliver to the Administrative Agent not later than sixty (60) days after the end of the last day of each of the first three fiscal quarters of the Borrowers and within one hundred and twenty (120) days after the end of each Financial Year of the

Borrowers, a certificate of a senior officer of each of the Borrowers, without personal liability, in form and content satisfactory to the Administrative Agent, which is to: (i) confirm compliance by the Borrowers with the terms and conditions hereof including the covenants contained in Section 8.02; (ii) include detailed calculations of the financial tests contained in Section 8.02; (iii) confirm that no Default or Event of Default has occurred and is continuing; and (iv) confirm that the Borrowers are operating in accordance with applicable regulatory financial ratio guidelines.

(9)	Notice of Default or Event of Default in respect of Other Indebtedness. The Borrowers will provide the Administrative Agent and each Lender with written notice promptly upon becoming aware of: (i) any actual (or, to the best of their knowledge, pending) occurrence of a default or any event of default in respect of any Indebtedness of the Borrower, Kingsway America or any of their Subsidiaries (including, without limitation, any of the Trusts) or material contract to which any of the Borrower, Kingsway America or any of their Subsidiaries (including, without limitation, any of the Trusts) is a party; and (ii) any acceleration, demand or enforcement of any Indebtedness of the Borrower, Kingsway America or any of their Subsidiaries (including, without limitation, any of the Trusts).

(10)	Statutory Financial Statements. The Borrowers will deliver to each Lender:

(a)	as soon as available and in any event within sixty (60) days after the end of each of the first three fiscal quarters of each Financial Year of the Borrowers, beginning with the fiscal quarter ending March 31, 2004, a quarterly statement of each Insurance Subsidiary as of the end of such fiscal quarter and for that portion of the Financial Year of the Borrowers then ended, in the form filed with the relevant Insurance Regulatory Authority, prepared in accordance with Statutory Accounting Practices; and

(b)	as soon as available and in any event within seventy (70) days after the end of each Financial Year of the Borrowers, beginning with the Financial Year ended December 31, 2004, an Annual Statement of each Insurance Subsidiary as of the end of such Financial Year and for the Financial Year of the Borrowers then ended, in the form filed with the relevant Insurance Regulatory Authority, prepared in accordance with SAP.

(11)	Other Information. Each Borrower will furnish to the Administrative Agent promptly on request such other information in its possession respecting its financial condition and its business and operations as the Lenders may from time to time reasonably require.

(12)	Books and Records. Each Borrower will at all times maintain proper records and books of account and therein make true and correct entries of all dealings and transactions relating to its business including records of any transactions between a Borrower, Kingsway America and their Subsidiaries, and will make the same available for inspection by the Administrative Agent and the Lenders or any agent of the Administrative Agent or the Lenders at all reasonable times.

(13)	Notice of Litigation. Each Borrower will give to the Administrative Agent prompt written notice of any material action, suit, litigation, or other proceeding which is commenced or threatened against it or any of their Subsidiaries (including, without limitation, any of the Trusts).

(14)	Use of Proceeds. The Borrowers will use the proceeds of all Borrowings for the purposes contemplated hereunder, and for no other purpose.

(15)	Reserves. The Borrowers will, and will cause Kingsway America and their Subsidiaries to, maintain appropriate reserves for Taxes, depreciation and other contingent expenses or liabilities in accordance with GAAP.

(16)	Securities Regulatory Filings; Certain Other Notices. The Borrowers will provide to the Administrative Agent a copy of each material written communication received by either Borrower,

Kingsway America or any of their Subsidiaries from or delivered by a Borrower, Kingsway America or any of their Subsidiaries to (without duplication): (i) any securities regulatory authority, including annual filings, information circulars, directors’ circulars, statements of executive compensation and material change reports, (ii) any holder of any securities or Indebtedness of a Borrower, Kingsway America or any of their Subsidiaries, or (iii) any provincial, state or federal regulatory body, in each case, within ten (10) days of such receipt or delivery.

(17)	Report to Other Creditors. The Borrowers will provide to the Administrative Agent copies of any statement or report provided to any other party by a Borrower, Kingsway America or any of their Subsidiaries pursuant to the terms of each contract or agreement relating to Indebtedness of a Borrower, Kingsway America or any of their Subsidiaries and not otherwise required to be provided to the Administrative Agent pursuant to this Agreement promptly following the provision to such other party.

(18)	Other Information. The Borrowers will furnish to the Administrative Agent, promptly on request, such other information in their possession respecting their financial condition and their businesses and operations, and the financial condition of Kingsway America and each of their Subsidiaries and each of their businesses and operations, as the Administrative Agent and the Lenders may from time to time reasonably require.

(19)	Insurance. The Borrowers will insure and keep insured their properties and assets, and shall cause Kingsway America and each of their Subsidiaries to insure and to keep insured their properties and assets, in each case placed with such insurers and with such coverage and against such loss or damage to the full insurable value of such properties and assets without co-insurance as the Administrative Agent shall reasonably require or, in the absence of such requirement, to the extent insured against by comparable corporations of a similar size engaged in comparable businesses. The Borrowers shall pay or cause to be paid all premiums necessary to maintain any such insurance policies in good standing as such premiums become due and payable. The Borrowers shall provide or cause to be provided certificates of insurance in respect of any or all such insurance to the Administrative Agent from time to time as reasonably required by the Administrative Agent.

(20)	Access. Each Borrower will permit, and will cause Kingsway America and each of their Subsidiaries to permit, the Administrative Agent (on behalf of the Lenders) through its officers or employees or through any consultants retained by it, upon request, to have reasonable access at any reasonable time and from time to time, to either of the Borrowers’, Kingsway America’s or any of their Subsidiaries’ premises and to any records, information or data in their possession so as to enable the Administrative Agent to ascertain the state of the Borrowers’, Kingsway America’s of any of their Subsidiaries’ financial condition or operations, and will permit the Administrative Agent to make copies of and abstracts from such records, information or data and will upon request of the Lenders deliver to the Administrative Agent copies of such records, information or data.

(21)	Notice of Adverse Change. The Borrowers will give to the Administrative Agent prompt written notice of any event (including, without limitation, any proposed change in any Tax Law) which may result in a Material Adverse Effect.

(22)	Material Contracts. The Borrowers will, and will cause Kingsway America and each of their Subsidiaries to, perform all material obligations of a Borrower, Kingsway America or any of their Subsidiaries, as applicable, pursuant to all documents, contracts and agreements material to the operations of a Borrower, Kingsway America or any of their Subsidiaries.

(23)	Compliance with Laws. The Borrowers will, and will cause Kingsway America and each of their Subsidiaries to, comply in all material respects with all Applicable Laws.

(24)	Notice of Employment Matters. The Borrowers will promptly give written notice to the Administrative Agent and to the Lenders of the occurrence or expected occurrence of: (i) any Reportable Event with respect to any Plan or arrangement with respect to any Plan which could reasonably be expected to result in the incurrence by either Borrower, Kingsway America or any of their Subsidiaries of any material liability, fine or penalty, a failure to make any required contribution to a Plan, any lien in favour of the PBGC or a Plan, or any withdrawal from, or the termination, reorganization or insolvency (within the meaning of such terms as used in ERISA) of any Multiemployer Plan; or (ii) the institution of any proceedings or the taking of any action by the PBGC or either Borrower of any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, reorganization or insolvency (within the meaning of such terms as used in ERISA) of any Plan or which would materially increase the contingent liability of either Borrower, Kingsway America or any of their Subsidiaries with respect to any post-retirement Plan benefit other than liability for COBRA.

(25)	Investments. The Borrowers will provide to the Administrative Agent such periodic reports in respect of investments and invested assets as the Administrative Agent and the Lenders may reasonably request.

(26)	Parity of Debt. The Borrowers will ensure that the Outstanding Obligations shall rank in right of payment in priority to, or in parity with, any other Senior Funded Debt other than Senior Funded Debt secured by Permitted Encumbrances.

(27)	Business of Subsidiaries. The Borrowers will ensure that:

(a)	the U.S. Borrower, Kingsway U.S. Tier II Finance Partnership and Kingsway Finance Nova Scotia ULC have no assets or liabilities (other than directly held interests in Subsidiaries and liabilities under this Agreement) and have not performed any business other than preparing for and administering the transactions herein contemplated,

(b)	Kingsway Connecticut Statutory Trust I has no assets or liabilities (other than ownership of the Trust Pool Debentures and liabilities pursuant to the Trust Pool Securities) and has not performed any business other than preparing for and administering the transactions in relation to the Trust Pool Securities,

(c)	Kingsway U.S. Funding Inc. and Kingsway Financial Capital Trust I have no assets or liabilities (other than directly held interests in Kingsway Financial Capital Trust I by Kingsway U.S. Funding Inc.) and have not performed any business,

(d)	Kingsway Delaware Statutory Trust III has no assets or liabilities (other than ownership of the Second Round Trust Pool Debentures and liabilities pursuant to the Second Round Trust Pool Securities) and has not performed any business other than preparing for and administering the transactions in relation to the Second Round Trust Pool Securities,

(e)	Kingsway Connecticut Statutory Trust II has no assets or liabilities (other than ownership of the Third Round Trust Pool Debentures and liabilities pursuant to the Third Round Trust Pool Securities) and has not performed any business other than preparing for and administering the transactions in relation to the Third Round Trust Pool Securities, and

(f)	None of the Fourth Round Statutory Trusts have any assets or liabilities (other than ownership of the Fourth Round Trust Pool Debentures and liabilities pursuant to the Fourth Round Trust Pool Securities) and none of the Fourth Round Statutory Trusts have performed any business other than preparing for and administering the transactions in relation to the Fourth Round Trust Pool Securities issued by it.

(28)	Senior Unsecured Debt Rating. The Canadian Borrower will maintain at all times a senior unsecured debt rating with Dominion Bond Rating Services Limited and/or Moody’s Investor’s Services Inc. and/or Standard & Poor’s Corp. and such debt ratings are to be updated annually.

(29)	Ownership of Subsidiaries. The Canadian Borrower will at all times hold directly or indirectly 100% of all issued and outstanding securities of all classes issued by the U.S. Borrower, Kingsway America, Metro Claim Services Inc. and all of its other Subsidiaries, except for: (i) qualifying shares issued to directors of Kingsway America and all Subsidiaries of the Canadian Borrower, and (ii) preferred securities in respect of the Trusts.

(30)	Intellectual Property. The Borrowers and Kingsway America will at all times own or have the right to use all Intellectual Property necessary for the conduct in all material respects of their business as conducted as at the Closing Date and as proposed to be conducted thereafter without any known conflict with the rights of others.

Section 8.02 Financial Covenants.

(1)	Funded Debt to Total Capitalization Ratio. The Canadian Borrower shall maintain a ratio of Funded Debt to Total Capitalization on a Consolidated basis of not greater than 0.30:1.00 calculated quarterly on the last day of each fiscal quarter of the Canadian Borrower; provided that, for the purposes of this covenant only, neither the Trust Pool Debentures nor the Second Round Trust Pool Debentures nor the Third Round Trust Pool Debentures nor the Fourth Round Trust Pool Debentures shall be included in the calculation of Funded Debt but the Trust Pool Debentures, Second Round Trust Pool Debentures, Third Round Trust Pool Debentures and Fourth Round Trust Pool Debentures shall be included in the calculation of Total Capitalization.

(2)	Minimum Tangible Net Worth. The Canadian Borrower shall maintain a Tangible Net Worth on a Consolidated basis of not less than $403,000,000, calculated quarterly on the last day of each fiscal quarter of the Canadian Borrower; provided that minimum Tangible Net Worth on a Consolidated basis shall increase in each fiscal quarter subsequent to December 31, 2003 by an amount equal to 50% of Consolidated Net Income during each such quarter plus by an amount equal to 25% of the proceeds of any equity issuance during each such quarter, with no downward adjustment made for net losses. For the purposes of this Section 8.02(2), the calculation of Tangible Net Worth shall exclude the gross proceeds of the offerings of the Second Round Trust Pool Securities, Third Round Trust Pool Securities, Fourth Round Trust Pool Securities and any other preferred securities issued by the Canadian Borrower or any of its Subsidiaries (including, without limitation, any of the Trusts).

(3)	Combined Ratio. The Canadian Borrower shall maintain a Combined Ratio on a Consolidated basis of not greater than the greater of: (i) 105%; and (ii) the Canadian Property and Casualty Industry Average Combined Ratio during the immediately preceding four consecutive fiscal quarters of the Canadian Borrower, calculated on the last day of each fiscal quarter of the Canadian Borrower on a rolling four-quarter basis and in a consistent manner.

(4)	Capital Surplus Ratio. The Canadian Borrower shall maintain a Capital Surplus Ratio on a Consolidated basis calculated quarterly in a consistent manner on the last day of each fiscal quarter of the Canadian Borrower on a rolling four-quarter basis of not greater than 3.00:1.00.

(5)	Interest Coverage Ratio. The Canadian Borrower shall maintain an Interest Coverage Ratio on a Consolidated basis of not less than 3.00:1.00, calculated on the last day of each fiscal quarter of the Canadian Borrower on a rolling four-quarter basis and in a consistent manner.

Section 8.03 Restrictive Covenants.

From the date hereof and until the Outstanding Obligations are permanently paid in full, the Borrowers shall adhere to, and shall cause Kingsway America and each of their Subsidiaries to adhere to, the following covenants, unless waived in writing by the Majority of the Lenders:

(1)	Not to Amalgamate, etc. Neither Borrower, nor Kingsway America nor any of their Subsidiaries shall enter into any transaction or series of related transactions (whether by way of amalgamation, merger, winding-up, consolidation, reorganization, reconstruction, dissolution, continuance, transfer, sale, lease or otherwise) whereby all or substantially all of any undertaking, properties, rights or assets of a Borrower, Kingsway America or any of their Subsidiaries would become the property of any Person other than a Borrower, Kingsway America or a Material Subsidiary.

(2)	Indebtedness. Neither Borrower, nor Kingsway America nor any of their Subsidiaries shall create, assume, issue or permit to exist, directly or indirectly, any Indebtedness except for Permitted Indebtedness.

(3)	Negative Pledge. Neither Borrower, nor Kingsway America nor any of their Subsidiaries shall create, assume, incur or suffer to exist any Security Interest in or upon any of their respective undertakings, properties, rights or assets (including, without limitation, insurance policies required pursuant to Section 8.01(19)), other than Permitted Encumbrances.

(4)	No Impairment of Upstreaming. Except to the extent that an Insurance Subsidiary is regulated by an Insurance Regulatory Authority, neither Borrower, nor Kingsway America nor any of their Subsidiaries shall directly or indirectly enter into, assume or be bound by any agreement or instrument that restricts or limits the ability of the Borrowers, Kingsway America or any of their Subsidiaries to make dividend payments or other distributions in respect of its capital stock, to repay indebtedness owed to a Borrower, Kingsway America or any of their Subsidiaries, to make loans or advances to a Borrower, Kingsway America or any of their Subsidiaries, or to transfer any of its assets or properties to a Borrower, Kingsway America or any of their Subsidiaries, in each case other than such restrictions or encumbrances existing under or by reason of the Loan Documents.

(5)	No Guarantees. Neither Borrower, nor Kingsway America nor any of their Subsidiaries shall be, or become liable, directly or indirectly, contingently or otherwise, for any obligation of any other Person by Guarantee or otherwise provide any other form of direct or indirect financial assistance to any other Person other than:

(a)	the Guaranty Agreement effective January 1, 2001 (the “State and County Guaranty”) issued by the Canadian Borrower in favour of State and County Mutual Fire Insurance Company (“State and County”) in respect of the liabilities of:

(i)	Kingsway Reinsurance Corporation (“Kingsway Reinsurance”) under that certain 100% Quota Share Reinsurance Agreement effective January 1, 2001 (the “State and County Reinsurance Agreement”) between Kingsway Reinsurance and State and County, and

(ii)	Southern United General Agency of Texas, Inc. (“General Agency”) under that certain agreement effective January 1, 2001 (the “State and County General Agency Agreement”) whereby State and County appointed General Agency, to the extent provided therein, to act as general agent for State and County;

(b)	the Guaranty Agreement effective April 1, 2001 (the “State National Guaranty”) issued by the Canadian Borrower in favour of State National Insurance Company, Inc. (“State

National”), State National Specialty Insurance Company (“State National—Florida”) and State and County in respect of the liabilities of:

(i)	Kingsway Reinsurance under that certain 100% Quota Share Reinsurance Agreement effective April 1, 2001 between Kingsway Reinsurance and State and County,

(ii)	Lincoln General Insurance Company (“Lincoln General”) under that certain 90% Quota Share Reinsurance Agreement effective April 1, 2001 among Lincoln General, State National and State National - Florida,

(iii)	Lincoln General under that certain Excess Stop Loss Reinsurance Agreement effective April 1, 2001 among Lincoln General, State National and State National - Florida, and

(iv)	Reliant American Insurance Company (“Reliant American”) under that certain agreement effective April 1, 2001 (the “Reliant American General Agency Agreement”) whereby State National, State National - Florida and State and County appointed Reliant American, to the extent provided therein, to act as general agent for State National, State National - Florida and State and County;

(c)	the letters of credit that may be obtained, from time to time, by Kingsway Reinsurance Corporation for the benefit of Old American County Mutual Fire Insurance Company (“Old American”) to support the liabilities of Kingsway Reinsurance under that certain Quota Share Reinsurance Agreement effective October 5, 2001 between Kingsway Reinsurance and Old American (the “Old American Reinsurance Agreement”);

(d)	the Indemnity and Hold Harmless Agreement effective October 5, 2001 (the “MSI Indemnity”) issued by Kingsway America, on behalf of itself and its affiliated companies, in favour of MSI Insurance Companies (“MSI”) in respect of the insurance policies issued in MSI’s name on behalf of Kingsway America by West Point Underwriters;

(e)	the Indemnity and Hold Harmless Agreement effective February 1, 2002 issued by the Canadian Borrower in favour of Aegis Security Insurance Company;

(f)	the letters of credit that may be obtained, from time to time, by the Canadian Borrower for the benefit of MSI (as defined above) to support the liabilities of Kingsway America under the MSI Indemnity (as defined above);

(g)	the letters of credit issued in favour of Mutual Service Insurance or Fairfield Insurance Company on the application of American Country Insurance Company in the amount and in the manner as more particularly described in Section 1.01(92)(j);

(h)	the Guarantee issued by Kingsway America (in form and substance satisfactory to the Lenders) in respect of the Indebtedness of the Canadian Borrower as more particularly described in Section 1.01(92)(k) and the Guarantee of the Canadian Borrower in respect of the U.S. Unsecured Notes as more particularly described in Section 1.01(92)(l);

(i)	the Guarantees issued by the Canadian Borrower and Kingsway America (in form and substance satisfactory to the Lenders) in connection with the Trust Pool Securities, Trust Pool Debentures, Second Round Trust Pool Securities, Second Round Trust Pool Debentures, Third Round Trust Pool Securities, Third Round Trust Pool Debentures, Fourth Round Trust Pool Securities and Fourth Round Trust Pool Debentures;

(j)	the Guarantee issued by the Canadian Borrower (in form and substance satisfactory to the Lenders) in support of a reinsurance agreement between Lincoln General Insurance Company and Clarendon Insurance Company;

(k)	the letters of credit issued pursuant to the syndicated letter of credit facility in the amount and in the manner as more particularly described in Section 1.01(92)(i); and

(l)	as otherwise permitted by this Agreement or as otherwise consented to by the Majority of the Lenders in writing.

(6)	Restrictions on Subsidiaries and Investments. Neither Borrower, nor Kingsway America nor any of their Subsidiaries shall directly or indirectly acquire or invest in any body corporate (other than investments made within the investment portfolios managed by the Canadian Borrower and certain of its Subsidiaries in the ordinary course of business and in respect of the Lines of Business) or form any Subsidiary or affiliate (other than a Person that is a Subsidiary of either of the Borrowers as at the date of this Agreement) or invest in or make any loan to any Person (other than investments or loans made within the investment portfolios managed by the Canadian Borrower and certain of its Subsidiaries in the ordinary course of business and in respect of the Lines of Business) unless no Default or Event of Default shall have occurred and be continuing or would result therefrom and the following conditions are satisfied:

(a)	Neither Borrower, nor Kingsway America nor any of their Subsidiaries shall acquire or attempt to acquire voting control directly or indirectly of any corporation by the acquisition of securities, by contract or otherwise (unless such action is supported or approved by the board of directors of the target corporation and such acquisition does not place a Lender in a position of conflict of interest);

(b)	Neither Borrower, nor Kingsway America nor any of their Subsidiaries shall make any acquisition or investment in or enter into a venture which is outside the scope of its core lines of business as at the date of this Agreement;

(c)	No individual acquisition or investment shall exceed U.S. $50,000,000;

(d)	Acquisitions and investments shall not exceed U.S. $125,000,000 in the aggregate in any Financial Year of the Canadian Borrower, provided that if acquisitions and investments in any Financial Year of the Canadian Borrower total less than U.S. $125,000,000 in the aggregate the Borrowers shall be entitled to carry forward 50% of the amount not so expended to the immediately following Financial Year of the Canadian Borrower; and

(e)	Prior to completion of the contemplated acquisition or investment, the Borrowers shall provide pro forma financial statements and a compliance certificate demonstrating compliance with the financial covenants set out in Section 8.02 certified by a senior officer of the Canadian Borrower, without personal liability, confirming that the Borrowers will not be in breach of any covenants as a result of the contemplated acquisition or investment.

(7)	Material Contracts. Neither Borrower, nor Kingsway America nor any of their Subsidiaries shall cancel or terminate any material contract or amend, supplement or otherwise modify any material contract, or waive any default or breach under any material contract, or take any other action in connection with any material contract that could reasonably be expected to have a Material Adverse Effect. In any event and without limitation of any of the foregoing, the Borrowers, Kingsway America and each of their Subsidiaries shall not consent to, enter into or permit the entering into of any amendment, supplement or other modification of any of the terms or provisions contained in, or applicable to:

(a)	any documents relating to preferred securities issued by any Borrower, Kingsway America or any of their Subsidiaries (including, without limitation, any of the Trusts);

(b)	documents relating to any warrant or option granted by any Borrower, Kingsway America or any of their Subsidiaries if the effect of such amendment, supplement or other modification is to impose or increase any monetary obligation on any Borrower, Kingsway America or any of their Subsidiaries;

(c)	any constating documents of any Borrower, Kingsway America or any of their Subsidiaries other than any such amendment, supplement or other modification which is immaterial or which could not reasonably be expected to have a Material Adverse Effect; or

(d)	any documents relating to the Debenture Indebtedness, the Debenture Offering, the U.S. Unsecured Notes, the U.S. Unsecured Note Offering, the Trusts (including, without limitation, the Trust Pool Securities, the Trust Pool Debentures, the Second Round Trust Pool Securities, the Second Round Trust Pool Debentures, the Third Round Trust Pool Securities, the Third Round Trust Pool Debentures, the Fourth Round Trust Pool Securities and the Fourth Round Trust Pool Debentures) and any declarations of trust, indemnities, indentures, guarantees and other documents, agreements and instruments in connection therewith.

(8)	No Speculative Transactions. Neither Borrower, nor Kingsway America nor any of their Subsidiaries shall engage in any speculative transaction or any transaction involving commodity options, futures contracts or interest rate or currency hedging (other than currency and interest rate hedging in the ordinary course of business consistent with prudent business management).

(9)	Margin Stock. Neither Borrower, nor Kingsway America nor any of their Subsidiaries shall use the proceeds of any Borrowing for the purpose of purchasing or acquiring any stock on margin.

(10)	Carry on Business. Neither Borrower, nor Kingsway America nor any of their Subsidiaries shall carry on any business other than the Lines of Business.

(11)	Margin Calls. Neither Borrower, nor Kingsway America nor any of their Subsidiaries shall use the proceeds of any Borrowing to satisfy a margin call.

(12)	Announcements. Neither Borrower, nor Kingsway America nor any of their Subsidiaries shall make or permit to be made by or on behalf of itself any press release or other public announcement which mentions an Agent or a Lender without such Agent’s and such Lender’s prior written consent and approval of such press release or public announcement, which written consent and approval shall not be unreasonably withheld or delayed, except as required by Applicable Law.

(13)	Transactions with Affiliates, Directors, etc. Neither Borrower, nor Kingsway America nor any of their Subsidiaries shall enter into any transaction, agreement or arrangement (including, without limitation, any loan transaction, agreement or arrangement) with any director, officer or shareholder of either Borrower, Kingsway America or any of their Subsidiaries or any member of the immediate family of any such director, officer or shareholder, except in the ordinary course of business and on terms no more beneficial than would be offered to Persons at arms length to any director, officer or shareholder of either Borrower, Kingsway America or any of their Subsidiaries or any member of the immediate family of any such director, officer or shareholder.

(14)	Restricted Payments, etc.

(a)	The Borrowers shall not, and shall not permit or cause Kingsway America or any of their Subsidiaries to, directly or indirectly, declare or make any dividend payment, or make any other distribution of cash, property or assets, in respect of any of its capital stock or any warrants, rights or options to acquire its capital stock, or purchase, redeem, retire or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire its capital stock, or set aside funds for any of the foregoing, except that:

(i)	the Canadian Borrower may declare and make dividend payments or other distributions to holders of its common stock, in cash or in shares of its common stock, and may purchase, redeem, retire or otherwise acquire shares of its capital stock, in cash or in kind, in each case provided that no Default or Event of Default shall have occurred and be continuing or would arise immediately after giving effect thereto;

(ii)	the U.S. Borrower may declare and make dividend payments or other distributions to the Canadian Borrower at any time;

(iii)	each Subsidiary of the U.S. Borrower may declare and make dividend payments or other distributions to the U.S. Borrower or any other direct or indirect Subsidiary of the U.S. Borrower at any time; and

(iv)	each Subsidiary of the Canadian Borrower may declare and make dividend payments or other distributions to the Canadian Borrower or any other direct or indirect Subsidiary of the Canadian Borrower at any time.

(b)	The Borrowers shall not, and shall not permit or cause Kingsway America or any of their Subsidiaries (including, without limitation, the Trusts), to:

(i)	make (or give any notice in respect of) any voluntary or optional payment or prepayment of principal on any Subordinated Debt, or directly or indirectly make any redemption (including pursuant to any change of control provision), retirement, defeasance or other acquisition for value of any Subordinated Debt, or make any deposit or otherwise set aside funds for any of the foregoing purposes; or

(ii)	make any payment (including, without limitation, any payment of principal, premium (if any) or interest) in respect of the Trust Pool Debentures, the Trust Pool Securities, the Second Round Trust Pool Debentures, the Second Round Trust Pool Securities, the Third Round Trust Pool Debentures, the Third Round Trust Pool Securities, the Fourth Round Trust Pool Debentures, the Fourth Round Trust Pool Securities or any other securities issued by any Borrower, Kingsway America or any of their Subsidiaries or any guarantees or indemnities in respect thereof following the occurrence of a Default or an Event of Default or make any such payment if the making of such payment would result in the occurrence of a Default or Event of Default; or

(iii)	(directly or indirectly make (or give any notice in respect of) any redemption, retirement, defeasance or other acquisition of all or any portion of the Debenture Indebtedness, the Indebtedness evidenced by the U.S. Unsecured Notes, or any documents, agreements or instruments issued in exchange therefor, or make any deposit or otherwise set aside funds for any of the foregoing purposes.

(15)	Disposition of Assets. Neither Borrower, nor Kingsway America nor any of their Subsidiaries shall, during the term of this Agreement, sell, assign, transfer, convey, lease (as lessor),

contribute or otherwise dispose of, or grant options, warrants or other rights with respect to, any of their properties or assets, having a value in excess of U.S. $20,000,000 in the aggregate except for dispositions in the ordinary course of business of equity investments held in the Canadian Borrower’s investment portfolio.

(16)	Capital Expenditures. Neither Borrower, nor Kingsway America nor any of their Subsidiaries shall incur Capital Expenditures in any Financial Year of the Canadian Borrower in excess of U.S. $10,000,000 in the aggregate, save and except for: (i) Permitted Acquisitions; and (ii) expenditures by Jevco Insurance Company to acquire its head office building at the location municipally known as 5250 Decarie Boulevard and 5320 Isabella Avenue, Montreal, Quebec, H3X 2H9 for an amount not to exceed Cdn $5,500,000.

(17)	Currency and Interest Rate Speculation. Neither Borrower, nor Kingsway America nor any of their Subsidiaries shall engage in currency trading or convert loans from one currency to another currency for speculative reasons, or engage in interest rate hedging transactions for speculative reasons.

(18)	Redemption of Preferred Securities. Without the prior written consent of the Majority of the Lenders, neither Borrower, nor Kingsway America nor any of their Subsidiaries shall redeem, repurchase or in any manner directly or indirectly acquire any of the Trust Pool Securities, Second Round Trust Pool Securities, Third Round Trust Pool Securities, Fourth Round Trust Pool Securities or any other securities issued by any Borrower, Kingsway America or any of their Subsidiaries.

(19)	Financial Years. Neither Borrower, nor Kingsway America nor any of their Subsidiaries shall change their Financial Year end to a date which is other than December 31.

(20)	Chief Executive Office. Without giving prior written notice to the Administrative Agent, the Canadian Borrower shall not move its chief executive office (within the meaning of Section 7(4) of the Personal Property Security Act (Ontario)) outside of the Province of Ontario, such Province being the jurisdiction in which its chief executive office was located as at the Closing Date.

(21)	Corporate Names. Without giving prior written notice to the Administrative Agent, neither of the Borrowers nor Kingsway America shall change their corporate names in any manner at any time.

ARTICLE NINE

EVENTS OF DEFAULT

Section 9.01 Events of Default.

Notwithstanding anything to the contrary herein:

(a)	the right of a Borrower to obtain a further Borrowing shall cease and the Lenders shall have no obligation to honour any cheques or other orders for payment,

(b)	the Outstanding Obligations shall become immediately due and payable to the Administrative Agent (on behalf of the Lenders), and

(c)	the Lenders may without notice to the Borrowers apply any amounts outstanding to the credit of the Borrowers to repayment of the Outstanding Obligations

(provided in each case, other than in respect of Sections 9.01(8), (11), (12) and (14) (which are automatic Events of Default), the prior consent or direction of the Majority of the Lenders has been obtained by the Administrative Agent) upon the occurrence of any of the following events:

(1)	Failure to Pay Principal or Interest - if a Borrower fails to make punctual payment when due of any principal amount or interest payable hereunder;

(2)	Failure to Pay Other Amounts - if a Borrower fails to make punctual payment when due of any amount payable hereunder other than principal or interest and if such payment is not made within ten (10) Business Days of the day on which such payment is due;

(3)	False Representations, Etc. - if any representation or warranty made or given herein, in any other Loan Document, in any certificate delivered pursuant hereto, or in any financial statements delivered pursuant hereto or thereto, as applicable, is false or erroneous in any material respect;

(4)	Cross-Default – if: (i) a Borrower, Kingsway America or any of their Subsidiaries defaults in its obligations to any Person in respect of any Indebtedness in the principal amount of U.S. $5,000,000 or greater or under any agreement, document or other instrument relating to any such Indebtedness and such default has not been waived within the applicable cure period, or (ii) notwithstanding Section 9.01(4)(i) above, there is a default or an event of default by a Borrower, Kingsway America or any of their Subsidiaries under any agreement, document or other instrument to which any of the Trusts is a party, whether or not such a default or event of default has been waived within the applicable cure period or results in demand, acceleration or any enforcement action;

(5)	Default in Certain Covenants - if there is any default or failure in the observance or performance of any covenant contained in Section 8.02;

(6)	Default in Other Covenants - if, other than in respect of covenants contained in Section 8.02, or any covenant to pay, there is any default or failure in the observance or performance of any other act hereby, or pursuant to any other Loan Document, required to be done or any other covenant or condition hereby, or pursuant to any other Loan Document, required to be observed or performed, and the default or failure continues for fifteen (15) Business Days after notice by the Administrative Agent to either Borrower, Kingsway America or any of their Subsidiaries, as applicable, specifying such default or failure;

(7)	Change in Ownership or Control - if

(a)	there is a Change of Voting Control of the Canadian Borrower following the Closing Date,

(b)	the Canadian Borrower ceases to

(i)	be a general partner of the U.S. Borrower, or

(ii)	own directly or indirectly 100% of the issued and outstanding voting shares in the capital stock of Kingsway America or any Subsidiary of the Canadian Borrower,

(c)	the Canadian Borrower and Metro Claim Services Inc. cease to be the sole partners of the U.S. Borrower,

(d)	the Canadian Borrower ceases to be a public company or ceases to be widely held, or

(e)	the U.S. Borrower is dissolved;

(8)	Insolvency - if a Borrower, Kingsway America or any Material Subsidiary is unable to pay debts as such debts become due, or is, or is adjudged or declared to be, or admits to being, bankrupt or insolvent;

(9)	ERISA Prohibited Transactions –

(a)	if any Person engages in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan,

(b)	if any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of a Borrower, Kingsway America or any of their Subsidiaries in favour of the PBGC or a Plan,

(c)	if a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Administrative Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA,

(d)	if any Single Employer Plan shall terminate for purposes of Title IV of ERISA;

(e)	if a Borrower, Kingsway America or any of their Subsidiaries shall, or in the reasonable opinion of the Administrative Agent is likely to, incur any liability in connection with a withdrawal from, or the insolvency or Reorganization of, a Multiemployer Plan; or

(f)	if any other event or condition shall occur or exist, with respect to a Plan;

and in each case in clauses (a) through (f) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect.

(10)	Pension Liability - with respect to any Guaranteed Pension Plan, a Reportable Event shall have occurred and a Majority of the Lenders shall have determined that such event reasonably could be expected to result in liability of a Borrower, Kingsway America or any of their Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $1,000,000 and such event in the circumstances occurring could reasonably constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or a trustee shall have been appointed by the United States District Court to administer such Plan; or the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan.

(11)	Voluntary Proceedings - if a Borrower, Kingsway America or any of their Subsidiaries makes a general assignment for the benefit of creditors; or any proceeding or filing is instituted or made by a Borrower, Kingsway America or any of their Subsidiaries seeking relief on its behalf as debtor, or to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment or composition of it or its debts under any similar law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its properties or assets; or a Borrower, Kingsway America or any of their Subsidiaries takes any corporate action to authorize any of the actions set forth in this Section 9.01(11);

(12)

Involuntary Proceedings - if any notice of intention is filed or any proceeding or filing is instituted or made against a Borrower, Kingsway America or any of their Subsidiaries in any jurisdiction seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its properties or assets or seeking possession, foreclosure or retention, or sale or other disposition of, or other proceedings to enforce security over, all or a substantial part of the assets of a Borrower, Kingsway America or any of their Subsidiaries unless the same is being contested actively and diligently in good faith by appropriate and timely proceedings and is dismissed, vacated or stayed within 30 days of institution thereof;

(13)	Adverse Judgments and Claims – if: (a) any claim or action is brought in respect of any of the Trusts against any Borrower, Kingsway America or any of their Subsidiaries (including, without limitation, any Trust) which could result in a judgment against any of the Borrowers, Kingsway America or any of their Subsidiaries in an amount in excess of U.S. $5,000,000, or (b) one or more judgments for the payment of money aggregating in excess of U.S. $5,000,000 (whether or not covered by insurance) shall be rendered against any Borrower, Kingsway America or any of their Subsidiaries (including, without limitation, any of the Trusts);

(14)	Receiver, etc. - if a receiver, liquidator, trustee, sequestrator or other officer with like powers is appointed with respect to, or an encumbrancer pursuant to a Security Interest or otherwise takes possession of, or forecloses or retains, or sells or otherwise disposes of, or otherwise proceeds to enforce security over any of the properties or assets of either Borrower, Kingsway America or any Material Subsidiary or gives notice of its intention to do so;

(15)	Execution, Distress - if any writ, attachment, execution, sequestration, extent, distress or any other similar process in an amount not greater than U.S. $5,000,000 in the aggregate becomes enforceable against either Borrower, Kingsway America or any of their Subsidiaries or if a distress or any analogous process is levied against any of the properties or assets of either Borrower, Kingsway America or any Material Subsidiary, except where the same is being contested actively and diligently in good faith by appropriate and timely proceedings and the enforcement or levy has been stayed;

(16)	Suspension of Business - if a Borrower, Kingsway America or any Material Subsidiary suspends or ceases or threatens to suspend or cease its business;

(17)	Sale - if a Borrower, Kingsway America or any Material Subsidiary sells or otherwise disposes of, or threatens to sell or otherwise dispose of, all or a substantial part of its undertaking and property and assets whether in one transaction or a series of related transactions save as permitted in this Agreement;

(18)	Regulatory Action - if any action is taken by any regulatory body with authority over a Borrower, Kingsway America or any Material Subsidiary to materially limit the business activities of such Borrower, Kingsway America or such Material Subsidiary; or

(19)	Impairment of the Loan Documents, etc. – if: (a) any Loan Document (including, without limitation, the Kingsway America Guarantee) shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be a legally valid and binding obligation of any obligated party thereto or is not enforceable in accordance with its terms; or (b) any Borrower, Kingsway America or any other party obligated under any Loan Document shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Loan Document;

(20)	Auditor Qualification – if a report on the audited Consolidated financial statements of either of the Borrowers or Kingsway America by any independent public accounting firm which has provided audit services to either of the Borrowers or Kingsway America is qualified as to going concern or scope of audit; or

(21)	Adverse Actions or Events – if, in the opinion of all Lenders, any action or event has occurred which has had a Material Adverse Effect or any action has been taken by any Governmental Authority in respect of either of the Borrowers or Kingsway America to materially limit the business activities of either of the Borrowers or Kingsway America.

Section 9.02 Lenders May Waive.

The Majority of the Lenders may at any time waive any Default or Event of Default which may have occurred, provided that no such waiver shall extend to or be taken in any manner whatsoever to affect any subsequent Default or Event of Default or the rights or remedies resulting therefrom. No such waiver shall be effective unless given by the Administrative Agent in writing with the consent of the Majority of the Lenders.

Section 9.03 Remedies are Cumulative.

For greater certainty, the rights and remedies of the Lenders and the Agents under this Agreement are cumulative and are in addition to and not in substitution for any rights or remedies provided by law; and any single or partial exercise by the Lenders or the Agents of any right or remedy for a Default or Event of Default or breach of any term, covenant, condition or agreement herein contained shall not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy to which the Lenders or the Agents may be lawfully entitled for the same default or breach, and any waiver by the Lenders or the Agents of the strict observance, performance or compliance with any term, covenant, condition or agreement herein contained and any indulgence granted by the Lenders or the Agents shall be deemed not to be a waiver of that or any subsequent default.

Section 9.04 Set-Off.

Subject to the requirement to effect transfers among the Lenders in accordance with Section 10.01, each of the Lenders shall be entitled at any time or from time to time after demand or the occurrence of an Event of Default which is continuing, without notice to set-off, consolidate and to apply any or all deposits and any other indebtedness at any time held or owing by such Lender to either Borrower against and on account of the debts, liabilities or obligations of the Borrowers to such Lender, whether or not due and payable and whether or not such Lender has made demand therefor.

Section 9.05 Cash Collateral Accounts.

Following demand or upon the occurrence of an Event of Default which is continuing and in addition to any other rights or remedies of the Agents and the Lenders hereunder, the Administrative Agent as and by way of collateral security shall be entitled to deposit and retain in an account to be maintained by the Administrative Agent on behalf of the Lenders (bearing interest at the rates of the Administrative Agent as may be applicable in respect of other deposits of similar amounts for similar terms) amounts which are received by the Administrative Agent from either Borrower, Kingsway America or any of their Subsidiaries hereunder to the extent such amounts may be required to satisfy any Outstanding Obligations.

ARTICLE TEN

GENERAL

Section 10.01 Redistribution of Payments.

If at any time the proportion which any Lender has received or recovered in respect of its portion of any payment to be made under this Agreement by the Borrowers for the account of such Lender or one or more other Lenders (including any moneys and/or property obtained by such Lender in the exercise of any right of set-off, counterclaim or similar right of such Lender) is greater than such Lender’s Rateable Portion or such other proportion as this Agreement shall otherwise permit, then appropriate transfers shall be made among the Lenders, through the Administrative Agent in accordance with the reasonable written direction provided to the Lenders by the Administrative Agent, so as to ensure that each Lender receives its Rateable Portion or such other proportion as permitted by this Agreement of such payment.

Section 10.02 Enforcement.

Each of the Lenders hereby covenants and agrees that it shall not be entitled to take any action hereunder, including, without limitation, any demand or declaration of a Default or an Event of Default hereunder but that such action shall be taken only by the Administrative Agent with the prior written agreement of the Majority of the Lenders. Each of the Lenders further covenants and agrees that upon any such written agreement by the Majority of the Lenders, it shall cooperate fully to the extent requested by the Administrative Agent or the Majority of the Lenders. Each of the Lenders further covenants and agrees that all amounts received following a Default or an Event of Default on account of the Outstanding Obligations, are held for the benefit of all Lenders and shall be shared among the Lenders rateably according to each such Lender’s Rateable Portion (taking into account any readjustments as required by Section 10.03). Each of the Lenders further covenants and agrees that all costs of realization hereunder, to the extent not reimbursed, shall be shared among the Lenders rateably in accordance with each such Lender’s Rateable Portion. Each of the Lenders covenants and agrees not to seek, accept or take security from any Person in respect of the Outstanding Obligations, or any portion thereof, other than security which may be taken by the Administrative Agent from time to time on behalf of all Lenders and Agents and the Kingsway America Guarantee.

Section 10.03 Readjustment of Obligations Among Lenders.

(1)	If upon expiry of the Credit Facilities or, if sooner upon demand or the occurrence of an Event of Default:

(a)	that portion of the Outstanding Borrowings provided by any Lender does not equal such Lender’s Rateable Portion, the appropriate transfers and adjustments shall be made such that the portion of the Outstanding Borrowings provided by each Lender shall, as nearly as may be practicable, be in accordance with each such Lender’s respective Rateable Portion and such adjustments and transfers shall be accomplished through the Administrative Agent and in a manner satisfactory to the Lenders concerned, acting reasonably; and/or

(b)	the Lenders do not recover any other Outstanding Obligations (exclusive of Outstanding Borrowings) in full (the amount by which the recovered amount falls short of the entire amount of such Outstanding Obligations hereinafter called the “Shortfall”), the Shortfall shall be shared by the Lenders rateably in accordance with each such Lender’s Rateable Portion, and appropriate transfers and adjustments shall be made such that the Shortfall is shared, as nearly as may be practicable, in accordance with each such Lender’s respective Rateable Portion and such adjustments and transfers shall be accomplished through the Administrative Agent and in a manner satisfactory to the Lenders concerned, acting reasonably.

(2)	Upon a permanent prepayment of a portion of the Canadian Facility pursuant to Error! Reference source not found., the Canadian Commitment of each Canadian Lender shall be reduced rateably such that the Canadian Rateable Portion of each Canadian Lender following such prepayment is equal to its Canadian Rateable Portion immediately prior to such prepayment and the Total Commitment shall be reduced in an amount equal to the prepayment.

(3)	Upon a permanent prepayment of a portion of the U.S. Facility pursuant to Error! Reference source not found., the U.S. Commitment of each U.S. Lender shall be reduced rateably such that the U.S. Rateable Portion of each U.S. Lender following such prepayment is equal to its U.S. Rateable Portion immediately prior to such prepayment and the Total Commitment shall be reduced in an amount equal to the prepayment.

Section 10.04 Notices.

Any notice, request or other communication hereunder to any of the parties hereto shall be in writing and be well and sufficiently given if delivered personally or sent by prepaid registered mail to its address or by telecopier to the number and to the attention of the person set forth below:

(1)	In the case of the Canadian Borrower, the U.S. Borrower or Kingsway America:

c/o Kingsway Financial Services Inc.

5310 Explorer Drive

Mississauga, Ontario L4W 5H8

Attention: Shaun Jackson

Telecopier No.: (905) 629-5008

(2)	In the case of the U.S. Borrower or Kingsway America:

c/o Kingsway America

150 Northwest Point Boulevard

6th Floor

Elk Grove Village, Illinois 60007

Attention: Brian Williamson

Telecopier No.: (847) 264-2701

(3)	In the case of the Administrative Agent and the Lenders:

c/o Canadian Imperial Bank of Commerce

BCE Place, P.O. Box 500

161 Bay Street, 8th Floor

Toronto, Ontario M5J 2S8

Attention: Manager of Administration

Telecopier No.: (416) 956-3830

Any such notice shall be deemed to be given and received, if delivered, when delivered, and if mailed, on the third Business Day following the date on which it was mailed, unless an interruption of postal services occurs or is continuing on or within the three Business Days after the date of mailing in which case the notice shall be deemed to have been received on the third Business Day after postal service resumes and if sent by telecopier on the next Business Day after the day on which the telecopy is sent. Either party may by notice to the other, given as aforesaid, designate a changed address or telecopier number.

Section 10.05 Performance of Covenants by the Lenders.

If any of the covenants or obligations contained herein or in any Loan Document shall not be performed by a Borrower, Kingsway America or any of their Subsidiaries, the Administrative Agent or Lenders, upon reasonable notice to the Borrowers, may perform such covenant or obligation and, if in so doing the Administrative Agent or any Lender spends money or incurs liability, the amount of money so spent or liability incurred shall be treated as an advance to the Borrowers: (i) in the case of any money spent or liability incurred by any of the Administrative Agent or the Canadian Lenders, by way of a Prime Rate Loan in the case of money spent or liabilities incurred in Cdn $ and by way of a U.S. Base Rate Loan in the case of money spent or liabilities incurred in U.S. $; and (ii) in the case of any money spent or liability incurred by any of the U.S. Lenders, by way of an Alternative Base Rate Loan.

Section 10.06 Indemnity.

In addition to any other indemnity provided for herein, the Borrowers hereby jointly and severally indemnify the Agents and the Lenders on demand against any loss (other than loss of profit), expense or liability which the Agents or any Lender may sustain or incur as a consequence of the action or inaction of a Borrower, Kingsway America or any of their Subsidiaries in connection with:

(1)	any default in payment of the principal amount of any Borrowing or any part thereof or interest accrued thereon, as and when due and payable;

(2)	the repayment or prepayment of any LIBOR Loan prior to the last day of its term;

(3)	any failure to fulfill on or before any Borrowing Date the conditions precedent to any Borrowing as provided for in this Agreement if, as a result of such failure, such Borrowing is not made on such date;

(4)	the occurrence of any Default or Event of Default;

(5)	any misrepresentation made by a Borrower, Kingsway America or any of their Subsidiaries herein, in any other Loan Document or in any instrument in writing delivered to the Agents or any Lender in connection with this Agreement or any other Loan Document or in any instrument in writing delivered to the Agents or any Lender;

(6)	the costs of enforcement of the rights of the Agents and the Lenders under this Agreement and the other Loan Documents; and

(7)	any determination that a Lender or an Agent is a partner or a joint venturer with any Borrower,

including but not limited to any loss or expense sustained or incurred in liquidating or redeploying deposits or other funds contracted for or acquired or used to effect or maintain such Borrowing or part thereof.

Section 10.07 The Canadian Borrower Liability for the U.S. Borrower Obligations; Waivers, etc.

In addition to, and not in limitation of, any direct liability of the Canadian Borrower arising hereunder (including, without limitation, in respect of any and all Outstanding Obligations of the Canadian Borrower), the Canadian Borrower, by virtue of its status as general partner of the U.S. Borrower, hereby expressly affirms, acknowledges and agrees for the benefit of the Administrative Agent and the Lenders that it is liable (“Partnership Liability”) for all indebtedness and other obligations of the U.S. Borrower (including, without limitation, in respect of any and all Outstanding Obligations of the U.S. Borrower) under the Delaware Revised Uniform Partnership Act, 6 Del. C. Sections 15-1.01 - 1210, as the same may be amended or otherwise modified from time to time, and in connection with such Partnership Liability hereby expressly waives: (a) promptness, diligence, notice of acceptance and any other notice with respect to any of the Outstanding Obligations, (b) any requirement that the Administrative Agent or any Lender exhaust any right or take any action against the U.S. Borrower or any other Person (including any guarantor) or entity or any collateral, if any, securing the Outstanding Obligations, and (c) any requirement of marshalling. In furtherance of (and without limiting) the foregoing, the Canadian Borrower acknowledges and agrees that its Partnership Liability shall exist in full force and effect regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any Outstanding Obligations of the U.S. Borrower or the rights of the Administrative Agent or any of the Lenders with respect thereto. Moreover, the Canadian Borrower’s Partnership Liability shall be absolute, unconditional and irrevocable irrespective of: (a) any lack of validity, legality or enforceability of this Agreement, any Loan Document or any other agreement or instrument relating to any matter thereof as to any Outstanding Obligations of the U.S. Borrower; (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Outstanding Obligations of the U.S. Borrower, or any compromise, renewal, extension, acceleration or release with respect thereto, or any other amendment or waiver of or any consent to departure from this Agreement or any Loan Document; (c) any addition, exchange, release or non-perfection of collateral, if any, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Outstanding Obligations of the U.S. Borrower; (d) the failure of the Administrative Agent or any Lender: (i) to assert any claim or demand or to enforce any right or remedy against the U.S. Borrower or any other Person (including any guarantor) under the provisions of this Agreement, any Loan Document or otherwise, or (ii) to exercise any right or remedy against any guarantor of, or collateral (if any) securing, any of the Outstanding Obligations of the U.S. Borrower; (e) any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms hereof or any Loan Document; (f) any defense, set-off or counterclaim which may at any time be available to or be asserted by the U.S. Borrower against the Administrative Agent or any Lender; (g) any limitation, impairment or termination of the Outstanding Obligations of the U.S. Borrower for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the Canadian Borrower hereby expressly waives any right to or claim of) any defense or set- off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, the Outstanding Obligations of the U.S. Borrower or otherwise; or (h) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, the U.S. Borrower, any surety or any guarantor.

Section 10.08 No Set-Off or Counterclaim.

The obligations of the Borrowers and of Kingsway America to make payments hereunder and under the Loan Documents shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, any set-off, compensation, counterclaim, recoupment, defence or other right which a Borrower or Kingsway America may have against the Agents or any of the Lenders.

Section 10.09 Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.10 Time of Essence.

Time shall, in all respects, be of the essence of this Agreement.

Section 10.11 Assignment.

No Borrower may assign this Agreement or any part hereof without the prior written consent of the Administrative Agent and each of the Lenders. Subject to Section 10.18, a Lender shall be entitled to assign this Agreement with the consent of the Administrative Agent not to be unreasonably withheld.

Section 10.12 Entire Agreement.

This Agreement, together with any other instrument contemplated hereby, constitutes the entire agreement between the parties with respect to the matters covered hereby and supersedes any other prior agreements or representations.

Section 10.13 Amendments.

No amendment, modification or waiver of any provision of this Agreement or consent by the Lenders to any departure from any provision of this Agreement is in any way effective unless it is in writing and signed by the Borrowers, in respect of an amendment or modification, and the Majority of the Lenders, in which event the amendment, modification, waiver or consent is effective only in the specific instance and for the specific purpose for which it is given.

Section 10.14 Law Governing.

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated in all respects as an Ontario contract and the parties hereby submit and attorn to the non-exclusive jurisdiction of the courts of the Province of Ontario.

Section 10.15 Forum Selection and Consent to Jurisdiction.

Any litigation based hereon, or arising out of, under, or in connection with, this Agreement or any other Loan Document, or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Administrative Agent, the Lenders or either Borrower shall be brought and maintained exclusively in either the Courts of Ontario, Canada, the Courts of the State of Illinois or in the United States District Court for the Northern District of Illinois. Each Borrower hereby expressly and irrevocably submits to the jurisdiction of the Courts of Ontario, Canada, the Courts of the State of Illinois and of the United States District Court for the Northern District of Illinois for the purpose of any such litigation as set forth above and irrevocably agrees to be bound by any judgment rendered thereby in connection with such litigation subject to any rights of appeal. Each Borrower further irrevocably consents to service of process by a nationally recognized overnight delivery service, or by personal service within or without the State of Illinois. Each Borrower hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any such litigation brought in any such Court referred to above and any claim that any such litigation has been brought in an inconvenient forum. To the extent that either Borrower has or hereafter may acquire any immunity from jurisdiction of any Court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, each Borrower hereby, to the fullest extent permitted by Applicable Law, irrevocably waives such immunity in respect of its obligations under this Agreement and each other Loan Document.

Section 10.16 Waiver of Jury Trial, etc.

The Agents, the Lenders and each Borrower hereby knowingly, voluntarily and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, this Agreement or any other Loan Document, or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Agent, the Lenders or the Borrowers. Each Borrower acknowledges and agrees that it has received full and sufficient consideration for this provision (and each other provision of each other Loan Document to which it is a party) and that this provision is a material inducement for the Agents and the Lenders entering into this Agreement and each such other Loan Document. In no event shall any Lender or any Agent be liable for any consequential damages which may be alleged in connection herewith or the transactions contemplated hereby.

Section 10.17 Conflict.

In the event that there is any conflict between the provisions contained in this Agreement and the provisions contained in any document delivered pursuant hereto or in connection herewith, the provisions of this Agreement shall have priority over and shall override the provisions contained in such other document.

Section 10.18 Loan Syndication.

With the prior written consent of the Borrowers, not to be unreasonably withheld, each Lender shall have the right to sell, assign, transfer or grant a participation in its Commitment, in an amount of not less than Cdn $5,000,000 or, if less, the full amount of such Lender’s Commitment in whole or in part, to one or more Persons (the “Participants”); provided that each such sale, assignment, transfer or grant of participation must be allocated rateably between the Canadian Facility and the U.S. Facility. After the occurrence of an Event of Default, any Lender shall be entitled to undertake any such sale, assignment, transfer or grant of a participation without notice to, or the consent of, either Borrower or Kingsway America; provided that each such sale, assignment, transfer or grant of participation must be allocated rateably between the Canadian Facility and the U.S. Facility. Notwithstanding the foregoing, any Lender may sell, assign, transfer or grant a participation in its Commitment to any other Lender or to an Affiliate of any Lender and without the consent of the Borrowers. For the purpose of selling, assigning, transferring or granting a participation in its Commitment a Lender may disclose, on a confidential basis, to a potential Participant such information concerning the Borrowers, Kingsway America and their Subsidiaries as such Lender considers appropriate, including information subject to any duty of confidentiality by such Lender to the Borrowers, Kingsway America or any of their Subsidiaries, and any such information may also be disclosed to any Lender’s direct or indirect contractual counter parties or prospective counter parties in swap agreements, credit linked notes or similar transactions, or such contractual counter parties’ or prospective counter parties’ professional advisors. The Borrowers agree to execute and deliver and to cause Kingsway America and any of their Subsidiaries to execute and deliver such further documentation and take such further action as the Administrative Agent or any Lender considers necessary or advisable to give effect to such sale, assignment, transfer or grant of participation. In the case of sale, assignment, transfer or grant of a participation, and upon payment by the Participant to the Administrative Agent of an administrative fee in the amount of $2,500, for the Administrative Agent’s own account and not for the account of the Lenders, the Participant shall have, to the extent of such sale, assignment, transfer or grant of participation, the same rights and obligations as it would have had if it had been a Lender on the Closing Date and as such had executed this Agreement as required, and from the date of delivery of the assignment and acceptance agreement pursuant to Section 10.19, the Participant shall be a Lender hereunder. The selling, assigning, transferring or granting Lender (the “Outgoing Lender”) shall be relieved, to the extent of the sale, assignment, transfer or grant of participation, of its obligations hereunder with respect to its Commitment. The Borrowers hereby acknowledge and agree that any sale, assignment, transfer or grant of a participation will give rise to a direct obligation of the Borrowers to the Participant. Notwithstanding the foregoing, it is understood and agreed by each Borrower that the rights of any Outgoing Lender with respect to a Borrowing shall be transferred to the applicable Participant pursuant to the terms of this Section 10.18 and such Borrowing continues to be outstanding at all times without novation.

Section 10.19 Assignment and Acceptance.

A sale, assignment, transfer or grant of participation pursuant to Section 10.18 shall be effective upon the Borrowers and each other Lender having received an executed assignment and acceptance agreement substantially in the form of Schedule “L” and the Administrative Agent receiving the fee from the Participant in the amount of $2,500. Upon any such sale, assignment, transfer or grant of participation becoming effective, Schedule “A” to this Agreement shall be automatically deemed to have been amended to reflect the amended Commitments resulting from such sale, transfer, assignment or grant of participation without further notice or other requirement.

Section 10.20 Judgment Currency.

The obligations of the Borrowers pursuant to this Agreement to make payments in a specific currency (the “Contractual Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency except to the extent to which such tender or recovery shall result in the effective receipt by the Lenders and the Administrative Agent of the full amount of the Contractual Currency payable or expressed to be payable under this Agreement and accordingly the obligations of the Borrowers shall be enforceable as an alternative or additional cause of action for the purpose of recovering the other currency of the amount (if any) by which such effective receipt shall fall short of the Contractual Currency payable or expressed to be payable under this Agreement and shall not be effected by judgment being offered for any other sum due under this Agreement.

Section 10.21 Successors and Assigns.

This Agreement shall be binding upon and enure to the benefit of the parties and their respective successors and assigns.

Section 10.22 Survival.

The obligations of the Borrowers under Section 4.06, Section 5.06, Section 5.07 and Section 10.06 shall in each case survive any termination of this Agreement, the payment in full of the Outstanding Obligations and the termination of the Commitments, except to the extent otherwise expressly provided thereto.

Section 10.23 Non-U.S. Lenders.

Each U.S. Lender that is not a “United States person” (within the meaning of Section 7701(a)(30) of the Code) (a “Foreign Lender”) will submit to the U.S. Borrower and the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly completed and signed copies of IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Borrowers pursuant to this Agreement), IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrowers pursuant to this Agreement), IRS Form W-8IMY or any successor thereto or such other evidence satisfactory to the U.S. Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code. Each such Foreign Lender will, from time to time after submitting either such form or such evidence, submit to the U.S. Borrower and the Administrative Agent such additional duly completed and signed copies of one or the other such forms (or such successor forms or other documents as will be adopted from time to time by the relevant United States taxing authorities) as may be: (i) reasonably requested in writing by the U.S. Borrower or the Administrative Agent; and (ii) appropriate under then current United States law or regulations to avoid United States withholding taxes on payments in respect of any amounts to be received by such U.S. Lender pursuant to this Agreement. Upon the reasonable request of the U.S. Borrower or the Administrative Agent, each Lender that has not provided the forms or other documents, as provided above, on the basis of being a “United States person” will submit to the U.S. Borrower and the Administrative Agent a certificate to the effect that it is such a “United States person”.

If any U.S. Lender which is not a “United States person” determines that it is unable to submit to the U.S. Borrower and the Administrative Agent any form or certificate that such U.S. Lender is requested to submit pursuant to the preceding paragraph, or that it is required to withdraw or cancel any such form or certificate, or that any such form or certificate previously submitted has otherwise become ineffective or inaccurate, such U.S. Lender will promptly notify the U.S. Borrower and the Administrative Agent of such fact.

ARTICLE ELEVEN

THE AGENTS

Section 11.01 Appointment and Authorization.

(1)

Each Lender hereby irrevocably appoints and authorizes, and hereby agrees that it will require any assignee or transferee of any of its interests herein to appoint and authorize, each of the Agents to be its agent and its attorney in its name and on its behalf, to take such actions and to exercise such powers hereunder as are delegated to the Agents by the terms hereof, together with such powers as are reasonably incidental thereto. No Agent nor any of their directors, officers, employees or agents shall be liable for any action taken or omitted to be taken by any of them hereunder or in connection herewith, except for their own gross negligence or wilful misconduct.

(2)	The Agents shall have no duties or obligations other than as expressed herein, and, without limitation, the Agents do not undertake, and the Lenders relieve the Agents from, any implied duties, (including fiduciary duties) and there shall not be construed against the Agents any implied covenants or terms.

Section 11.02 Interest Holders.

The Agents may treat each Lender or the Person designated in the last notice filed with it under this Section, as the holder of all of the interests of such Lender in respect of this Agreement, until written notice of a sale, assignment, transfer or grant pursuant to Section 10.18, signed by such Lender (or the person designated in the last notice filed with the Agent) and the Person designated in such written notice has been filed with the Administrative Agent.

Section 11.03 Documents.

The Agents are not, and shall not be, under any duty to examine, enquire into or pass upon the validity, effectiveness or genuineness of any instrument, document or communication furnished pursuant hereto or in connection herewith, and the Agents are entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be.

Section 11.04 Agents, Affiliates and Subsidiaries.

With respect to its Commitment and the advances made by it as a Lender hereunder, the Agents have the same rights and powers hereunder as any other Lender and may exercise the same as though they were not the Agents, and the Agents and their Affiliates and Subsidiaries may accept deposits from, lend money to and generally engage in any kind of business with any Borrower and/or any of its Affiliates and/or Subsidiaries and Persons doing business with the Borrowers and/or any of its Affiliates and/or Subsidiaries as if it were not an Agent and without any obligation to account therefor.

Section 11.05 Responsibility of Agents.

The duties and obligations of the Agents hereunder are only those expressly set forth herein or therein. The Administrative Agent has no duty to investigate whether a Default or an Event of Default has occurred. The Administrative Agent is entitled to assume that no Default or Event of Default has occurred and is continuing, unless the Administrative Agent has actual knowledge or has been notified in writing by a Borrower of such fact or has been notified in writing by a Lender that such Lender considers that a Default or an Event of Default has occurred and is continuing, such notification to specify in detail the nature thereof.

Section 11.06 Action by Administrative Agent.

(1)	The Administrative Agent is entitled to use its discretion with respect to:

(a)	exercising or refraining from exercising any rights which may be vested in it by this Agreement, the Kingsway America Guarantee or any other Loan Document, and

(b)	taking or refraining from taking any action or acts which it may be able to take under or in respect of this Agreement, the Kingsway America Guarantee or any other Loan Document,

unless the Administrative Agent has been instructed by the Majority of the Lenders to exercise or refrain from exercising such rights or to take or refrain from taking such actions; provided, however, that the Administrative Agent may not exercise any rights under this Agreement, the Kingsway America Guarantee or any other Loan Document or commence any action for the collection of amounts owing hereunder without the request of the Majority of the Lenders. Upon receiving the indemnities required hereunder, the Administrative Agent shall, at the request of the Majority of the Lenders, exercise any or all such rights and/or commence such action. The Administrative Agent shall incur no liability under or in respect of this Agreement, the Kingsway America Guarantee or any other Loan Document with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances, except for its gross negligence or wilful misconduct;

(2)	the Agents shall in all cases be fully protected in acting or refraining from acting under this Agreement, the Kingsway America Guarantee or any other Loan Document in accordance with the instructions of the Majority of the Lenders and any action taken or failure to act pursuant to such instructions shall be binding on all Lenders.

Section 11.07 Notice of Events of Default.

If the Administrative Agent acquires actual knowledge or is notified in writing of any Default or Event of Default, the Administrative Agent shall promptly notify the Lenders and shall take such action and assert such rights under this Agreement, the Kingsway America Guarantee or any other Loan Document as the Majority of the Lenders shall request in writing, and the Administrative Agent is not subject to any liability by reason of its acting pursuant to any such request. If the Majority of the Lenders fail, for ten (10) Business Days after receipt of the notice of any Default or Event of Default, to request the Administrative Agent to take action or to assert rights under this Agreement, the Kingsway America Guarantee or any other Loan Document in respect of such Default or Event of Default, the Administrative Agent may, but shall not be required to, subject to subsequent specific instructions from the Majority of the Lenders, take such action or assert such rights as it deems in its discretion advisable for the protection of the interests of the Lenders except that, if the Majority of the Lenders have instructed the Administrative Agent not to take such action or assert such rights, in no event shall the Administrative Agent act contrary to such instructions.

Section 11.08 Responsibility Disclaimed.

The Agents shall be under no liability or responsibility whatsoever as Agents:

(1)	to the Borrowers, Kingsway America or any other Person as a consequence of any failure or delay in the performance by, or any breach by, any Lender or Lenders of any of its or their obligations under this Agreement, the Kingsway America Guarantee or any other Loan Document;

(2)	to any Lender or Lenders, as a consequence of any failure or delay in performance by, or any breach by, any Borrower, Kingsway America of any of their respective obligations under this Agreement, the Kingsway America Guarantee or any other Loan Document; or

(3)	to any Lender or Lenders for

(a)	any statements, representations or warranties in this Agreement, the Kingsway America Guarantee or any other Loan Document or in any other information provided pursuant to this Agreement, the Kingsway America Guarantee or any other Loan Document or any instrument or document furnished pursuant hereto or thereto;

(b)	the accuracy or completeness of the data made available to the Lenders in connection with the negotiation of this Agreement, the Kingsway America Guarantee or any other Loan Document or any instrument or document furnished pursuant hereto or thereto; or

(c)	the due execution, legality, validity, enforceability, genuineness, sufficiency or value of Agreement, the Kingsway America Guarantee or any other Loan Document or any instrument or document furnished pursuant hereto or thereto.

Section 11.09 Indemnification.

The Lenders agree to indemnify the Agents (to the extent not reimbursed by the Borrowers) rateably according to each such Lender’s Rateable Portion from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against an Agent in any way relating to or arising out of its actions as Agent relating to this Agreement, the Kingsway America Guarantee or any other Loan Document or any other instrument or document contemplated hereby or thereby, except that no Lender shall be liable to an Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of such Agent.

Section 11.10 Credit Decision.

Each Lender represents and warrants to the Agents that:

(1)	in making its decision to enter into this Agreement and to make its Commitment available to the Borrowers, it is independently taking whatever steps it considers necessary to evaluate the financial condition and affairs of the Borrowers, Kingsway America and their Subsidiaries and that it has made an independent credit judgment without reliance upon any information furnished by the Agents; and

(2)	so long as any portion of the Credit Facilities is being utilized by either Borrower, it will continue to make its own independent evaluation of the financial condition and affairs of the Borrowers, Kingsway America and their Subsidiaries.

Section 11.11 Successor Agents.

Subject to the appointment and acceptance of a successor Agent as provided below: (i) an Agent may resign by giving ten (10) Business Days prior written notice to the Lenders, or (ii) a Majority of the Lenders may terminate an Agent, at any time by giving 30 days written notice thereof to the Lenders, the Borrowers and the Agents. Upon any such resignation or termination, the Majority of the Lenders and the Borrowers shall have the right to appoint a successor Agent who shall be one of the Lenders. If no successor Agent shall have been so appointed and shall have accepted such appointment by the time of such resignation or termination, then the retiring or terminated Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders; the Borrowers hereby approving each of the Lenders as a successor agent for purposes of this Section 11.11. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation or termination hereunder as Agent, the provisions of this Article Eleven shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

Section 11.12 Delegation by Agents.

With the prior approval of the Majority of the Lenders, such approval not to be unreasonably withheld, the Agents shall have the right to delegate any of their duties or obligations as Agent under this Agreement, the Kingsway America Guarantee or any other Loan Document to any Affiliate of such Agent so long as such Agent shall not thereby by relieved of such duties or obligations.

Section 11.13 Determinations by Agents.

Any determination to be made by an Agent under this Agreement shall be made by such Agent in good faith and, if required hereby, acting reasonably, and, if so made, shall be prima facie evidence of the matters so determined, absent manifest error.

Section 11.14 Reliance Upon Agents.

The Borrowers shall be entitled to rely upon any certificate, notice or other document or other advice, statement or instrument provided to it by the Administrative Agent pursuant to this Agreement, and the Borrowers shall generally be entitled to deal with the Administrative Agent with respect to matters under this Agreement with which the Administrative Agent is authorized to deal (whether alone or on behalf of the Lenders or the Majority of the Lenders) without any obligation whatsoever to satisfy itself as to the authority of the Administrative Agent to act on behalf of the Lenders or the Majority of the Lenders, as the case may be, and without any liability whatsoever to the Lenders for relying upon any certificate, notice or other document or other advice, statement or instruction provided to it by the Administrative Agent, notwithstanding any lack of authority of the Administrative Agent to provide the same.

Section 11.15 Payment Protection.

Unless upon the date of receipt by a Lender of any notice of Borrowing the Administrative Agent has been notified by a Lender that such Lender will not make available to the Administrative Agent its portion of such Borrowing in the proportions set out in Section 2.03 (the “Rateable Portion of such Borrowing”), the Administrative Agent shall be entitled to assume that such Lender has made such Rateable Portion of such Borrowing available to the Administrative Agent on the Borrowing Date in accordance with the provisions hereof and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such Borrowing Date a corresponding amount. If and to the extent such Lender shall not have so made such Rateable Portion of such Borrowing available to the Administrative Agent, such Lender and the Borrowers agree to pay or repay, as the case may be, to the Administrative Agent forthwith on demand such Lender’s Rateable Portion of such Borrowing together with interest thereon at the rate provided herein in respect of such Borrowing for each day from such Borrowing Date until the date such Lender’s Rateable Portion of such Borrowing is paid or prepaid to the Administrative Agent. The amount payable to the Administrative Agent pursuant hereto shall be as set forth in a certificate delivered by the Administrative Agent to such Lender and the Borrowers and shall be prima facie evidence of the amount payable, for all purposes, absent manifest error. If such Lender makes the payment of the amount payable to the Administrative Agent as required herein, the amount so paid shall constitute such Lender’s Rateable Portion of such Borrowing for purposes of this Agreement. The failure of any Lender to make available its portion of such Borrowing in the proportions set out in Section 2.03 shall not relieve any other Lender of its obligation, if any, hereunder to make available its portion of such Borrowing in the proportions set out in Section 2.03 on the Borrowing Date but no Lender shall be responsible for the failure of any other Lender to make its portion of such Borrowing in the proportions set out in Section 2.03 available on such Borrowing Date. Nothing herein shall affect or limit any right of action a Borrower may have under Applicable Law against the defaulting Lender.

Section 11.16 Remittance of Payments.

Forthwith after receipt of any repayment pursuant to this Agreement or payment of interest or fees hereunder, the Administrative Agent shall remit to each Lender its portion of such payment in accordance with the advances made by such Lender hereunder; provided that if the Administrative Agent, on the assumption that it will receive a payment hereunder on the due date thereof, remits to each Lender such Lender’s portion of such payment and the Borrowers fail to make such payment, each of the Lenders agree to repay to the Administrative Agent forthwith on demand each such Lender’s portion of the payment made pursuant hereto together with all reasonable costs and expenses incurred by the Administrative Agent in connection therewith and interest thereon (at a rate of interest reasonably determined by the Administrative Agent) for each day from the date such amount is remitted by the Administrative Agent to the Lenders and the exact amount of the repayment required to be made by each of the Lenders pursuant hereto is to be as set forth in a certificate delivered by the Administrative Agent to each Lender, which certificate shall be prima facie evidence of each such required repayment for all purposes absent manifest error.

Section 11.17 Prompt Notice to the Lenders.

Notwithstanding any other provision herein, the Administrative Agent agrees to provide to the Lenders, with copies where appropriate, all information, notices and reports required to be given to the Administrative Agent by the Borrowers including, without limitation, all information relating to the Credit Facilities, promptly upon receipt of same, excepting therefrom information and notices relating solely to the role of Administrative Agent hereunder.

Section 11.18 Counterparts.

This Agreement may be executed by facsimile and by one or more of the parties to this Agreement on any number of separate counterparts, and all of the said counterparts taken together shall be deemed to constitute one and the same instrument. A set of copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

KINGSWAY FINANCIAL SERVICES INC.

By:	/S/ William G. Star

Name: William G. Star
Title: Chairman

c/s

By:	/S/ W. Shaun Jackson

Name: Shaun Jackson
Title: Executive Vice President

KINGSWAY U.S. FINANCE PARTNERSHIP
by its Partners
KINGSWAY FINANCIAL SERVICES INC.

By:	/S/ William G. Star	c/s

Name: William G. Star
Title: President

By:	/S/ W. Shaun Jackson	c/s

Name: W. Shaun Jackson
Title: Executive Vice President

METRO CLAIM SERVICES INC.

By:	/S/ W. Shaun Jackson	c/s

Name: W. Shaun Jackson
Title:

KINGSWAY AMERICA INC.

By:	/S/ William G. Star

Name: William G. Star
Title: Director

c/s

By:	/S/ Brian Williamson

Name: Brian Williamson
Title: Vice President

CANADIAN IMPERIAL BANK OF COMMERCE, AS CANADIAN LENDER

By:	/S/ Ralph Sehgal

Name: Ralph Sehgal
Title: Executive Director

By:	/S/ Marc St-Onge

Name: Marc St-Onge
Title: Executive Director

LASALLE BUSINESS CREDIT, A DIVISION OF ABN AMRO N.V., CANADA BRANCH, AS CANADIAN LENDER

By:	/S/ Aaron Turner

Name: Aaron Turner
Title: First Vice President

By:	/S/ Keith Hughes

Name: Keith Hughes
Title: Senior Vice President

THE BANK OF NOVA SCOTIA, AS CANADIAN LENDER

By:	/S/ A.L. Sabada

Name: A.L. Sabada
Title: Director
Financial Institutions Group

By:	/S/ Audrey MacAdam

Name: Audrey MacAdam
Title: Associate

LASALLE BANK NATIONAL ASSOCIATION, AS U.S. LENDER

By:	/S/ Bradley J. Kronland

Name: Bradley J. Kronland
Title: Assistant Vice President

By:	/S/ Peter J. Bulandr

Name: Peter J. Bulandr
Title: Senior Vice President

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK AGENCY, AS U.S. LENDER

By:	/S/ Geraldine Kerr

Name: Geraldine Kerr
Title: Executive Director
CIBC World Markets Corp. As Agent

THE BANK OF NOVA SCOTIA, ATLANTA AGENCY, AS U.S. LENDER

By:	/S/ William E. Zarret

Name: William E. Zarret
Title: Managing Director

CANADIAN IMPERIAL BANK OF COMMERCE, AS ADMINISTRATIVE AGENT

By:	/S/ Warren Lobo

Name: Warren Lobo
Title: Director

By:	/S/ Geoff Bond

Name: Geoff Bond
Title: Managing Director

LASALLE BANK NATIONAL ASSOCIATION, AS SYNDICATION AGENT

By:	/S/ Bradley J. Kronland

Name: Bradley J. Kronland
Title: Assistant Vice President

By:	/S/ Peter J. Bulandr

Name: Peter J. Bulandr
Title: Senior Vice President

THE BANK OF NOVA SCOTIA, AS DOCUMENTATION AGENT

By:	/S/ A.L. Sabada

Name: A.L. Sabada
Title: Director
Financial Institutions Group

c/s

By:	/S/ Audrey MacAdam

Name: Audrey MacAdam
Title: Associate

SCHEDULE “A”

Commitments

Lender	Commitment

(A) Canadian Facility

Canadian Lenders:	Canadian Commitment:

Canadian Imperial Bank of Commerce	Cdn $10,000,000

LaSalle Business Credit, a division of ABN AMRO N.V., Canada Branch	Cdn $10,000,000

The Bank of Nova Scotia	Cdn $10,000,000

Total Canadian Commitment	Cdn $30,000,000

(B)U.S. Facility

U.S. Lenders:	U.S. Commitment:

LaSalle Bank National Association	Cdn $40,000,000

Canadian Imperial Bank of Commerce, New York Agency	Cdn $40,000,000

The Bank of Nova Scotia, Atlanta Agency	Cdn $40,000,000

Total U.S. Commitment	Cdn $120,000,000

TOTAL COMMITMENT	Cdn $150,000,000

Schedule “B”

Kingsway Financial Services Inc. – Subsidiaries

•	American Country Holdings Inc.

•	American Country Insurance Company

American Country Financial Services Corp.

American Country Professional Services Corp.

American Country Underwriting Agency Inc.

•	American Service Investment Corporation

•	American Service Insurance Company, Inc.

ARK Insurance Agency Inc.

Avalon Risk Management, Inc.

•	Hamilton Risk Management Company

Appco Finance Corporation

Auto Body Tech Inc.

Corporation Claim Services Inc.

Yorktowne Premium Finance Company

•	Insurance Management Services Inc.

•	U.S. Security Insurance Company

AOA Payment Plan, Inc.

•	Jevco Insurance Company

•	Kingsway America Inc.

•	Kingsway Connecticut Statutory Trust I

•	Kingsway Connecticut Statutory Trust II

•	Kingsway Delaware Statutory Trust III

•	Kingsway Nova Scotia Finance, ULC

•	Kingsway General Insurance Company

•	Kingsway Reinsurance (Bermuda) Ltd.

•	Kingsway Reinsurance Corporation

•	Kingsway U.S. Finance Partnership

•	Kingsway U.S. Funding Inc.

•	Kingsway Financial Capital Trust I

•	Kingsway U.S. Tier II Finance Partnership Metro Claim Services Inc.

•	Southern United Holding, Inc.

Consolidated Insurance Management Corp.

•	Funding Plus of America

•	Southern United Fire Insurance Company

Southern United General Agency of Texas, Inc.

•	UCC Corporation

•	Universal Casualty Company

•	Walshire Assurance Company

•	Lincoln General Insurance Company

•	York Fire & Casualty Insurance Company

•	Material Subsidiary

Schedule “C”

Security Interests

Nil

Schedule “D”

Quarterly Certificate

[DATE]

TO: CANADIAN IMPERIAL BANK OF COMMERCE as Administrative Agent for the Lenders as defined in the Second Amended Credit Agreement, dated as of March 5, 2004 (the “Credit Agreement”), among Kingsway Financial Services Inc. and Kingsway U.S. Finance Partnership, collectively as the Borrowers, Kingsway America Inc., as Guarantor Canadian Imperial Bank of Commerce, as Administrative Agent, Co-Lead Arranger and Bookrunner and individually as a Lender, LaSalle Bank National Association, as Syndication Agent and Co-Lead Arranger and individually as a Lender, The Bank of Nova Scotia, as Documentation Agent and individually as a Lender, and the other Lenders and Agents now or hereafter parties thereto

Dear Sirs:

Re:     ■

Quarter Ending ■

In accordance with the Credit Agreement, I, [insert name and title of certifying officer] hereby certify without personal liability that:

1. I am familiar with and have examined the provisions of the Credit Agreement and have made reasonable investigations of corporate records and inquiries of other officers and senior personnel of the Borrowers and based on the foregoing and as of the date of this certificate:

(a)	except as indicated below or in any Schedule annexed hereto, the representations and warranties contained in the Credit Agreement are true and correct in all material respects;

(b)	to the best of my knowledge and belief, there is no Default or Event of Default under the Credit Agreement;

(c)	the Borrowers, Kingsway America and each of their Subsidiaries are, and have been, since the date of the last Quarterly Certificate delivered pursuant to the Credit Agreement, operating in accordance with all applicable regulatory financial ratio guidelines;

(d)	to the best of my knowledge and belief, the covenants contained in the Credit Agreement have not been breached.

2. That as at the last day of the fiscal quarter ending ■, on a Consolidated basis,

(w)	Funded Debt of the Canadian Borrower totalled $■ calculated as follows:

(i)	indebtedness for borrowed money $■; plus

(ii)	Capitalized Lease Obligations $■; plus

(iii)	Purchase Money Obligations $■; plus

(iv)	outstanding letters of credit $■ (excluding undrawn letters of credit the beneficiary of which is a Borrower, Kingsway America, a Subsidiary of a Borrower or Kingsway America, State National Specialty Insurance Company Inc., State and County Mutual Insurance Company or General Reinsurance Company)); plus

(v)	the principal amount of all other Indebtedness $■; plus

(vi)	fees incurred in respect of above $■; plus

(vii)	interest accrued in respect of above $■.

(x)	Total Capitalization of the Canadian Borrower totalled $■ calculated as follows:

(i)	Funded Debt $■; plus

(ii)	gross proceeds of Trust Pool Debentures, Second Round Trust Pool Debentures, Third Round Trust Pool Debentures and Fourth Round Trust Pool Debentures $■; plus

(iii)	shareholders equity $■,

and accordingly, the ratio of Funded Debt to Total Capitalization as calculated in accordance with the Credit Agreement is ■:1.00 and therefore not greater than a maximum ratio of ■:1.00 required under Section 8.02(1) of the Credit Agreement.

3. That as at the last day of the fiscal quarter ending ■, on a Consolidated basis, the Canadian Borrower’s

(v)	Net Written Premiums of Insurance Subsidiaries totalled $■;

(w)	Statutory Capital and Surplus totalled $■;

and accordingly, the Capital Surplus Ratio is ■:1.00 and therefore not greater than 3.00:1.00 required under Section 8.02(4) of the Credit Agreement.

4. That, as at the last day of the fiscal quarter ending ■, (on a Consolidated basis in accordance with the Credit Agreement) the Canadian Borrower’s: (i) Net Income during the fiscal quarter ending ■ was $■ , (ii) proceeds of equity issuances by the Canadian Borrower or any of its Subsidiaries during the fiscal quarter ending ■ amounted to $■, (iii) shareholders equity less goodwill less other assets normally regarded as intangible assets was $■; and accordingly as at the last day of the fiscal quarter ending ■ on a Consolidated basis, the Canadian Borrower’s Tangible Net Worth as calculated on a Consolidated basis in accordance with the Credit Agreement was $■ and is therefore greater than the minimum Tangible Net Worth of Cdn $■ required under Section 8.02(2) of the Credit Agreement.

5. That as at the last day of the fiscal quarter ending ■, on a Consolidated basis, the Canadian Borrower’s:

(w)	Claims Ratio was ■:1.00, and

(x)	Expense Ratio was ■:1.00,

and accordingly, the Canadian Borrower’s Combined Ratio as calculated in accordance with the Credit Agreement was ■:1.00 and accordingly was not greater than the greater of: (i) 105% and (ii) the Canadian Borrower’s Canadian Property and Casualty Industry Average Combined Ratio for the four consecutive quarters ended ■ which, as calculated in accordance with Section 8.02(3) of the Credit Agreement, was ■.

6. That, for the four fiscal quarters of the Canadian Borrower ending ■, on a Consolidated basis, the Canadian Borrower’s:

(w)	EBITDA totalled $■ calculated as follows:

(i)	Net Income $■; plus

(ii)	Interest Expense $■; plus

(iii)	income tax expense $■; plus

(iv)	depreciation expense $■; plus

(v)	amortization expense $■; plus/(minus)

(vi)	extraordinary losses (gains) $■

and

(x)	Interest Expense totalled $■,

and accordingly, the Interest Coverage Ratio of the Canadian Borrower, as calculated in accordance with Section 8.02(5) of the Credit Agreement, was ■:1.00 and therefore not less than 3.00:1.00 permitted under the Credit Agreement.

7. That as at the last day of the fiscal quarter ending ■ the lowest senior unsecured debt rating of the Canadian Borrower was ■ as determined by ■ rating service.

Capitalized terms used herein but not defined herein have the meanings attributed to them in the Credit Agreement.

By:

Title:

Schedule “E”

Pricing Grid

The interest rate payable on LIBOR Loans, Prime Rate Loans, U.S. Base Rate Loans and Alternate Base Rate Loans, the Stamping Fee payable in respect of Bankers’ Acceptances and the Standby Fee payable on the unused portion of the Total Commitment will be based upon the senior unsecured debt rating of the Canadian Borrower as at the end of each fiscal quarter of the Canadian Borrower with reference to Standard & Poor’s Corp. (“S&P”), Dominion Bond Rating Service Limited (“DBRS”) and Moody’s Investors Services, Inc. (“Moodys”) debt ratings. In the event of a split senior unsecured debt rating, the lowest rating of the highest two ratings shall be deemed to apply.

The interest rate payable on:

(1)	Prime Rate Loans, at any time, shall be the Prime Rate plus the prime rate margin noted in the grid below as applicable at such time;

(2)	U.S. Base Rate Loans, at any time, shall be calculated as the U.S. Base Rate plus the U.S. base rate margin noted in the grid below as applicable at such time;

(3)	LIBOR Loans, at any time, shall be the LIBO Rate (Reserve Adjusted) plus the LIBOR margin noted in the grid below as applicable at such time ;

(4)	Alternate Base Rate Loans, at any time, shall be the Alternate Base Rate plus the alternate base rate margin noted in the grid below as applicable at such time.

The Stamping Fee Margin at any time is as noted in the grid below as applicable at such time .

Senior Unsecured Debt Rating (S&P/DBRS/Moodys)	LIBOR Margin and Stamping Fee Margin (per annum)	U.S. Base Rate Margin, Alternate Base Rate Margin and Prime Rate Margin (per annum)	Standby Fee (per annum)
>=A-/A(Low)/A3	0.90%	0.25%	0.225%
BBB+/BBB(high)/Baa1	1.00%	0.25%	0.250%
BBB/BBB/Baa2	1.25%	0.25%	0.300%
BBB-/BBB(low)/Baa3	1.50%	0.50%	0.375%
BB+/BB(high)/Ba1	2.00%	1.00%	0.500%
<=BB/BB/Ba2	2.25%	1.50%	0.550%

Schedule “F”

Litigation

Nil

Schedule “G”

Taxes

1. The Canadian Borrower and all Canadian Subsidiaries have received Notices of Assessment for the fiscal years ending December 31, 2002 and there are no material or unusual items identified in such Notices of Assessment.

2. The U.S. Internal Revenue Service completed fieldwork September 10, 2003 on an audit of the consolidated Kingsway America and Subsidiaries U.S. federal income tax returns for the 2000 and 2001 calendar years. The deficiencies agreed to in the audit report totalled $69,449 for the 2000 tax year and $2,598,865 for the 2001 tax year. Virtually all of these two deficiencies relate to timing differences such that taxes paid in the 2002 tax year should have been paid in the 2000 and 2001 tax years and such timing differences have been reflected in the GAAP 2003 financial reporting for Kingsway America. Currently, the audit report is under review within the Internal Revenue Service and any penalties or interest charges are yet to be assessed. Kingsway America does not expect any interest or penalties in respect of this matter to total a material amount.

SCHEDULE “H”

Labour Disputes

American Service Insurance Company, Inc. (“ASI”)

Pending Employment Claims:

1. On March 10, 2003, Joanie Farkas filed a Charge of Discrimination with the EEOC in Chicago, Illinois. She alleged that she was demoted because of her pregnancy, and in retaliation for complaining about discrimination. On October 3, 2003, Ms. Farkas filed a Complaint against ASI in the United States District Court for the Northern District of Illinois, Case No. 03 CV 7010, alleging sex (pregnancy) discrimination. At the time of termination, Ms. Farkas’ annual salary was $46,000.00. No trial date has been set.

2. On February 24, 2003, Michael C. Cool filed a Charge of Discrimination with the Equal Employment Opportunity Commission (“EEOC”) in Indianapolis, Indiana. He alleged that he was discharged on January 8, 2003 because of his age (64), in violation of the Age Discrimination in Employment Act, and due to his wife’s disability, in violation of the Americans With Disabilities Act. On September 22, 2003, Mr. Cool filed a Complaint in the United States District Court for the Southern District of Indiana against ASI and Kingsway America, Inc. alleging discrimination on the basis of age and his wife’s disability and retaliation. At the time of termination, Mr. Cool’s annual salary was $57,750.00. A settlement conference has been scheduled for May 13, 2004.

3. On or about November 13, 2003, Elsie DeLeon filed a charge of national origin discrimination against ASI in the Illinois Department of Human Rights/EEOC. Ms. DeLeon alleges that she was hired on August 25, 2003. She contended that she was “verbally harassed” from September 2003 through October 30, 2003. The charge stated that, “The harassment consisted of my supervisor questioning me daily about the number of times I went to the bathroom.” Ms. DeLeon contended that similarly situated, non-Puerto Rican employees were not harassed. She maintained that this harassment constituted a constructive discharge, and that she had no other alternative but to resign from ASI on October 30, 2003. The Illinois Department of Human Rights is investigating this charge.

American Country Insurance Company

4. John Dore v. American Country Insurance Company, Kingsway Financial Services Inc., et al – Severance Claim filed in the Circuit Court of Cook County, Illinois by the former president of American Country Insurance seeking damages of up to US$500,000.

Schedule “I”

Pensions

Prior to December 4, 1996, substantially all salaried employees of American Country Insurance Company were covered by a defined-benefit pension plan sponsored by its former Parent. Benefits were based on the employee’s length of service and wages and minimum benefits, as defined by the plan. The former Parent’s funding policy of the plan was generally to contribute amounts required to maintain minimum funding standards in accordance with the Employee Retirement Income Security Act. Effective December 31, 1997, upon resolution by the board of directors, participation in the plan was frozen. The Actuarial Report of Retirement Plan Concepts, Inc. relating to the American Country Insurance Company Pension Plan for the year ended December 31, 2003, shows that the accumulated benefit obligations exceeded the fair value of plan assets as of December 31, 2003, by $960,669. The unfunded liability of $960,669 is accrued in the 2003 American Country Insurance Company financial statements.

In addition to the defined benefit plan and the 401(k) retirement plan, substantially all salaried employees of the American Country are covered by a post-retirement benefit plan. The plan is non-contributory and provides medical and life insurance benefits for employees who retire after attaining age 65 with 20 years of service, and for employees with 35 years of service, regardless of age. The net periodic post-retirement benefit costs during 2001, 2000 and 1999 were $85,000, $85,000 and $77,000, respectively. The accumulated post-retirement benefit costs at December 31, 2001, 2000 and 1999 were $804,000, $744,000 and $793,000, respectively.

Schedule “J”

Permits

Nil

Schedule “K”

Jurisdictions

Canadian:

Kingsway General Insurance Company	Jevco Insurance Company

Newfoundland Prince Edward Island Nova Scotia New Brunswick Quebec Ontario Manitoba Saskatchewan Alberta British Columbia Yukon Northwest Territories Nunavut	Newfoundland Prince Edward Island Nova Scotia Quebec Ontario Manitoba Saskatchewan Alberta British Columbia Yukon Northwest Territories Nunavut

York Fire & Casualty Insurance Company

Ontario Alberta

American:

U.S. Security Insurance Company	Universal Casualty Company

Florida	Illinois Indiana Oklahoma Arizona Michigan Oregon Texas – Excess & Surplus

American Service Insurance Company	Southern United Fire Insurance Company

Illinois Indiana Missouri Ohio Pennsylvania Texas Florida	Alabama Georgia Kansas Louisiana Mississippi South Carolina Texas

Lincoln General Insurance Company	American Country Insurance Company

Alaska

Alabama

Arkansas

Arizona

California

Colorado

Connecticut

District of Columbia

Delaware

Florida

Georgia

Hawaii

Idaho

Illinois

Indiana

Iowa

Kansas

Kentucky

Louisiana

Maine

Maryland

Michigan

Minnesota

Mississippi

Missouri

Montana

Nebraska

Nevada

New Hampshire

New Jersey

New Mexico

New York

North Carolina

North Dakota

Ohio

Oklahoma

Oregon

Pennsylvania

Rhode Island

South Carolina

South Dakota

Tennessee

Texas

Utah

Vermont

Virginia

Washington

West Virginia

Wisconsin

Wyoming

Connecticut Illinois Indiana Iowa Kentucky Massachusetts Michigan Minnesota New York Nevada Ohio Oklahoma Pennsylvania Wisconsin District of Columbia Texas

Schedule “L”

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Second Amended Credit Agreement, dated as of March 5, 2004 (the “Credit Agreement”), among Kingsway Financial Services Inc. and Kingsway U.S. Finance Partnership, collectively as the Borrowers, Kingsway America Inc., as a guarantor, Canadian Imperial Bank of Commerce, as Administrative Agent, Co-Lead Arranger and Bookrunner and individually as a Lender, LaSalle Bank National Association, as Syndication Agent and Co-Lead Arranger and individually as a Lender, The Bank of Nova Scotia, as Documentation Agent and individually as a Lender, and the other Lenders and Agents now or hereafter parties thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

■ (the “Assignor”) and ■ (the “Assignee”) agree as follows:

1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Transfer Effective Date (as defined below), a percentage interest (the “Assigned Interest”) as set forth in Schedule I in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents with respect to those credit facilities provided for in the Credit Agreement as are set forth on Schedule 1 (individually, an “Assigned Facility”), in a principal amount for each Assigned Facility as set forth on Schedule 1.

2. The Assignor: (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim, (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers, Kingsway America, or any of their Subsidiaries or the performance or observance by the Borrowers, Kingsway America or any of their Subsidiaries of any of their respective obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto.

3. The Assignee: (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance, (b) confirms that it has received a copy of the Credit Agreement together with copies of such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance, (c) agrees that it will, independently and without reliance upon the Assignor, the Agents or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant thereto, (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such power and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto, (e) hereby affirms the agreements of such Assignee as a Lender contained in the Credit Agreement, and (f) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with the terms of the Credit Agreement all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

4. The effective date of this Assignment and Acceptance shall be ■, 20■ (the “Transfer Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to Section 10.19 of the Credit Agreement, effective as of the Transfer Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5. Upon such acceptance and recording, from and after the Transfer Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Transfer Effective Date or accrued subsequent to the Transfer Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for the periods prior to the Transfer Effective Date or with respect to the making of this assignment directly between themselves.

6. From and after the Transfer Effective Date: (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof, and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

7. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized offices on Schedule I hereto.

■, as Assignor

By:

Name:
Title

By:

Name:
Title

■, as Assignee

By:

Name:
Title

By:

Name:
Title

SCHEDULE I to the

Assignment and Acceptance

Re: Second Amended Credit Agreement, dated as of March 5, 2004 (the “Credit Agreement”), among Kingsway Financial Services Inc. and Kingsway U.S. Finance Partnership, collectively as the Borrowers, Kingsway America Inc., as a guarantor, Canadian Imperial Bank of Commerce, as Administrative Agent, Co-Lead Arranger and Bookrunner and individually as a Lender, LaSalle Bank National Association, as Syndication Agent and Co-Lead Arranger and individually as a Lender, The Bank of Nova Scotia, as Documentation Agent individually as a Lender, and the other Lenders and Agents now or hereafter parties thereto.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement

Name of Assignor:

Name of Assignee:

Transfer Effective Date of Assignment:

Credit Facility Assigned	Percentage of Assignor’s Interest in Credit Facility Assigned	Principal Amount of Commitments Assigned

	■%	$■

[NAME OF ASSIGNEE]	[NAME OF ASSIGNOR]

By:

Name:	Name:
Title:	Title:

By:

Name:	Name:
Title:	Title:

Accepted for recording:	Consented To:[1]

CANADIAN IMPERIAL BANK OF COMMERCE, As Administrative Agent	[BORROWER]

By:

Name:	Name:
Title:	Title:

By:

Name:	Name:
Title:	Title:

[1]	Consent of Borrower and Administrative Agent required only to the extent stipulated in Section 10.18 of the Credit Agreement

CANADIAN IMPERIAL BANK OF COMMERCE, As Administrative Agent

By:

Name:
Title:

By:

Name:
Title: